Exhibit 10.6

CREDIT AND GUARANTY AGREEMENT

dated as of June 5, 2015

among

8POINT3 OPERATING COMPANY, LLC,

as Borrower,

8POINT3 ENERGY PARTNERS LP,

as the Partnership,

CERTAIN SUBSIDIARIES OF 8POINT3 OPERATING COMPANY, LLC,

as Guarantors,

VARIOUS LENDERS,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent and Collateral Agent,

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC. and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

and

DEUTSCHE BANK SECURITIES INC. and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents

and

GOLDMAN SACHS BANK USA and

CITIBANK, N.A.,

as Co-Documentation Agents

$300 Million Term Loan

$25 Million Delayed Draw Term Loan and

$200 Million Revolving Loan

i

Section	4.	REPRESENTATIONS AND WARRANTIES	83
	4.1.	Organization; Requisite Power and Authority; Qualification	83
	4.2.	Equity Interests and Ownership	83
	4.3.	Due Authorization	84
	4.4.	No Conflict	84
	4.5.	Governmental Consents	84
	4.6.	Binding Obligation	84
	4.7.	Financial Statements	84
	4.8.	Projections	85
	4.9.	No Material Adverse Effect	85
	4.10.	Adverse Proceedings, Etc	85
	4.11.	Payment of Taxes	85
	4.12.	Properties	85
	4.13.	Environmental Matters	86
	4.14.	No Defaults	86
	4.15.	Material Contracts	86
	4.16.	Governmental Regulation	86
	4.17.	Federal Reserve Regulations; Exchange Act	86
	4.18.	Employee Matters.	86
	4.19.	Employee Benefit Plans	87
	4.20.	Solvency	87
	4.21.	Compliance with Statutes, Etc	87
	4.22.	Disclosure	87
	4.23.	Anti-Corruption Laws and Sanctions	88
	4.24.	Energy Regulatory Matters	88
Section	5.	AFFIRMATIVE COVENANTS	89
	5.1.	Financial Statements and Other Reports	89
	5.2.	Existence	93
	5.3.	Payment of Taxes	93
	5.4.	Maintenance of Properties	93
	5.5.	Insurance	93
	5.6.	Books and Records; Inspections	93
	5.7.	Compliance with Laws	94
	5.8.	Environmental	94
	5.9.	Subsidiaries; Owners	95
	5.10.	Interest Rate Protection	96
	5.11.	Further Assurances	96
	5.12.	Designation of Subsidiaries	96
	5.13.	Energy Regulatory Status	96
	5.14.	Certain Non-Controlled Subsidiaries	96

Section	6.	NEGATIVE COVENANTS	97
	6.1.	Indebtedness	97
	6.2.	Liens	99
	6.3.	No Further Negative Pledges	102
	6.4.	Restricted Junior Payments	102
	6.5.	Restrictions on Subsidiary Distributions	102
	6.6.	Investments	103
	6.7.	Financial Covenants	104
	6.8.	Fundamental Changes; Disposition of Assets	105
	6.9.	Sales and Lease-Backs	106
	6.10.	Transactions with Shareholders and Affiliates	107
	6.11.	Conduct of Business	107
	6.12.	Permitted Activities of the Partnership and Project Holdcos	107
	6.13.	Amendments or Waivers of Organizational Documents and Certain Material Contracts	108
	6.14.	Fiscal Year	108
	6.15.	Use of Proceeds	108
	6.16.	Accounts	108
Section	7.	GUARANTY	108
	7.1.	Guaranty of the Obligations	108
	7.2.	Contribution by Guarantors	109
	7.3.	Payment by Guarantors	109
	7.4.	Liability of Guarantors Absolute	109
	7.5.	Waivers by Guarantors	111
	7.6.	Guarantors’ Rights of Subrogation, Contribution, Etc	112
	7.7.	Subordination of Other Obligations	112
	7.8.	Continuing Guaranty	113
	7.9.	Authority of Guarantors or Borrower	113
	7.10.	Financial Condition of Borrower	113
	7.11.	Bankruptcy, Etc	113
	7.12.	Discharge of Guaranty	114
	7.13.	Keepwell	114
Section	8.	EVENTS OF DEFAULT	114
	8.1.	Events of Default	114
Section	9.	AGENTS	117
	9.1.	Appointment of Agents	117
	9.2.	Powers and Duties	118
	9.3.	General Immunity	118
	9.4.	Agents Entitled to Act as Lender	119
	9.5.	Lenders’ Representations, Warranties and Acknowledgment	120

	9.6.	Right to Indemnity	120
	9.7.	Successor Administrative Agent, Collateral Agent and Swing Line Lender	120
	9.8.	Collateral Documents and Guaranty	122
	9.9.	Withholding Taxes	123
	9.10.	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	124
	9.11.	Notice of Default	124
Section	10.	MISCELLANEOUS	125
	10.1.	Notices	125
	10.2.	Expenses	126
	10.3.	Indemnity	127
	10.4.	Set-Off	128
	10.5.	Amendments and Waivers	128
	10.6.	Successors and Assigns; Participations	131
	10.7.	Independence of Covenants	135
	10.8.	Survival of Representations, Warranties and Agreements	135
	10.9.	No Waiver; Remedies Cumulative	136
	10.10.	Marshalling; Payments Set Aside	136
	10.11.	Severability	136
	10.12.	Obligations Several; Independent Nature of Lenders’ Rights	136
	10.13.	Headings	136
	10.14.	APPLICABLE LAW	136
	10.15.	CONSENT TO JURISDICTION	137
	10.16.	WAIVER OF JURY TRIAL	137
	10.17.	Confidentiality	138
	10.18.	Usury Savings Clause	138
	10.19.	Effectiveness; Counterparts	139
	10.20.	Entire Agreement	139
	10.21.	PATRIOT Act	139
	10.22.	Electronic Execution of Assignments	139
	10.23.	No Fiduciary Duty	139
	10.24.	Judgment Currency	140
	10.25.	IPO Timing	140

APPENDICES:	A-1	Closing Date Term Loan Commitments
	A-2	Revolving Commitments
	A-3	Delayed Draw Term Loan Commitments
	A-4	Issuing Bank Commitments
	B	Notice Addresses

SCHEDULES:	1.1(A)	Closing Date Guarantor Subsidiaries
	1.1(B)	Major PPAs
	1.1(C)	Non-Controlled Subsidiaries
	1.1(D)	Existing Letters of Credit; Additional Issuing Banks
	3.2(c)	Organizational and Capital Structure
	3.2(p)	Certain Pre-Closing Amendments
	4.2	Equity Interests and Ownership
	4.15	Material Contracts
	4.24	Entities Subject to State Electric Utility Regulations
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.10	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Revolving Loan Note
	B-2	Swing Line Note
	B-3	Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	[Reserved]
	I	Extension Agreement
	J	[Reserved]
	K	Intercompany Note
	L	Joinder Agreement
	M	Incumbency Certificate
	N	Closing Date Joinder Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of June 5, 2015, is entered into by and among 8POINT3 OPERATING COMPANY, LLC, a Delaware limited liability company (“Borrower”), following the execution of the Closing Date Joinder Agreement hereto, 8POINT3 ENERGY PARTNERS LP, a Delaware limited partnership (the “Partnership”), CERTAIN SUBSIDIARIES OF BORROWER party hereto from time to time, including following execution of the Closing Date Joinder Agreement, as Guarantors, the Lenders party hereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“Credit Agricole CIB”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), Credit Agricole CIB, DEUTSCHE BANK SECURITIES INC. (“DB Securities”), J.P. MORGAN SECURITIES LLC (“JPMorgan”), CITIGROUP GLOBAL MARKETS INC. (“Citigroup”) and GOLDMAN SACHS BANK USA (“Goldman Sachs”), as Joint Lead Arrangers (in such capacity, “Arrangers”) and Joint Bookrunners, DB Securities and JPMorgan Chase Bank, N.A., as Co-Syndication Agents (in such capacity, “Syndication Agents”), and Goldman Sachs and Citibank, N.A., as Co-Documentation Agents (in such capacity, “Documentation Agents”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate principal amount not to exceed $525 million, consisting of $300 million aggregate principal amount of Closing Date Term Loan Commitments, $25 million aggregate principal amount of Delayed Draw Term Loan Commitments and $200 million aggregate principal amount of Revolving Commitments, the proceeds of which credit facilities will be used in accordance with Section 2.6(a);

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Equity Interests of certain of its direct Domestic Subsidiaries, subject to the terms of the Pledge and Security Agreement;

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Equity Interests of their respective direct Domestic Subsidiaries (including Borrower, but excluding certain Non-Guarantor Subsidiaries), subject to the terms of the Pledge and Security Agreement; and

WHEREAS, each other Owner has agreed to grant to Collateral Agent, for the benefit of Secured Parties, a pledge of and First Priority Lien on all of the Equity Interests of Borrower owned by such Owner, and provide a limited guarantee of the obligations of Borrower hereunder secured by such pledge, subject to the terms of the Owner Pledge and Guarantee Agreement to which it is a party.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“8point3 Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“8point3 General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Acceptable Project” means a Solar Energy Project that meets the following conditions, as certified by an Authorized Officer of Borrower in a certificate delivered in connection with the acquisition thereof (attaching, in reasonable detail, the projections and financial ratio calculations required to meet such conditions):

(a) such Solar Energy Project is photovoltaic;

(b) such Solar Energy Project is located in Australia, Canada, Chile, France, Germany, Japan, Mexico, South Africa, the United Kingdom or the United States;

(c) such Solar Energy Project is (i) with respect to Utility Scale Projects, contracted at a fixed price (which may be subject to escalation or time-of-delivery factors) for at least 80% of the projected output of such Solar Energy Project with a minimum of ten (10) years remaining on the term of such contract at the time of sale or contribution of such Solar Energy Project to Borrower and with counterparties that have Investment Grade Credit Ratings, (ii) with respect to C&I Projects, contracted at a fixed price (which may be subject to escalation or time-of-delivery factors) for at least 80% of the projected output or the projected modeled revenue of such Solar Energy Project with a minimum of ten (10) years remaining on the term of such contract at the time of sale or contribution of such Solar Energy Project to Borrower and with counterparties that (A) have Investment Grade Credit Ratings or (B) so long as at least 70% of the C&I Projects sold or contributed to Borrower by a Sponsor satisfy the criteria in the preceding clause (A) at such time, meet the Minimum Commercial Requirements or (iii) with respect to Residential Projects, composed of Residential Systems each of which is contracted with a homeowner at a fixed price (which may be subject to escalation or time-of-delivery factors) for at least 80% of the projected output or the projected modeled revenues of such Residential System with a minimum of ten (10) years remaining on the term of such contract at the time of sale or contribution of such Residential Project to Borrower; provided, that, with respect to any such Residential Project composed of various Residential Systems, the average FICO Score of the homeowners party to such contracts shall be at least 700, no more than 20% of such homeowners shall have FICO Scores less than 680 and no more than 0.5% of such homeowners shall have FICO Scores of less than 650 (the FICO Score of each such homeowner being measured at the time such contract was executed);

(d) such Solar Energy Project is at or past its Commercial Operation Date, unless such Solar Energy Project is a Tax Beneficial Project, in which case the Solar Energy Project may be contributed no more than three (3) months prior to the Tax Beneficial Date thereof; provided that prior to the sale or contribution of any such Solar Energy Project for which the Commercial Operation Date has not yet occurred, Borrower and the Sponsors shall have entered into (i) an amendment to the Omnibus Agreement providing that such Acceptable Project shall be added to Schedule I thereof and be subject to the terms of Section 2.2 thereof (a copy of which shall have been provided to the Administrative Agent) or (ii) such other similar undertaking reasonably acceptable to the Required Lenders; and

(e) to the extent such Solar Energy Project has operating and maintenance agreements or asset management agreements entered into directly or indirectly with a Sponsor or an Affiliate of a Sponsor, such operating and maintenance agreements or asset management agreements are directly or indirectly terminable for convenience or otherwise without penalty or premium.

Notwithstanding the foregoing, (I) the El Pelicano Project, the La Huella Project and the Luz Del Norte Project (each as defined in the Amended and Restated Limited Liability Company Agreement of 8point3 Holdings, to be entered into on or before the Closing Date, as in effect on the date hereof) shall each be deemed to be an Acceptable Project as long as each such Project is contracted for a minimum of 65% of its projected output and otherwise meets the requirements of an Acceptable Project (other than, for the avoidance of doubt, the requirement that 80% of projected output be contracted), and (II) a Solar Energy Project that is a Utility Project Site on which a Utility Scale Project owned (or to be acquired together with such Utility Project Site), directly or indirectly, by a Credit Party, is located (and such Utility Scale Project constitutes an Acceptable Project) shall be an Acceptable Project.

“Acquisition Transaction” means any acquisition, directly or indirectly, by a Project Holdco, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a portion of the Equity Interests of, or a business line or unit or a division of, any Person.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i)(a) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR rate, as published by Reuters Page LIBOR01 (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (such rate, the “Screen Rate”); provided that if a Screen Rate is not available at the applicable time for a term equivalent to such Interest Period, then such rate shall be equal to, with respect to each day during such Interest Period, the rate per annum determined by the Administrative Agent to be equal to the rate that results from interpolating on a linear basis between: (x) the applicable Screen Rate for the longest period (for which the Screen Rate is available) which is shorter than the impacted Interest Period, and (y) the applicable Screen Rate for the shortest period (for which the Screen Rate is available) which exceeds the impacted Interest Period or (b) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, that the Adjusted Eurodollar Rate with respect to any Loans shall be deemed to be not less than 0.00% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Partnership, Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Partnership, Borrower or any of its Subsidiaries, threatened in writing against or affecting the Partnership, Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent and Collateral Agent.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of June 5, 2015, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means each of Canadian Dollars, Euros, Pounds Sterling, Chilean Pesos, Yen and each other currency that is approved in accordance with Section 1.5(b).

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery or corruption, including, but not limited to, the Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended, and the rules and regulations thereunder.

“Applicable Delayed Draw Commitment Fee Percentage” means 0.30% per annum.

“Applicable Margin” means (a) with respect to Base Rate Loans, 1.00% per annum and (b) with respect to Eurodollar Rate Loans, 2.00% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable Revolving Commitment Fee Percentage” means 0.30% per annum.

“Applicable Ticking Fee Percentage” means 0.30% per annum.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Bank by means of electronic communications pursuant to Section 10.1(b).

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a Disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of the Partnership’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Partnerships’ Subsidiaries (but excluding, for the avoidance of doubt, the Equity Interests in the Partnership), other than any Disposition permitted by or otherwise provided for in Section 6.8 (other than clause (i) thereof). In no event shall entering into a Hedge Agreement be considered to be an Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or other authorized signatory of such Person (or, solely with respect to Borrower or the Partnership, 8point3 General Partner).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

“Blackwell Solar Project” means the solar energy project with a nameplate capacity of 12 MW located in Kern County, California that is owned by the Blackwell Solar Project Owner.

“Blackwell Solar Project Owner” means Blackwell Solar, LLC, a Delaware limited liability company.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bookrunners” means Arrangers, in their capacity as joint lead arrangers and joint bookrunners.

“Borrower” as defined in the preamble hereto.

“Borrower Operating Cash Flow” means, for any period, an amount equal to (a) Project CAFD, minus (b) the sum, without duplication, of the following expenses, in each case to the extent paid in cash by Borrower during such period and regardless of whether any such amount was accrued during such period: (i) income tax expense and Permitted Tax Distributions of Borrower and its Subsidiaries and (ii) corporate overhead expense of Borrower (including payments required to be made pursuant to the Management Services Agreements).

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“C&I Project” as defined in the definition of “Solar Energy Project”.

“Capacity Buy-Down Damages” has the meaning assigned to such term in the Omnibus Agreement.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and the applicable Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. At the request of the applicable Issuing Bank, if any Letter of Credit issued by such Issuing Bank is required to be Cash Collateralized hereunder and is denominated in an Alternative Currency, Borrower shall post such Cash Collateral in the same Alternative Currency as the Letter of Credit to be Cash Collateralized.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) solely with respect to Non-Guarantor Subsidiaries that are Foreign Subsidiaries, other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means (i) (x) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than the Sponsors (or either of them or their respective wholly-owned direct or indirect subsidiaries), shall have acquired Control of 8point3 Holdings or (y) the Sponsors (or either of them) shall cease to own, directly or indirectly, at least 35% on a fully diluted basis of the economic interests in the Equity Interests in Borrower; (ii) 8point3 Holdings shall cease to Control 8point3 General Partner; (iii) 8point3 General Partner shall cease to Control the Partnership; (iv) the Partnership shall cease to beneficially own and Control 100% on a fully diluted basis of the non-economic voting interests in Borrower; or (v) Borrower shall cease to beneficially own and Control 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of each Project Holdco (except to the extent such Project Holdco has been Disposed pursuant to a transaction permitted under Section 6.8).

“Citigroup” as defined in the preamble hereto.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Closing Date Term Loan Exposure, (b) Lenders having Revolving Exposure (including Swing Line Lender), (c) Lenders having New Term Loan Exposure of each applicable Series and (d) Lenders having Delayed Draw Term Loan Exposure, and (ii) with respect to Loans, each of the following classes of Loans: (a) Closing Date Term Loans, (b) Revolving Loans (including Swing Line Loans), (c) each Series of New Term Loans and (d) Delayed Draw Term Loans.

“Closing Date” means the date on which the conditions specified in Section 3.2 are satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Distribution” means a Restricted Junior Payment made on or about the Closing Date with the proceeds of the Terms Loans and the Initial Public Offering.

“Closing Date Joinder Agreement” means the joinder agreement in the form of Exhibit N hereto.

“Closing Date Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a) on the Closing Date.

“Closing Date Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Closing Date Term Loan on the Closing Date, and “Closing Date Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Closing Date Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $300 million.

“Closing Date Term Loan Exposure” means, with respect to any Lender as of any date of determination the outstanding principal amount of the Closing Date Term Loans of such Lender; provided, at any time prior to the making of the Closing Date Term Loans, the Closing Date Term Loan Exposure of any Lender shall be equal to such Lender’s Closing Date Term Loan Commitment.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations and the Pledgor Obligations (as defined in each Owner Pledge and Guarantee Agreement).

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, each Owner Pledge and Guarantee Agreement, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commercial Operation Date” means with respect to a Solar Energy Project, the date on which such Solar Energy Project has (or in the case of (i) a Residential Project, the first date all of the Residential Systems within such Residential Project, or (ii) a C&I Project, the first date all of the solar generation systems within such C&I Project, in each case have) achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of such Solar Energy Project) under each construction contract for the construction of such Solar Energy Project and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which such Solar Energy Project delivers or transmits electric energy from such Solar Energy Project.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than any Subsidiary which would not be consolidated with those of such Person in such Person’s consolidated financial statements in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any account control agreement entered into to establish “Control” (as defined in the Pledge and Security Agreement) over Operating Accounts to the extent required under the definition of “Operating Accounts,” in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code; provided, however, for the avoidance of doubt, none of Borrower, the Persons that are Guarantors as of the Closing Date or any Project Holdco shall be a Controlled Foreign Corporation.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.9.

“Credit Agricole CIB” as defined in the preamble hereto.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any amendment, waiver, supplement, or other modification to the foregoing, and any documents or certificates executed by Borrower in favor of any Issuing Bank relating to Letters of Credit.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means Borrower and each Guarantor. Notwithstanding anything in the Credit Documents to the contrary, no Non-Guarantor Subsidiary shall be a Credit Party.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“DB Securities” as defined in the preamble hereto.

“Debt Service Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Borrower Operating Cash Flow to (ii) Debt Service Expense, in each case for the four-Fiscal Quarter period ending on such date, provided, however, that the Debt Service Coverage Ratio (a) for the initial four Fiscal Quarters after the Closing Date, commencing with the Fiscal Quarter ending August 31, 2015 shall be calculated by giving pro forma effect to the Initial Projects by deeming historical financial performance of each such Initial Project for the first four Fiscal Quarters (whether or not (x) such Initial Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Initial Project is operating any distributions are actually made), as follows:

Measurement Period:	Calculation with respect to each Initial Project:

The four Fiscal Quarter period ending August 31, 2015	Actual results, for the Fiscal Quarter ending August 31, 2015, and projected results for next three (3) Fiscal Quarters commencing after August 31, 2015.

The four Fiscal Quarter period ending November 30, 2015	Actual results, for the Fiscal Quarters ending August 31, 2015 and November 30, 2015, and projected results for next two (2) Fiscal Quarters commencing after November 30, 2015.

The four Fiscal Quarter period ending February 28, 2016	Actual results, for the Fiscal Quarters ending August 31, 2015, November 30, 2015 and February 28, 2016, and projected results for next Fiscal Quarter commencing after February 28, 2016.

The four Fiscal Quarter period ending May 31, 2016	The actual results of each Fiscal Quarter during such measurement period.

and (b) for any Fiscal Quarter in which Borrower or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person owning, or any property constituting, a Solar Energy Project pursuant to a Permitted Acquisition Transaction with a value in excess of $5,000,000 at any time after the first day of such Fiscal Quarter, shall be calculated by giving pro forma effect to such acquisition by deeming historical financial performance of such Person or Solar Energy Project for the entirety of such Fiscal Quarter and the three Fiscal Quarters prior thereto (whether or not (x) such Solar Energy Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Solar Energy Project is operating, any distributions are actually made), as follows:

Measurement Period:	Calculation with respect to each acquisition:

The first four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results, for the Fiscal Quarter during which such acquisition occurred, and projected results for next three (3) Fiscal Quarters commencing after the end of the Fiscal Quarter during which such acquisition occurred.

The second four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results, for (1) the Fiscal Quarter then-ended and (2) the immediately preceding Fiscal Quarter (during which such acquisition occurred), and projected results for next two (2) Fiscal Quarters commencing after the end of the Fiscal Quarter then-ended.

The third four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results, for (1) the Fiscal Quarter then-ended, and (2) the immediately two preceding Fiscal Quarters (including the Fiscal Quarter during which such acquisition occurred), and projected results for next Fiscal Quarter commencing after the end of the Fiscal Quarter then-ended.

The fourth four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	The actual results of each Fiscal Quarter during such measurement period.

in each case, to be set forth in a certificate of an Authorized Officer of Borrower showing in reasonable detail such pro forma calculation, which Authorized Officer shall certify is based on good faith estimates and assumptions.

“Debt Service Expense” means, for any period, an amount equal to the sum, without duplication, of (i) Interest Expense and (ii) scheduled payments of principal on Total Consolidated Debt. Notwithstanding the foregoing, Debt Service Expense (x) for the Fiscal Quarter ended August 31, 2015 shall be deemed to be $2,556,175, (y) for the Fiscal Quarter ended November 30, 2015 shall be deemed to be $3,436,513, and (z) for the Fiscal Quarter ended February 28, 2016 shall be deemed to be $3,700,176.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means subject to Section 2.21(b), any Lender (a) that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, any Issuing Bank, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) that has notified Borrower, Administrative Agent, any Issuing Bank or Swing Line Lender in

writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) that has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) for which Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delayed Draw Term Lender” means each Lender that has a Delayed Draw Term Loan Commitment or that holds a Delayed Draw Term Loan.

“Delayed Draw Term Loan” as defined in Section 2.1.

“Delayed Draw Term Loan Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Delayed Draw Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Term Loan Commitment” opposite such Lender’s name on Appendix A-3 or in the Assignment Agreement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Delayed Draw Term Loan Commitments is $25 million.

“Delayed Draw Term Loan Commitment Period” means the period commencing on the Closing Date and ending twelve months thereafter.

“Delayed Draw Term Loan Draw Date” means any date on which the Borrower borrows under the Delayed Draw Term Loan Commitment (it being understood that such borrowing must occur within the Delayed Draw Term Loan Commitment Period).

“Delayed Draw Term Loan Exposure” means with respect to any Lender at any time during the Delayed Draw Term Loan Commitment Period, the amount of such Lender’s Delayed Draw Term Loan Commitment and at any time after the Delayed Draw Loan Commitment Period, with respect to any Lender as of any date of determination the outstanding principal amount of the Delayed Draw Term Loans of such Lender.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition” means, with respect to any property or assets, any sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition thereof.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) contractually provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.

“Documentation Agent” as defined in the preamble hereto.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the applicable Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” as defined in Section 10.6(c).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of the Guarantors or (solely with respect to an employee benefit plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA or is otherwise subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA) any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, request for information, notice of potential liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with the presence, Release or threatened Release of Hazardous Materials; or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources, the environment or to the extent relating to exposure to Hazardous Materials, human health or safety.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) the protection of the environment; (ii) the generation, use, storage, transportation, disposal or Release of Hazardous Materials; (iii) occupational health and safety and industrial hygiene; or (iv) the protection of human, plant or animal health or natural resources, in any manner applicable to the Partnership or any of its Subsidiaries or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; (iii) solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member; and (iv) any entity, whether or not incorporated, that is under common control within the meaning of Section 4001(a)(14) of ERISA with such Person. Any former ERISA Affiliate of Borrower or any of the Guarantors shall continue to be considered an ERISA Affiliate of Borrower or any such Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Guarantor and with respect to liabilities arising after such period for which Borrower or such Guarantor could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of the Guarantors or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the receipt by the Borrower, any of the Guarantors or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), (ix) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of the Guarantors or (solely with respect to taxes imposed under Section 4971 of the Internal Revenue Code) any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4971 of ERISA in respect of any Employee Benefit Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of the Guarantors or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xii) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i) of ERISA or Section 430(i) of the Internal Revenue Code), (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower, any of the Guarantors or any of their respective ERISA Affiliates or (xiv) a Prohibited Transaction (within the meaning of Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code in respect of any Employee Benefit Plan).

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“EWG Status” as defined in Section 4.26(a).

“Excess Indebtedness Proceeds” as defined in Section 6.1(o).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Hedge Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of, or grant of such security interest by, as applicable, such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Beneficiary or required to be withheld or deducted from a payment to a Beneficiary, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Beneficiary being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Beneficiary’s failure to comply with Section 2.19(c), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit identified on Schedule 1.1(D) (as such schedule may be amended by Borrower and the respective Issuing Banks of such letters of credit on or before the Closing Date).

“Extension” as defined in Section 2.24.

“Extension Agreement” as defined in Section 2.24.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Partnership or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to the foregoing, and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (together with the portions of any law, regulations, rules or practices implementing such intergovernmental agreements).

“Federal Energy Regulatory Authorizations, Exemptions, and Waivers” as defined in Section 4.26(d).

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“FERC” as defined in Section 4.26(a).

“FICO Score” means a credit score created by Fair Isaac Corporation.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Partnership that such financial statements fairly present, in all material respects, the financial condition of the Partnership and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(h).

“Financial Statements” as defined in Section 3.2(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“First Solar” means First Solar, Inc., a corporation formed under the laws of the State of Delaware.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year of the Partnership and Borrower.

“Fiscal Year” means the fiscal year of the Partnership and its Subsidiaries (other than any Non-Controlled Subsidiaries) which, following the change thereto to be made as promptly as practicable following the Closing, shall end on November 30 of each calendar year.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FPA” as defined in Section 4.26(c).

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to any Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (ii) with respect to Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Swing Line Loans issued by Swing Line Lender other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FUCO” as defined in Section 4.26(b).

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, any supra-national body (such as the European Union or the European Central Bank) or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity, supra-national body or government.

“Governmental Authorization” means any permit, license, tariff, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means the Partnership and each Domestic Subsidiary of the Partnership (other than any Non-Guarantor Subsidiary). The Guarantors as of the Closing Date are set forth on Schedule 1.1(A).

“Guarantor Subsidiary” means each Guarantor other than the Partnership.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which is reasonably likely to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement, in each case entered into by a Credit Party with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Immaterial Subsidiary” means, as of any date, any Subsidiary (other than a Credit Party) at any time designated by Borrower as an “Immaterial Subsidiary” in writing to the Administrative Agent; provided that after giving effect to such designation, the aggregate Project CAFD distributed or otherwise paid to Borrower by all Immaterial Subsidiaries for the previous four Fiscal Quarters (or, if shorter, the period commencing on the latest date any such Subsidiary is acquired by a Subsidiary of Borrower and ending on the date of determination) shall not exceed 8.0% of the aggregate Project CAFD for such period.

“Increased Amount Date” as defined in Section 2.23.

“Increased-Cost Lender” as defined in Section 2.22.

“Incremental Facilities” as defined in Section 2.23

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (A) any such obligations incurred under ERISA or in connection with any Tax Equity Financing, (B) any earn-out obligations consisting of the deferred purchase price of property acquired until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP and (C) accounts payable in the ordinary course of business and not more than 120 days overdue), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (but only to the extent such letter of credit has not been cash collateralized or with respect to which back-to-back letters of credit have not been issued); (vii) Disqualified Equity Interests; (viii) (1) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (2) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, and (3) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another, in each case with respect to indebtedness set out in clauses (i) through (vii); (ix) any obligations with respect to tax equity or similar financing arrangements; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose under Section 6.7 unless such obligations relate to a derivative transaction which has been terminated (or to the extent amounts under such Hedge Agreement are otherwise due and owing); provided, further, that Permitted Equity Commitments and Project Obligations shall not constitute Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Release or threatened Release of Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter (and any related fee or engagement letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or the Release or threatened Release of Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Partnership or any of its Subsidiaries. Notwithstanding any other provision of this Agreement, but without limiting the Credit Parties’ obligations in the case of liabilities of Indemnitees to third parties and related losses, claims, damages and out-of-pocket expenses, the Credit Parties shall not be liable to any Indemnitee for any indirect, consequential, special or punitive damages in connection with this Agreement or the transactions contemplated hereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Initial Projects” means the Maryland Solar Project, the Solar Gen 2 Solar Project, the Lost Hills Solar Project, the Blackwell Solar Project, the North Star Solar Project, the RPU Solar Project, the Quinto Solar Project, the UC Davis Solar Project, the Macy’s Solar Project and the Residential System Portfolio.

“Initial Project Owners” means Maryland Solar Project Owner, Solar Gen 2 Solar Project Owner, Lost Hills Solar Project Owner, Blackwell Solar Project Owner, North Star Solar Project Owner, RPU Solar Project Owner, Quinto Solar Project Owner, UC Davis Solar Project Owner, the Macy’s Solar Project Owner and the Residential System Portfolio Owner.

“Initial Public Offering” as defined in Section 3.2(d).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries with respect to all outstanding Total Consolidated Debt, all commitment fees and letter of credit fees due hereunder or otherwise in respect of Total Consolidated Debt (other than fronting fees pursuant to Section 2.11(b)(i)) and all net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash and all amounts payable in respect of Non-Recourse Project Indebtedness.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of February, May, August and November of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six-months, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Partnership or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than Borrower or any Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Partnership from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Partnership or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any repayments or distributions received on account of such Investment by, or the return on or of capital with respect to, such Investment to, the Person making such Investment. For the avoidance of doubt, neither any Permitted Project Undertakings nor any payment pursuant to and in accordance with the terms of Project Obligations shall be deemed to constitute an Investment.

“Investment Grade Credit Rating” means, with respect to any Person, having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means Credit Agricole CIB and each Lender or Affiliate of a Lender identified as the issuer of an Existing Letter of Credit on Schedule 1.1(D), as Issuing Banks hereunder, together with each of their respective permitted successors and assigns in such capacity, including any other Lender or Affiliate of any other Lender that agrees to be an Issuing Bank, reasonably acceptable to Administrative Agent and Borrower, in such capacity; provided that each Lender or Affiliate of a Lender identified as the issuer of an Existing Letter of Credit on Schedule 1.1(D) shall be an Issuing Bank solely with respect to the respective Existing Letter of Credit issued thereby (as such Existing Letters of Credit may be amended or replaced, subject to the terms and conditions otherwise applicable to the issuance and/or amendment of Letters of Credit hereunder).

“Issuing Bank Commitment” means, with respect to each Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Appendix A-4, as such Appendix may be updated from time to time by Borrower and each such Issuing Bank.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary (other than a Non-Controlled Subsidiary) of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMorgan” as defined in the preamble hereto.

“Judgment Currency” as defined in Section 10.23.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Revolving Loan Commitments, New Term Loan Commitments, New Revolving Loans or New Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who was a Lender, Agent or Affiliate thereof at the time such Hedge Agreement was entered into but subsequently ceases to be an Agent or a Lender or Affiliate, as the case may be); provided, at the time of entering into a Hedge Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Letter of Credit” means a standby letter of credit issued or to be issued by any Issuing Bank pursuant to this Agreement and shall include any Existing Letter of Credit.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); provided that, with the consent of the applicable Issuing Bank, a Letter of Credit may expire after such day, but in no event later than 180 days thereafter, subject to Section 2.4(i).

“Letter of Credit Sublimit” means the lesser of (i) $200,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Dollar Equivalent of the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the Dollar Equivalent of the aggregate amount of all drawings under Letters of Credit honored by any Issuing Bank and not theretofore reimbursed by or on behalf of Borrower (including through Revolving Loans).

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Total Consolidated Debt as of such day to (ii) Borrower Operating Cash Flow for the four-Fiscal Quarter period ending on such date, provided, however, that the Leverage Ratio (a) for the initial four Fiscal Quarters after the Closing Date, commencing with the Fiscal Quarter ending August 31, 2015 shall be calculated by giving pro forma effect to the Initial Projects by deeming historical financial performance of each such Initial Project for the first four Fiscal Quarters (whether or not (x) such Initial Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Initial Project is operating, any distributions are actually made), as follows:

Measurement Period:	Calculation with respect to each Initial Project:

The four Fiscal Quarter period ending August 31, 2015	Actual results, for the Fiscal Quarter ending August 31, 2015, and projected results for next three (3) Fiscal Quarters commencing after August 31, 2015.

The four Fiscal Quarter period ending November 30, 2015	Actual results, for the Fiscal Quarters ending August 31, 2015 and November 30, 2015, and projected results for next two (2) Fiscal Quarters commencing after November 30, 2015.

The four Fiscal Quarter period ending February 28, 2016	Actual results, for the Fiscal Quarters ending August 31, 2015, November 30, 2015 and February 28, 2016, and projected results for next Fiscal Quarter commencing after February 28, 2016.

The four Fiscal Quarter period ending May 31, 2016	The actual results of each Fiscal Quarter during such measurement period.

and (b) for any Fiscal Quarter in which Borrower or any of its Subsidiaries has acquired, directly or indirectly, any Equity Interests in any Person owning, or any property constituting, a Solar Energy Project pursuant to a Permitted Acquisition Transaction with a value in excess of $5,000,000 at any time after the first day of such Fiscal Quarter shall be calculated by giving pro forma effect to such acquisition by deeming historical financial performance of such Person or Solar Energy Project for the entirety of such Fiscal Quarter and the three Fiscal Quarters prior thereto (whether or not (x) such Solar Energy Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Solar Energy Project is operating, any distributions are actually made) as follows:

Measurement Period:	Calculation with respect to each acquisition:

The first four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results, for the Fiscal Quarter during which such acquisition occurred, and projected results for next three (3) Fiscal Quarters commencing after the end of the Fiscal Quarter during which such acquisition occurred.

The second four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results, for (1) the Fiscal Quarter then-ended and (2) the immediately preceding Fiscal Quarter (during which such acquisition occurred), and projected results for next two (2) Fiscal Quarters commencing after the end of the Fiscal Quarter then-ended.

The third four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	Actual results, for (1) the Fiscal Quarter then-ended, and (2) the immediately two preceding Fiscal Quarters (including the Fiscal Quarter during which such acquisition occurred), and projected results for next Fiscal Quarter commencing after the end of the Fiscal Quarter then-ended.

The fourth four Fiscal Quarter period during which Financial Covenants are measured after such acquisition	The actual results of each Fiscal Quarter during such measurement period.

in each case, to be set forth in a certificate of an Authorized Officer of Borrower showing in reasonable detail such pro forma calculation, which Authorized Officer shall certify is based on good faith estimates and assumptions.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call option or similar right of a third party with respect to such Securities.

“Loan” means a Closing Date Term Loan, a Delayed Draw Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.

“Lost Hills Solar Project” means the solar energy project with a nameplate capacity of 20 MW located in Kern County, California that is owned by the Lost Hills Solar Project Owner.

“Lost Hills Solar Project Owner” means Lost Hills Solar, LLC, a Delaware limited liability company.

“Macy’s Solar Project” means the solar energy project with an aggregate nameplate capacity of 3 MW consisting of seven sites in Northern California that is owned by the Macy’s Solar Project Owner.

“Macy’s Solar Project Owner” means Solar Star California XXX, LLC, a Delaware limited liability company.

“Major Initial Project” means the Maryland Solar Project, the Solar Gen 2 Solar Project, the Lost Hills Solar Project, the Blackwell Solar Project, the North Star Solar Project and the Quinto Solar Project.

“Major PPA” means the power purchase agreements for the output of the Major Initial Projects set forth on Schedule 1.1(B) hereto, and any replacements thereof.

“Management Services Agreements” means, collectively, (i) that certain Management Services Agreement to be entered into on or before the Closing Date among the Borrower, the Partnership, 8point3 General Partner, 8point3 Holdings and First Solar 8point3 Management Services, LLC, and (ii) that certain Management Services Agreement to be entered into on or before the Closing Date among the Borrower, the Partnership, 8point3 General Partner, 8point3 Holdings and SunPower Capital Services, LLC.

“Margin Stock” as defined in Regulation U.

“Market-Based Rate Authorizations” as defined in Section 4.26(d).

“Maryland Solar Project” means the solar energy project with a nameplate capacity of 20 MW located in Washington County, Maryland, that is owned by the Maryland Solar Project Owner.

“Maryland Solar Project Owner” means Maryland Solar LLC, a Delaware limited liability company.

“Master Agreement” has the meaning specified in the definition of the term “Swap Contract”.

“Master Formation Agreement” means that certain Master Formation Agreement, dated as of March 10, 2015, by and between First Solar and SunPower.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of the Partnership and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform their Obligations; (iii) the validity or enforceability, against any Credit Party, of any material Credit Document; or (iv) the material rights, remedies and benefits available to, or conferred upon, the Secured Parties under the Credit Documents.

“Material Contract” means (i) the Omnibus Agreement, (ii) the Major PPAs, and (iii) any Tax Equity Documents with respect to Major Initial Projects.

“Maturity Date” means, subject to Section 2.24, (i) with respect to the Closing Date Term Loans and Delayed Draw Term Loans, the earlier of (a) the 5-year anniversary of the Closing Date, and (b) the date on which all Closing Date Term Loans and Delayed Draw Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, (ii) with respect to New Term Loans, the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise and (iii) with respect to New Revolving Loans, the Revolving Commitment Termination Date.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of Cash or Deposit Account balances or back-to-back letters of credit in form and substance, and from an issuer, satisfactory to the applicable Issuing Bank, an amount equal to 101.5% of the

Fronting Exposure of such Issuing Bank with respect to all Letters of Credit issued by such Issuing Bank and outstanding at such time, and (ii) otherwise, an amount determined by Administrative Agent and such Issuing Bank in their sole discretion.

“Minimum Commercial Requirements” means (a) with respect to for-profit counterparties, a Person that has been in business for a minimum of five years with current annual revenue of at least $5 million per 1 MW of capacity of the applicable C&I Project, a maximum EBITDA to debt service ratio of 1.2x and a maximum debt to equity ratio of 4x and, (b) with respect to not-for-profit counterparties, a Person that has been operating for a minimum of five years and has, in its audited financial statements or unaudited financial statements prepared by an independent accounting firm covering the current fiscal year-to-date and the previous two complete fiscal years, recorded ratios of change in net unrestricted assets before interest, depreciation and amortization to debt service and change in net total assets before interest, depreciation, and amortization to debt service of at least 1.2x during each such complete or year-to-date fiscal period.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Partnership and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) cash payments (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so received) received by the Partnership or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale and customary and reasonable fees, legal fees, brokerage fees, commissions, costs and other expenses (or, if not yet incurred or invoiced, Borrower’s good faith estimate thereof), including (a) Taxes payable or reasonably estimated to be payable by the seller, or by any entity whose tax return includes the results of such sale either because the seller is a flow-through entity for tax purposes or because the seller is included in a consolidated tax filing by an upper tier affiliate, as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest, breakage costs or other amounts payable on any Indebtedness (other than the Loans) that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) other taxes actually payable upon or in connection with the closing of such Asset Sale (including any transfer taxes or taxes on gross receipts) and (d) a reasonable reserve established in accordance with GAAP for (x) any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Partnership or any of its Subsidiaries in connection with such Asset Sale or (y) any other reasonable liabilities retained by the Partnership or its Subsidiaries associated with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, and minus (iii) distributions and other payments expressly required to be made to the direct or indirect owners of Equity Interests in the Person that owns the assets that are the subject of such Asset Sale that are not Affiliates of the Partnership, in accordance with the applicable Organizational Documents.

“Net Equity Proceeds” means an amount equal to any cash proceeds from the issuance of any Equity Interests of the Partnership or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by the Partnership or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder (but excluding any proceeds of business interruption insurance) or (b) as a result of the taking of any assets of the Partnership or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Partnership or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Partnership or such Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any transfer or sale of such assets as referred to in clause (i)(b) of this definition (or, if not yet incurred, Borrower’s good faith estimate thereof) and customary and reasonable fees, legal fees, brokerage fees, commissions, costs and other expenses, including Taxes payable or reasonably estimated to be payable as a result of any gain recognized in connection therewith and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest, breakage costs or other amounts payable on any Indebtedness attached to the asset subject to such event described in clause (i)(a) or (i)(b) above and that is required to be repaid under the terms thereof as a result of such event described in clause (i)(a) or (i)(b) above, and minus (iii) distributions and other payments expressly required to be made to the direct or indirect owners of Equity Interests in the Person that owns the assets that are the subject of such event that are not Affiliates of the Partnership, in accordance with the applicable Organizational Documents.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (x) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness was to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness was to be terminated as of that date).

“New Revolving Loan Commitments” as defined in Section 2.23.

“New Revolving Loan Lender” as defined in Section 2.23.

“New Revolving Loans” as defined in Section 2.23.

“New Term Loan Commitments” as defined in Section 2.23.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.23.

“New Term Loans” as defined in Section 2.23.

“Non-Consenting Lender” as defined in Section 2.22.

“Non-Controlled Subsidiary” means, at any time, any Subsidiary not Controlled by Borrower (including, as of the Closing Date, those Persons listed on Schedule 1.1(C)).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means:

(a) any Subsidiary of Borrower that (i) is the direct owner and/or lessor of one or more Solar Energy Projects, (ii) has no Subsidiaries and owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of such Solar Energy Project and (iii) has no Indebtedness other than (A) intercompany Indebtedness to the extent permitted hereunder, (B) Non-Recourse Project Indebtedness or (C) Tax Equity Financing (any such entity, a “Project Owner”); and

(b) any Subsidiary that (i) is the direct or indirect owner of all or a portion of the Equity Interests in one or more Project Owners, (ii) has no Subsidiaries other than Subsidiaries each of which meets the qualifications set forth in clause (a) or (b)(i) above, (iii) owns no material assets other than those assets necessary for the ownership, leasing, development, construction or operation of Solar Energy Projects, (iv) has no Indebtedness other than (A) intercompany Indebtedness to the extent permitted hereunder, (B) Non-Recourse Project Indebtedness or (C) Tax Equity Financing, (v) is not a direct Subsidiary of Borrower and (vi) is prohibited from providing a guarantee of the Guaranteed Obligations pursuant to the terms of any Non-Recourse Project Indebtedness or Tax Equity Financing documentation to which any Subsidiary is, or will become, a party.

For the avoidance of doubt, (x) Non-Controlled Subsidiaries and any Subsidiary that is not a Guarantor as of the Closing Date shall be deemed Non-Guarantor Subsidiaries, (y) no Project Holdco shall be deemed a Non-Guarantor Subsidiary and (z) Unrestricted Subsidiaries shall not be deemed Guarantors or Non-Guarantor Subsidiaries and shall only be deemed “Subsidiaries” to the extent set forth in the definition thereof.

“Non-Recourse Project Indebtedness” means Indebtedness of a Non-Guarantor Subsidiary owed to an unrelated Person with respect to which the creditor has no recourse (including by virtue of a Lien, guarantee or otherwise) to Borrower or any other Credit Party other than recourse (a) in respect of any acquisition or contribution agreement with respect to any Investment permitted hereunder entered into by Borrower or any other Credit Party, (b) by virtue of rights of such Non-Guarantor Subsidiary under a Project Obligation collaterally assigned to such creditor, which rights may be exercised pursuant to such Project Obligation against the Partnership or any other Credit Party that is party to such Project Obligation or (c) pursuant to Permitted Project Undertakings or Permitted Equity Commitments, and only has recourse for the payment of such Indebtedness to the property securing such Indebtedness, which property shall be limited to the property of such Non-Guarantor Subsidiary and the pledge of Equity Interests of such Non-Guarantor Subsidiary.

“Non-US Lender” as defined in Section 2.19(c).

“North Star Solar Project” means the solar energy project with a nameplate capacity of 60 MW located in Fresno County, California, that is owned by the North Star Solar Project Owner.

“North Star Solar Project Owner” means North Star Solar, LLC, a Delaware limited liability company.

“Note” means a Term Loan Note, a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arrangers, Syndication Agents, Documentation Agents, Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, settlement payments or payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise; provided, further, that Obligations of any Guarantor shall not include any Excluded Hedge Obligations of such Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“Omnibus Agreement” means the Omnibus Agreement, to be dated on or before the Closing Date, by and among the Partnership, Borrower, General Partner, 8point3 Holdings, First Solar and SunPower in substantially the same form as previously provided to the Administrative Agent and Lenders on June 5, 2015 (and with such amendments or modifications thereto as would be permitted pursuant to Section 6.13).

“Operating Accounts” means all demand, time, savings, passbook or like accounts, including local checking accounts or similar accounts, established or to be established by the Credit Parties at their election, which accounts shall be subject to the Lien of the Collateral Agent and covered by a Control Agreement; provided that, notwithstanding anything to the contrary in the Credit Documents, (i) no Control Agreements shall be required to be in effect until the date that is 120 days following (A) with respect to any account established or acquired on or prior to the Closing Date, the Closing Date or (B) with respect to all other accounts, the date such account is established or acquired, and (ii) other than in the case of Borrower’s Operating Accounts, no Control Agreements shall be required to be in effect for any account with an individual balance not in excess of $250,000.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Beneficiary, Taxes imposed as a result of a present or former connection between such Beneficiary and the jurisdiction imposing such Tax (other than connections arising from such Beneficiary having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Commitment or Credit Document).

“Other Taxes” means any and all present or future stamp, court, recording, filing or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery, perfection of a security interest under or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Owner” means First Solar 8point3 Holdings, LLC, Maryland Solar Holdings, Inc., SunPower YC Holdings, LLC, 8point3 Holdings and any other Person who, after the Closing Date, owns any Equity Interests in Borrower.

“Owner Pledge and Guarantee Agreement” means a Pledge and Guarantee Agreement to be executed by each Owner and dated as of the Closing Date, in a form acceptable to Collateral Agent and Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Participant Register” as defined in Section 10.6(g)(i).

“Partnership” as defined in the preamble hereto.

“PATRIOT Act” as defined in Section 3.1(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA, Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA.

“Performance Letter of Credit” means (a) a Letter of Credit issued to secure ordinary course performance obligations in connection with Project Obligations and (b) a Letter of Credit issued to back a bank guarantee, surety bond, performance bond or other similar obligations issued to support ordinary course performance obligations in connection with Project Obligations, and, in each case, not to support financial obligations.

“Permitted Acquisition Transaction” means any Acquisition Transaction; provided,

(i) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued at the time of such acquisition (which, for the avoidance of doubt, may be less than 100% of the issued and outstanding Equity Interests of the acquired Person), directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, by Borrower or a Subsidiary Guarantor, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 5.9, as applicable;

(iv) Borrower shall be in compliance with the financial covenants set forth in Section 6.7 by giving pro forma effect to such acquisition as if such acquisition had occurred on the last day of the previous Fiscal Quarter, and by deeming historical financial performance of the acquired Person or property for the 12-month period ending on such day to be equal to the projected financial performance for the following 12-month period (as determined in the good faith reasonable judgment of Borrower);

(v) if such Acquisition Transaction was funded with the proceeds of New Term Loans made in accordance with Section 2.24, such Acquisition Transaction is an acquisition of an Acceptable Project;

(vi) in the case of an acquisition of a Solar Energy Project not subject to clause (v) above, if such Solar Energy Project is not at or past its Commercial Operation Date, either (x) the contributing Sponsor or other appropriate Person reasonably acceptable to the Required Lenders shall have entered into an undertaking substantially similar to Section 2.2 of the Omnibus Agreement or otherwise reasonably acceptable to the Required Lenders or (y) if no such undertaking is provided, prior to the time such Solar Energy Project achieves its Commercial Operation Date, no Credit Party or any Subsidiary of a Credit Party (other than any Person acquired with, or formed in connection with the acquisition of, such Solar Energy Project) shall enter into any Permitted Project Undertaking or Permitted Deferred Acquisition Obligations with respect to, guarantee any Indebtedness of or otherwise make any Investments in (other than the direct or indirect acquisition thereof), such Solar Energy Project, notwithstanding anything to the contrary in Section 6 hereof;

(vii) the Acquisition Transaction is not hostile and has been approved by the board of directors and/or stockholders or other equityholders of the entity being acquired; and

(viii) Borrower shall have delivered to Administrative Agent a certificate of an Authorized Officer of Borrower (A) demonstrating compliance with the foregoing clauses (i) through (vi) and, if applicable, Section 5.9, and attaching all of the data required to be set forth in Schedule 4.2 and the schedules to the Pledge and Security Agreement with respect to all assets and Subsidiaries acquired in connection with such Permitted Acquisition Transaction and such certificate shall be deemed to supplement Schedule 4.2 and the Schedules to the Pledge and Security Agreement for all purposes hereof and thereof, and (B) in the case of compliance with clause (iv) above, including in reasonable detail the pro forma calculations together with a certification that such pro forma calculations are based on good faith estimates and assumptions made by the management of Borrower;

provided that any Permitted Acquisition Transaction, whether or not consummated in one or more transactions, shall be consummated in each case by a Project Holdco, other than any Project Holdco that owns, directly or indirectly, any Initial Project, and otherwise in compliance with Section 5.9. The foregoing shall in no way prohibit the direct contribution to Borrower of Maryland Solar Project Owner or Borrower’s direct ownership thereof.

“Permitted Deferred Acquisition Obligation” means an obligation of Borrower or any of its Subsidiaries to pay the purchase price for the acquisition of a Person or assets over time or upon the satisfaction of certain conditions; provided that, with respect to each such acquisition, at the time Borrower or such Subsidiary undertakes such obligations, Borrower shall be in pro forma compliance

(assuming the deferred portion of the purchase price is Indebtedness) with each of the covenants set forth in Section 6.7 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 5.01(b)).

“Permitted Equity Commitments” means obligations of the Partnership or any of its Subsidiaries to make any payment in respect of any Equity Interest in any Non-Guarantor Subsidiary (and any guarantee by the Partnership or any of its Subsidiaries of such obligations) as long as each such payment in respect of such Equity Interest constitutes an Investment expressly permitted by Section 6.6.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Project Undertakings” means guaranties by or indemnification or similar obligations of the Partnership or any of its Subsidiaries in respect of Project Obligations incurred in the ordinary course of business, but excluding, for the avoidance of doubt, any guarantees of Non-Recourse Project Indebtedness.

“Permitted Tax Distributions” means with respect to any taxable period for which Borrower is a partnership for U.S. federal income tax purposes, any cash dividends or other distributions made by Borrower to any Person to pay state, local and U.S. federal income tax liabilities of such Person solely attributable to such Person’s direct or indirect ownership of Borrower with respect to such taxable period in respect of income earned by Borrower, in an amount equal to the product of (i) the amount of net taxable income of Borrower allocated to such Person for such taxable period (net of net cumulative taxable losses of Borrower allocated to such Person for any taxable period beginning after the Closing Date that have not previously been taken into account in determining Permitted Tax Distributions) and (ii) the highest effective combined marginal U.S. federal, state and local income tax rate applicable to an individual or corporation that is resident in New York City (whichever is higher) for such taxable year (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” means IntraLinks/IntraAgency, SyndTrak, Debtdomain or another website or other information platform through which documents or notices required to be delivered pursuant to this Agreement are distributed.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Guarantor and dated as of the Closing Date, in a form acceptable to Collateral Agent and Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity Interests” as defined in the Pledge and Security Agreement and each Owner Pledge and Guarantee Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Closing Date Term Loan of any Lender, the percentage obtained by dividing (a) the Closing Date Term Loan Exposure of that Lender by (b) the aggregate Closing Date Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; (iii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Series, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Series; and (iv) with respect to all payments, computations and other matters relating to the Delayed Draw Term Loan Commitment or Delayed Draw Term Loans of any Lender, the percentage obtained by dividing (a) the Delayed Draw Term Loan Exposure of that Lender by (b) the aggregate Delayed Draw Term Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Closing Date Term Loan Exposure, the Revolving Exposure, the New Term Loan Exposure and the Delayed Draw Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Closing Date Term Loan Exposure, the aggregate Revolving Exposure, the aggregate New Term Loan Exposure and the Aggregate Delayed Draw Term Loan Exposure of all Lenders.

“Project CAFD” means, for any period, an amount equal to (a) the amount of (i) dividends actually paid in cash to Borrower by its Subsidiaries (to the extent not funded directly with the proceeds of an Investment by the Partnership or Borrower) during such period, and (ii) without duplication, cash generated from the operations of any Restricted Subsidiary (whether domestic or foreign) that is permitted to be distributed and available for distribution to Borrower (and without counting any such cash actually received by Borrower in any subsequent period), net of all withholding taxes and other applicable taxes that would be payable (at then-applicable rates) if such amounts were distributed to Borrower, but only to the extent (A) such cash, if such cash had been actually distributed to Borrower, could have immediately thereafter been made as an Investment in the Restricted Subsidiary generating such cash in accordance with Section 6.6(k) and (B) not funded directly with the proceeds of an Investment by the Partnership or Borrower, plus (b) the amount of payments received in cash by Borrower in repayment of good faith loans made by Borrower to Borrower’s Subsidiaries, plus (c) the amount of payments received in cash by Borrower arising out of the settlement of Hedge Agreements (less any cash losses incurred by Borrower relating to the settlement of Hedge Agreements), plus (d) the amount of payments received in cash by Borrower from other Investments (to the extent not funded directly with the proceeds of an Investment by Borrower or the Partnership) and good faith Contractual Obligations permitted by this Agreement; provided that, notwithstanding the foregoing, Project CAFD shall exclude, with respect to such period, (i) such net cash proceeds received from the proceeds of any extraordinary receipts (including cash payments or proceeds received (x) from any Disposition by Borrower or any of its Subsidiaries, including the sale of any Non-Guarantor Subsidiary by Borrower or any Subsidiary, (y) under any casualty insurance policy in respect of a covered loss thereunder or (z) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking), (ii) any cash that is derived from (A) cash grants and similar items to Borrower and its Subsidiaries, (B) any incurrence of Indebtedness by Borrower or any of its Subsidiaries (including for the avoidance of doubt any Tax Equity Financing), (C) any issuance of Equity Interests by any Subsidiary or (D) any capital contribution to any Subsidiary and (iii) any cash payments or proceeds received from or generated by an Unrestricted Subsidiary.

“Project Holdco” means a direct, wholly-owned Domestic Subsidiary of Borrower that is a Guarantor and 100% of the Equity Interests of which have been pledged to the Collateral Agent under the Pledge and Security Agreement.

“Project Obligations” means, as to Borrower or any Subsidiary, any Contractual Obligation of such Person under power purchase agreements; agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes; decommissioning agreements; tax indemnities; operation and maintenance agreements; leases; development contracts; construction contracts; management services contracts; share retention agreements; warranties; bylaws, operating agreements, joint development agreements and other organizational documents; and other similar ordinary course contracts entered into in connection with owning, operating, developing or constructing Solar Energy Projects, but excluding, for the avoidance of doubt, obligations in respect of the payment of Non-Recourse Project Indebtedness.

“Project Owner” as defined in the definition of “Non-Guarantor Subsidiary”.

“Projections” as defined in Section 4.8.

“PUHCA” as defined in Section 4.26(a).

“PUHCA Exemption” as defined in Section 4.26(c).

“PUHCA Regulations” as defined in Section 4.26(a).

“PURPA” as defined in Section 4.26(a).

“PURPA Regulations” as defined in Section 4.26(a).

“QF” as defined in Section 4.26(a).

“QF Status” as defined in Section 4.26(a).

“Qualified Acquisition” means any transaction or series of related or unrelated transactions (i) consummated during a single Fiscal Quarter, (ii) pursuant to which Borrower or its Subsidiaries acquires, for an aggregate purchase price of not less than $100 million, (x) Equity Interests, (y) properties or assets, or (z) one or more operating divisions or business units, in each case, of one or more other Persons, (iii) which is designated by Borrower by written notice to the Administrative Agent as a Qualified Acquisition and (iv) which is not financed by Non-Recourse Project Indebtedness.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that (A)(x) has total assets exceeding $10,000,000 at the time of the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligations or (y) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and (B) can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quinto Power Purchase Agreement” means the Renewable Power Purchase and Sale Agreement between Southern California Edison Company and Quinto Solar Project Owner, dated as of January 7, 2011, as amended, restated, supplemented or otherwise modified from time to time.

“Quinto Solar Project” means the solar energy project with a nameplate capacity of 108 MW located in Merced County, California, that is owned by the Quinto Solar Project Owner.

“Quinto Solar Project Owner” means Solar Star California XIII, LLC, a Delaware limited liability company.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by the Partnership or any of its Subsidiaries in any real property.

“Reduction Hedge Termination Payment” means termination or settlement payments under Hedge Agreements resulting from a reduction in the notional amount under such Hedge Agreements which relates to a prepayment of Obligations.

“Refinanced Facility” as defined in Section 10.5(e).

“Refinancing Facility” as defined in Section 10.5(e).

“Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Required Lenders” means one or more Lenders having or holding Closing Date Term Loan Exposure, New Term Loan Exposure, Delayed Draw Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the aggregate Voting Power Determinants of all Lenders; provided that the amount of Voting Power Determinants shall be determined by disregarding the Voting Power Determinants of any Defaulting Lender.

“Residential Project” as defined in the definition of “Solar Energy Project”.

“Residential System” means a ground-mounted or roof-top distributed solar generation system designed and installed for residential applications, which is leased by, or subject to a power purchase agreement with, the owner of a residence for the purpose of generating electric energy for that residence.

“Residential System Portfolio” means the portfolio of residential solar assets owned or leased by the Residential System Portfolio Owner.

“Residential System Portfolio Owner” means SunPower Residential I, LLC, a Delaware limited liability company.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries (or any direct or indirect parent of Borrower to the extent paid, directly or indirectly, by Borrower or any of their respective Subsidiaries) now or hereafter outstanding other than a dividend payable solely in shares of a class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Partnership or Borrower or any of their respective Subsidiaries (or any direct or indirect parent of the Partnership or Borrower to the extent paid, directly or indirectly, by the Partnership, Borrower or any of their respective Subsidiaries) now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Partnership, Borrower or any of their respective Subsidiaries (or any direct or indirect parent of Borrower or the Partnership to the extent paid, directly or indirectly, by the Partnership, Borrower or any of their respective Subsidiaries) now or hereafter outstanding. For the avoidance of doubt, payments to or on behalf of First Solar 8point3 Management Services, LLC or SunPower Capital Services, LLC pursuant to any Management Services Agreement, or to any other Affiliate of a Sponsor pursuant to any Project Obligation entered into in accordance with Section 6.10, shall not constitute Restricted Junior Payments.

“Restricted Subsidiary” means any subsidiary other than an Unrestricted Subsidiary; provided, that (i) “Restricted Subsidiary” shall in any event include (a) all Initial Project Owners and any other Project Owner that owns an interest in an Acceptable Project where Borrower has elected to treat such Project Owner as a Restricted Subsidiary in accordance with Section 2.23, and (b) any Non-Guarantor Subsidiary that owns, directly or indirectly, any such Project Owner (whether or not Borrower owns, directly or indirectly, less than 51% of any such Person) and (ii) upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or such Issuing Bank shall determine.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate and, for the avoidance of doubt, includes any New Revolving Loan Commitments. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $200 million.

“Revolving Commitment Period” means, subject to Section 2.24, the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the 5-year anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of each Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (iv) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (v) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Lender” means a Lender having a Revolving Commitment.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a) and/or Section 2.23.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“RPU Solar Project” means the solar energy project with a nameplate capacity of 7 MW located in Riverside, California, that is owned by the RPU Solar Project Owner.

“RPU Solar Project Owner” means Solar Star California XXXI, LLC, a Delaware limited liability company.

“Sanctioned Country” means a country or territory which is itself the subject or target of comprehensive countrywide or territory-wide Sanctions (as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means (a) any Person that is the target or subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State) or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Screen Rate” as defined in “Adjusted Eurodollar Rate”.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series” as defined in Section 2.23.

“Signing Date” means the date on which the conditions specified in Section 3.1 are satisfied or waived.

“Solar Energy Project” means a (i) a wholesale solar energy production facility (that is neither a C&I Project nor a Residential Project), including the rights to the site on which the facility is located, the other assets, tangible and intangible, that compose such facility and the transmission and interconnection facilities connecting such Solar Energy Project to an electric utility or other wholesale power offtaker (a “Utility Scale Project”); (ii) the real property on which a Utility Scale Project is located, provided such real property and such Utility Scale Project are separately owned (a “Utility Project Site”); (iii) any ground-mounted or roof-top distributed solar generation system or systems designed or installed for commercial or industrial applications, which is either leased by, or subject to one or more power purchase agreements with, one or more commercial businesses, industrial companies, academic institutions, government entities, hospitals, non-profits, public entities or other entities that are neither electric utilities nor residential customers, who purchase solar power directly from a generation company or solar power plant (a “C&I Project”); and (iv) a portfolio of Residential Systems (a “Residential Project”).

“Solar Gen 2 Solar Project” means the solar energy project with a nameplate capacity of 150 MW located in Imperial County, California, that is owned by the Solar Gen 2 Solar Project Owner.

“Solar Gen 2 Solar Project Owner” means SG2 Imperial Valley, LLC, a Delaware limited liability company.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Partnership substantially in the form of Exhibit F-2.

“Solvent” means, with respect to all Credit Parties and their Subsidiaries, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ and their Subsidiaries’, on a consolidated basis, liabilities (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ and their Subsidiaries’, on a consolidated basis, present assets; (b) the Credit Parties’ and their Subsidiaries’, on a consolidated basis, capital is not unreasonably small in relation to their business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) the Credit Parties and their Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe (nor should it reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Credit Parties and their Subsidiaries, on a consolidated basis, are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Sponsors” means, collectively, First Solar and SunPower.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“State Electric Utility Regulations” as defined in Section 4.26(e).

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary” means, unless the context otherwise requires, a Restricted Subsidiary of Borrower and, in the case of the Partnership, in addition, Borrower. For purposes of Sections 4.2, 4.11, 4.12, 4.19, 4.20, 4.21, 4.23, 4.24, 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(h), 5.1(m), 5.3, 5.7, 5.8 and 5.13 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries.

“SunPower” means SunPower Corporation, a corporation formed under the laws of the State of Delaware.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means Credit Agricole CIB in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $20 million, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agents” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Tax Beneficial Date” means, with respect to any Solar Energy Project, (i) in general, the last date upon which such Project may be transferred to Borrower without materially reducing the amount, or affecting the availability, of a material solar energy tax benefit to such Solar Energy Project or its direct or indirect owners on account of their interests in such Solar Energy Project, including (A) if such Solar Energy Project is eligible for the active solar energy system new construction exclusion from assessment for California property tax purposes, the day immediately preceding the date on which new construction is deemed completed with respect to such Solar Energy Project (or (I) in the case of a Residential Project, the first Residential System to be deemed complete within such Residential Project or

(II) in the case of a C&I Project, the first solar generation system to be deemed complete within such C&I Project), within the meaning of California Revenue and Tax Code Section 75.12 and regulations adopted thereunder, and (B) if such Solar Energy Project is eligible for the energy credit determined under Section 48 of the Code, the day immediately preceding the date upon which such Solar Energy Project (or in the case of a Residential Project, the first Residential System within such Residential Project) is placed in service within the meaning of Section 48 of the Code, and (ii) if such Solar Energy Project is eligible for more than one material solar energy tax benefit, the date determined by calculating a tentative Tax Beneficial Date for each such material solar energy tax benefit with respect to such Solar Energy Project and selecting the earliest such date.

“Tax Beneficial Project” means a Solar Energy Project with a Tax Beneficial Date.

“Tax Equity Documents” means the limited liability company agreement or other joint venture agreement, equity capital contribution agreement or equity purchase and sale agreement, if any, and all other material agreements entered into in connection with a Tax Equity Financing.

“Tax Equity Financing” means any tax equity financing entered into in connection with the acquisition, sale, lease, financing or refinancing of one or more Solar Energy Projects with respect to the Project Owner thereof or any Non-Guarantor Subsidiary that is a direct or indirect parent of such Project Owner; provided that, with respect to any Tax Equity Financing entered into after the Signing Date, (i) in the case of any Tax Equity Financing of the Quinto Solar Project, the RPU Solar Project, the UC Davis Solar Project or the Macy’s Solar Project, Borrower shall cause the class of Equity Interests in the tax equity investment entity not held by the third-party tax equity investor to be owned by a Credit Party and pledged pursuant to the Pledge and Security Agreement and (ii) in the case of all other Tax Equity Financings, Borrower shall use commercially reasonable efforts to cause (A) the class of Equity Interests in the tax equity investment entity not held by the third-party tax equity investor to be owned, directly or indirectly, by a Credit Party and, to the extent owned directly by a Credit Party, pledged pursuant to the Pledge and Security Agreement and (B) the applicable Tax Equity Documents to provide that such Equity Interests are permitted to be pledged pursuant to the Pledge and Security Agreement. For the avoidance of doubt, the arrangements reflected in the joint venture agreements of SG2 Holdings, LLC, NS Solar Holdings, LLC and Lost Hills Blackwell Holdings, LLC shall be Tax Equity Financings hereunder.

“Term Loan” means a Closing Date Term Loan, a Delayed Draw Term Loan and a New Term Loan.

“Term Loan Commitment” means the Closing Date Term Loan Commitment, the Delayed Draw Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.22.

“Total Consolidated Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all consolidated Indebtedness of Borrower and its Consolidated Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined in accordance with GAAP, excluding (i) all Non-Recourse Project Indebtedness, (ii) the face amount of any undrawn Performance Letter of Credit issued hereunder and (iii) all items of Indebtedness arising by reason of clause (ix) of the definition of “Indebtedness” herein.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing any Issuing Bank for any amount drawn under any Letter of Credit issued by such Issuing Bank, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by the Partnership, Borrower or any of Borrower’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Type of Loan” means (i) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UC Davis Solar Project” means the solar energy project with a nameplate capacity of 13 MW located in Solano County, California, that is owned by the UC Davis Solar Project Owner.

“UC Davis Solar Project Owner” means Solar Star California XXXII, LLC, a Delaware limited liability company.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unreimbursed Amount” as defined in Section 2.4(d).

“Unrestricted Subsidiary” means any subsidiary of Borrower designated on Schedule 3.2(c) as an Unrestricted Subsidiary as of the Closing Date or designated by an Authorized Officer of Borrower as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the date hereof, and any subsidiaries of any such designated Unrestricted Subsidiaries acquired or formed after such designation. Borrower may designate any subsidiary of Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any subsidiary of Borrower (other than any subsidiary of the subsidiary to be so designated); provided that (i) each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any Restricted Subsidiary and (ii) Borrower may not designate any Project Holdco that owns, directly or indirectly, any Initial Project or any Acceptable Project acquired with the proceeds of New Term Loans, or any of their respective subsidiaries or Non-Controlled Subsidiaries to the extent a Subsidiary, to be an Unrestricted Subsidiary.

“U.S. Lender” as defined in Section 2.19(c).

“Utility Project Site” as defined in the definition of “Solar Energy Project”.

“Utility Scale Project” as defined in the definition of “Solar Energy Project”.

“Voting Power Determinants” means, collectively, Closing Date Term Loan Exposure, New Term Loan Exposure, Delayed Draw Term Loan Exposure and/or Revolving Exposure.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees and original issue discount payable with respect to such Loan.

1.2. Accounting Terms; Changes in GAAP.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Partnership to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable).

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Borrower or the Administrative Agent (acting at the direction of the Required Lenders) shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the consequences of the change in GAAP shall be disregarded for purposes of determining compliance with the Credit Documents.

1.3. Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person. Unless otherwise specifically indicated, any reference to any statute, regulation or law herein shall refer to such statute, regulation or law, as applicable, as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, any reference in this Agreement to any agreement, instrument or other document shall mean such agreement, instrument or other document as amended, restated, supplemented or otherwise modified from time to time. Any reference to any Person shall include its successors and permitted assigns in the capacity indicated, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

1.4. Exchange Rates; Currency Equivalents.

(a) The applicable Issuing Bank shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit issued by such Issuing Bank and other amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the applicable Issuing Bank. The Issuing Bank shall notify the Administrative Agent of such Dollar Equivalent amount as calculated on the applicable Revaluation Date.

(b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

1.5. Letter of Credit Amounts.

(a) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any documentation related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(b) Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the applicable Issuing Bank, which approval shall not be unreasonably withheld, conditioned or delayed. If an Issuing Bank consents to the issuance of Letters of Credit in such requested currency, such Issuing Bank shall so notify Borrower and the Administrative Agent, and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for the purposes of any Letter of Credit.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1. Term Loans.

(a) Closing Date Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Closing Date Term Loan to Borrower in an amount equal to such Lender’s Closing Date Term Loan Commitment. Borrower may make only one borrowing under the Closing Date Term Loan Commitment which shall be on the Closing Date.

(b) Delayed Draw Term Loan Commitment. Subject to the terms and conditions hereof, each Delayed Draw Term Lender severally agrees to make term loans (each such term loan a “Delayed Draw Term Loan”) to the Borrower on up to four occasions (but no more than two times per Fiscal Quarter) during the Delayed Draw Term Loan Commitment Period in an aggregate principal amount not to exceed the amount of the Delayed Draw Term Loan Commitment of such Lender.

(c) Any amount borrowed under Sections 2.1(a) and (b) and subsequently repaid or prepaid may not be reborrowed Subject to Sections 2.12(a) and 2.13, all amounts owed hereunder with respect to the Closing Date Term Loans and Delayed Draw Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Closing Date Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Closing Date Term Loan Commitment on such date. Each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action at the conclusion of the Delayed Draw Term Loan Commitment Period.

(d) Borrowing Mechanics for Term Loans.

(i) Delayed Draw Term Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount, and Delayed Draw Term Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 3.3(b), whenever Borrower desires that Lenders make Term Loans, Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) on the Closing Date, with respect to Closing Date Term Loans or Delayed Draw Term Loans to be funded on the Closing Date, in each case, which are Base Rate Loans, (y) no later than 11:00 a.m. (New York City time) on any proposed Delayed Draw Term Loan Draw Date after the Closing Date with respect to Base Rate Loans and (z) at least three Business Days prior to the Closing Date or any Delayed Draw Term Loan Draw Date, as applicable, with respect to Closing Date Term Loans or Delayed Draw Term Loans which are Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(iii) Each Lender shall make its Closing Date Term Loan or Delayed Draw Term Loan, as applicable, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date or any Delayed Draw Term Loan Draw Date, as applicable, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Closing Date Term Loan or Delayed Draw Term Loan, as applicable, available to Borrower on the Closing Date or Delayed Draw Term Loan Draw Date, as applicable, by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 3.3(b), whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and no later than 11:00 a.m. (New York City time) on the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Credit Date is the Closing Date, such Funding Notice may be delivered on the Closing Date with respect to Base Rate Loans and such period shorter than three Business Days as may be agreed by Administrative Agent with respect to Eurodollar Rate Loans.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such Notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.

2.3. Swing Line Loans.

(a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender agrees to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swing Line Loans.

(i) Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Subject to Section 3.3(b), whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 11:00 a.m. (New York City time) on the proposed Credit Date.

(iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iv) The Borrower shall repay to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Commitment Termination Date and ten (10) Business Days after such Swing Line Loan is made. Notwithstanding the foregoing, with respect to any Swing Line Loans which have not been prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.16.

(v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from Borrower or the Required Lenders that any of the conditions under Section 3.3 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 3.3 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c) Resignation and Removal of Swing Line Lender. Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to Administrative Agent, Lenders and Borrower. Swing Line Lender may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Swing Line Lender (provided that no consent of Swing Line Lender will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender. Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender. At the time any such replacement or resignation shall become effective, (i) Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by the successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

2.4. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, that (i) each Letter of Credit shall be denominated in Dollars or one or more Alternative Currencies (provided that any Letter of Credit denominated in an Alternative Currency shall provide that draws on such Letter of Credit may be paid in Dollars); (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect (notwithstanding that the aggregate Issuing Bank Commitments may exceed the Letter of Credit Sublimit at any time); (v) after giving effect to such issuance, in no event shall the Letter of Credit Usage with respect to all Letters of Credit issued by any Issuing Bank exceed the Issuing Bank Commitment of such Issuing Bank then in effect; (vi) in no event shall any Letter of Credit have an expiration date later than the date which is two years from the date of issuance of such Letter of Credit; and (vii) in no event shall any Letter of Credit have an expiration date later than the Letter of Credit Expiration Date. Subject to the foregoing, any Issuing Bank may agree that a Letter of Credit issued by it will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period; provided, such Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, if any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Bank or Cash Collateralized pursuant to Section 2.21(a) satisfactory to such Issuing Bank (in its sole discretion) to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. As of the Closing Date, each Existing Letter of Credit shall be deemed to have been issued pursuant hereto and be a “Letter of Credit” hereunder for all purposes hereof and of the other Credit Documents.

Notwithstanding anything to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law, regulation or statute applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; or

(ii) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(b) Notice of Issuance. Subject to Section 3.3(b), whenever Borrower desires the issuance or amendment of a Letter of Credit, it shall deliver to Administrative Agent (who shall provide a copy to the Lenders) and the applicable Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by an Issuing Bank in any particular instance, in advance of the proposed date of issuance or amendment. Upon satisfaction or waiver of the conditions set forth in Section 3.3, the applicable Issuing Bank shall issue or amend the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application (appropriately completed and signed by an Authorized Officer of Borrower including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank) on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between the terms hereof and the terms of any such application, the terms hereof shall control. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent and each Lender with a Revolving Commitment of such issuance, amendment or modification, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and any Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of any Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against an Issuing Bank for any liability arising out of the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has honored a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Bank on or before the date which is three Business Days following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in (x) if such Letter of Credit is denominated in Dollars, Dollars and (y) if such Letter of Credit is denominated in an Alternative Currency, such Alternative Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars and, in each case of clause (x) and (y), in same day funds equal to the amount of such honored drawing (“Unreimbursed Amount”); provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and the applicable Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Bank for the Unreimbursed Amount with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the Dollar Equivalent of the amount of such honored drawing, and (ii) Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Bank shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof; provided, that the Reimbursement Date for such drawing shall be the date which is three Business Days following Borrower’s receipt of such notice.

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank issuing such Letter of Credit a participation (denominated in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) in, and undivided interest in, such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder, and the obligations of Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. In the event that Borrower does not for any reason reimburse the applicable Issuing Bank as provided in Section 2.4(d), such Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the Unreimbursed Amount and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to the applicable Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the applicable Issuing Bank is located) after the date notified by such Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to the applicable Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from the applicable Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section 2.4(e) in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank. In the event the applicable Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute in Dollars to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of Borrower to reimburse an Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Partnership or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; (viii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or any Subsidiary or in the relevant currency markets generally; (ix) the fact that an Event of Default or a Default shall have occurred and be continuing; or (x) the Letter of Credit Expiration Date occurs after the Revolving Commitment Termination Date; provided, in each case, that payment by such Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) (A) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, (B) the issuance of any Letter of Credit by such Issuing Bank or the use of the proceeds therefrom (including any refusal by such Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether such Issuing Bank is a party thereto, in each case other than as a result of the gross negligence or willful misconduct of such Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Addition, Resignation and Removal of Issuing Bank. Any Lender (or Affiliate of a Lender) may become an Issuing Bank at any time by written agreement between the Borrower, the Administrative Agent, and such Lender. An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower. An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent of such Issuing Bank will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding) and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such addition, replacement or resignation, (i) any additional or successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such additional Issuing Bank or to such successor Issuing Bank, or to any previous Issuing Bank or current Issuing Bank (other than any additional or successor Issuing Bank), or to any combination thereof, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i) Cash Collateralization of Letters of Credit.

(i) If the Administrative Agent notifies Borrower at any time, including on any Revaluation Date, that the Letter of Credit Usage exceeds the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, Borrower shall Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Letter of Credit Usage (net of Cash Collateralized amounts) as of such date of payment to an amount not to exceed 100% of the Letter of Credit Sublimit then in effect.

(ii) With respect to any Letter of Credit of any Issuing Bank with an expiration date on or after the Revolving Commitment Termination Date, no later than five Business Days prior to the Revolving Commitment Termination Date, the Borrower shall either provide Cash Collateral or backstop letters of credit satisfactory to the applicable Issuing Bank in an amount equal to the Minimum Collateral Amount.

(iii) In the event that Borrower does not for any reason comply with its obligation to provide Cash Collateral or backstop letters of credit as set forth in clause (ii) above, the applicable Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the applicable Minimum Collateral Amount and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall, not later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by the applicable Issuing Bank, make Revolving Loans that are Base Rate Loans in the amount of such Lender’s Pro Rata Share of the Minimum Collateral Amount, the proceeds of which shall be applied directly by Administrative Agent to satisfy Borrower’s obligation to provide Cash Collateral as set forth in clause (ii) above.

(j) Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (i) any failure by Borrower to repay any drawing under any Letter of Credit denominated in an Alternative Currency which has not been converted to a Revolving Loan (or to pay interest due thereon) on its scheduled due date or (ii) any repayment by Borrower of such a drawing (or payment of interest thereon) in a currency other than the currency of such Letter of Credit or Dollars, including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its participation in such Letter of Credit, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by the Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. (a) The proceeds of the Term Loans will be used to pay Transaction Costs, repay Indebtedness of any Initial Project Owner or Subsidiary, for Permitted Acquisition Transactions, and to make one or more distributions to the Sponsors (including the Closing Date Distribution), (b) the proceeds of Revolving Loans, if any, made on the Closing Date and Revolving Loans and Swing Line Loans made after the Closing Date will be used for capital expenditures, acquisitions and other investments, to provide for ongoing working capital requirements and for general corporate purposes and (c) the proceeds of Letters of Credit will be used for credit support for Project Obligations and for general corporate purposes.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans. The entries in the Register shall be conclusive, absent manifest error, and binding on Borrower, each Lender and Administrative Agent. The Borrower, each Lender and Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Closing Date Term Loan, New Term Loan, Delayed Draw Term Loan, Revolving Loan or Swing Line Loan, as the case may be.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Closing Date Term Loans, Delayed Draw Term Loans and Revolving Loans:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

(ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Borrower agrees to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on the date on which the related drawing under a Letter of Credit is reimbursed in full or, on and after the Reimbursement Date, on demand. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 2.8(f), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

2.9. Conversion/Continuation.

(a) Subject to Section 2.17 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Subject to Section 3.3(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.10. Default Interest. Any amounts under this Agreement that are not paid when due shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees.

(a) Borrower agrees to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments and (B) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and

(ii) letter of credit fees equal to (1) 2.00% per annum (or, in the case of Performance Letters of Credit only, 1.00% per annum), times (2) the Dollar Equivalent of the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent in Dollars at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) Borrower agrees to pay directly to each Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by it (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit issued by it as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) Borrower agrees to pay to Lenders having Delayed Draw Term Loan Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Delayed Draw Term Loan Commitments and (B) the aggregate principal amount of all outstanding Delayed Draw Term Loans, times (2) the Applicable Delayed Draw Commitment Fee Percentage.

All fees referred to in this Section 2.11(c) shall be paid to Administrative Agent in Dollars at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(d) All fees referred to in Sections 2.11(a), 2.11(b)(i) and 2.11(c)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of February, May, August and November of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(e) Borrower agrees to pay directly to Lenders having Commitments:

(i) ticking fees equal to, for the period beginning on the day that is 45 days after the Signing Date through the Closing Date, (1) the average of the daily aggregate principal amount of all outstanding Commitments, times (2) the Applicable Ticking Fee Percentage, calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable on the Closing Date or the date on which the Commitments terminate pursuant to Section 10.25 or otherwise.

(f) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding);

(2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding); and

(3) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of such Loans outstanding).

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that a notice of prepayment made in connection with a refinancing of the Loans or sale of the Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice). Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

(b) Voluntary Commitment Reductions.

(i) Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (i) the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments or (ii) the Delayed Draw Term Loan Commitments in an amount up to the amount by which the Delayed Draw Term Loan Commitments exceed the outstanding amount of Delayed Draw Term Loans, in each case at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments or Delayed Draw

Term Loan Commitments, as applicable, shall be, unless otherwise agreed by the Administrative Agent, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount which constitutes the full amount of Revolving Commitments in excess of the Total Utilization of Revolving Commitments or unutilized Delayed Draw Term Loan Commitments, as applicable, at such time). Any Revolving Commitments or Delayed Draw Term Loan Commitments terminated under this Section 2.12(b) may not be re-established.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments or Delayed Draw Term Loan Commitments, as applicable, shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment or Delayed Draw Term Loan Commitment, as applicable, of each Lender proportionately to its Pro Rata Share thereof; provided, that a notice of prepayment made in connection with a refinancing of the Loans or sale of the Borrower may be conditioned upon the consummation of such refinancing or sale (and if such refinancing or sale is not consummated, the principal amount of the Loans specified in such notice shall not be so due and payable on the prepayment date specified in such notice).

2.13. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales.

(i) No later than the third Business Day following the date of receipt by the Partnership, the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans and/or the Delayed Draw Term Loan Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds.

(ii) Notwithstanding the foregoing clause (i), except as provided in Section 6.8(i), so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within three hundred sixty days of receipt thereof (or if committed to be reinvested within such three hundred sixty day-period, within one hundred eighty days after the expiration of such period) in long-term productive assets of the general type used in the business of Borrower and its Subsidiaries.

(b) Insurance/Condemnation Proceeds.

(i) No later than the third Business Day following the date of receipt by the Partnership, the Borrower or any of its Subsidiaries, or Administrative Agent or Collateral Agent as loss payee, of Net Insurance/Condemnation Proceeds (other than Net Insurance/Condemnation Proceeds arising from any event or series of related events in an amount less than $20,000,000), unless waived by Required Lenders, Borrower shall prepay the Loans and/or the Delayed Draw Term Loan Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(ii) Notwithstanding the foregoing clause (i), except in the case of any total loss of any Major Initial Project, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within three hundred sixty days of receipt thereof (or, if committed to be reinvested within such three hundred sixty day-period, within one hundred eighty days after the expiration of such period) in long-term productive assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(c) Issuance of Debt. On the date of receipt by the Partnership, Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of the Partnership, Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, but subject to any prepayment required, if any, pursuant to clause (o) thereof), Borrower shall prepay the Loans and/or the Delayed Draw Term Loan Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (or, if not incurred or invoiced at such time, Borrower’s good faith estimate thereof to the extent subsequently paid), including reasonable legal fees and expenses.

(d) Buy-Down Amounts.

(i) On the date of receipt by Borrower of any Capacity Buy-Down Damages pursuant to the Omnibus Agreement with respect to any Initial Project, Borrower shall prepay the Loans and/or the Delayed Draw Term Loan Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to the percentage resulting from dividing (i) $325,000,000 plus the aggregate principal amount of Revolving Loans made on the Closing Date by (ii) the fair market value of the Partnership and its Subsidiaries (taking into consideration only such portion of the Equity Interests thereof owned, directly or indirectly, by the Partnership) as determined as of the Closing Date and evidenced by a certificate delivered by an Authorized Officer of Borrower on the Closing Date.

(ii) On the date of receipt by Borrower of any damages similar to Capacity Buy-Down Damages with respect to any Acceptable Project funded with the proceeds of New Term Loans made in accordance with Section 2.24, Borrower shall prepay the Loans and/or the Delayed Draw Term Loan Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to the percentage resulting from dividing (i) the aggregate principal amount of such New Term Loans and any Revolving Loans made in connection with the acquisition of such Acceptable Project by (ii) the purchase price paid in respect of such Acceptable Project.

(e) Revolving Loans and Swing Loans. Borrower shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Delayed Draw Term Loan Commitments pursuant to Sections 2.13(a) through 2.13(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans and/or the Delayed Draw Term Loan

Commitments shall be permanently reduced in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.12(a) shall be applied as specified by Borrower in the applicable notice of prepayment; provided, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.13(a) through 2.13(d) shall be applied as follows:

first, to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof);

second, to reduce the unutilized Delayed Draw Term Loan Commitments on a pro rata basis;

third, to prepay the Swing Line Loans to the full extent thereof;

fourth, to prepay the Revolving Loans to the full extent thereof (for the avoidance of doubt without reducing the Revolving Commitments);

fifth, to prepay outstanding reimbursement obligations with respect to Letters of Credit; and

sixth, to Cash Collateralize Letters of Credit.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.17(c).

(d) Hedge Termination Payments. A pro rata portion of any amount required to be applied to prepayment of the Term Facilities pursuant to clauses (a), (b), (c) and (d) of Section 2.13 shall be allocated for making Reduction Hedge Termination Payments in respect of any such prepayment.

2.15. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars (unless otherwise expressly provided herein) in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative

Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.16. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.16 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.17. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and

Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. With respect to any Lender’s claim for compensation under this Section 2.17, Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies Borrower of the event that gives rise to such claim.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18. Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Banks for purposes of this Section 2.18(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) any Other Connection Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company controlling such Lender; or (iii) imposes any other condition, cost or expense (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, continuing, converting or maintaining Loans or issuing, maintaining or participating in Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Banks for purposes of this Section 2.18(b)) shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.18 shall apply to all requests, rules, guidelines or directives issued by any United States or foreign regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

(c) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the change in law, regulation or statute giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the change in law, regulation or statute giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect thereof).

2.19. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes. If any Credit Party or any other Person acting as a withholding agent is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Banks for purposes of this Section 2.19(b)) under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) the applicable withholding agent shall be entitled to make any such deduction or withholding and shall timely pay, or cause to be paid, the full amount of any such Tax deducted or withheld to the relevant Governmental Authority in accordance with applicable law before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit

Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) unless otherwise provided in this Section 2.19, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including such deductions and withholdings applicable to additional sums payable under this Section), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority; provided, Borrower shall not be required to pay any additional amounts to any Lender under clause (iii) above with respect to any Excluded Taxes of any Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY and/or any other form prescribed by applicable law (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, W-9 and/or any other form prescribed by applicable law (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by this Section 2.19(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of this Section 2.19(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.19(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein. Notwithstanding anything in this clause (c) to the contrary, the completion, execution and submission of such documentation (other Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY or W-9 (or, in each case, any successor form) or a Certificate re Non-Bank Status) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(d) Without limiting the provisions of Section 2.19(b), the Credit Parties shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law, or at the option of Administrative Agent, timely reimburse it for the payment of any Other Taxes, upon submission of reasonable proof of such payment. The applicable Credit Party shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e) The Credit Parties shall jointly and severally indemnify each Beneficiary for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Beneficiary or required to be withheld or deducted from a payment to such Beneficiary and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Credit Party’s receipt of such certificate.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

2.20. Obligation to Mitigate. Each Lender (which term shall include Issuing Banks for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21(d); fourth, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21(d); sixth, to the payment of any amounts owing to the Lenders, Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.21(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Sections 2.11(a) and (c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of the Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21(d).

(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) otherwise not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.3 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.21(d).

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing

Line Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.21(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.21(d).

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or such Issuing Bank (with a copy to Administrative Agent) Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Collateral Agent, for the benefit of the applicable Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.21, the Person providing Cash Collateral and such

Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

(e) Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

2.22. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and continues to be a Defaulting Lender, and (ii) such Defaulting Lender shall fail to cure the default pursuant to Section 2.21(b) within five Business Days after Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (a “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments and Delayed Draw Term Loan Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender, a Non-Consenting Lender or a Defaulting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c), 2.18 or 2.19; or otherwise as if it were a prepayment, (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender, (4) such assignment does not conflict with applicable law and (5) no Default or Event of Default has occurred and is continuing; provided, Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or Cash Collateralized in the Minimum Collateral Amount. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments and Delayed Draw Term Loan Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. Any removal of Credit Agricole CIB or its successor as a Defaulting Lender pursuant to this Section shall also constitute the removal of Credit Agricole CIB or its successor as Administrative Agent and Swing Line Lender pursuant to Section 9.7.

2.23. Incremental Facilities. Borrower may by written notice to Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (B) prior to the Maturity Date, the establishment of one or more new term loan commitments (the “New Term Loan Commitments” and together with New Revolving Loan Commitments, “Incremental Facilities”), in an amount not less than $2,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $500,000 in excess of that amount; provided that the aggregate amount of New Revolving Loan Commitments shall not exceed $100,000,000 and the aggregate amount of New Revolving Loan Commitments and New Term Loan Commitments shall not exceed $250,000,000, subject to any reduction in such aggregate amount required, if any, pursuant to Section 6.1(o) (it being understood however that so long as the remaining amount available for Incremental Facilities is up to $100,000,000, it can be used for New Revolving Loan Commitments). Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that Administrative Agent may elect or decline to arrange such New Revolving Loan Commitments or New Term Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (2) both before and after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, each of the conditions set forth in Section 3.3 shall be satisfied; (3) Borrower shall be in pro forma compliance with the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, and any acquisition of an Acceptable Project, as applicable; (4) the Commercial Operation Date for the Quinto Project shall have occurred on or prior to such Increased Amount Date or SunPower shall have paid Capacity Buy-Down Damages in respect of the Quinto Project and such payment shall have been applied in accordance with Section 2.13(d) (as certified by an Authorized Officer of Borrower); (5) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender and New Term Loan Lender shall be subject to the requirements set forth in Section 2.19(c); (6) Borrower shall make any payments required pursuant to Section 2.17(c) in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (7) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction; (8) the proceeds of any New Term Loans shall be used only to acquire Acceptable Projects pursuant to Permitted Acquisition Transactions; provided that the aggregate principal amount of New Term Loans that may be used to acquire an Acceptable Project where the Project Owner of such Acceptable Project would not be a subsidiary of Borrower and a Restricted Subsidiary hereunder shall not exceed $75,000,000; provided, further, however, that Borrower shall have the option to designate such Project

Owner (and each Non-Guarantor Subsidiary that owns, directly or indirectly, the Equity Interests in such Project Owner) as a “Restricted Subsidiary” in writing to the Administrative Agent at the time of the borrowing of the New Term Loans used to acquire such Acceptable Project, in which case such New Term Loans shall not be counted for purposes of the immediately preceding proviso; and (9) the Delayed Draw Term Loan Commitments shall have been utilized in full or terminated. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.23.

The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be as set forth herein or in the Joinder Agreement. In any event (i) the weighted average life to maturity of all New Term Loans of any Series shall be no shorter than the weighted average life to maturity of the Revolving Loans, the Closing Date Term Loans or the Delayed Draw Term Loans (whichever is longest), (ii) the applicable Maturity Date of each Series shall be no shorter than the latest of the final maturity of the Revolving Loans, the Closing Date Term Loans or the Delayed Draw Term Loans, (iii) the Weighted Average Yield applicable to the New Term Loans of each Series shall be determined by Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that the Weighted Average Yield applicable to the New Term Loans shall not be greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans plus 0.50% per annum unless the interest rate with respect to the Closing Date Term Loans and Delayed Draw Term Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Closing Date Term Loans and Delayed Draw Term Loans to equal the Weighted Average Yield then applicable to the New Term Loans minus 0.50% per annum, (iv) the New Term Loans may be unsecured or secured by the Collateral on a pari passu or junior basis, and (v) all other terms of the New Term Loans and New Term Loan Commitments, if not consistent with the terms of the Closing Date Term Loans, as applicable must be reasonably acceptable to the Required Lenders. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.23.

2.24. Extension Option.

(a) So long as at the time no Default or Event of Default shall exist, the Revolving Commitment Termination Date and/or the Maturity Date with respect to the Revolving Commitments and Term Loans hereunder, as applicable, may be extended in the manner set forth in this Section 2.24 for a period of one year from the applicable Revolving Commitment Termination Date or Maturity Date then in effect (an “Extension”); provided that the Revolving Commitment Termination Date or Maturity Date, as applicable, may only be so extended once per year for each Class. If the Borrower wishes to request an Extension, the Borrower shall give written notice to that effect to the Administrative Agent not less than 45 days nor more than 90 days prior to each anniversary of the Closing Date that occurs prior to the Revolving Commitment Termination Date or Maturity Date, as applicable, then in effect, whereupon the Administrative Agent shall promptly notify each of the Lenders of the applicable Class of such request. Each applicable Lender will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole discretion, within 30 days of such notice from the Administrative Agent. If any Lender shall not have responded affirmatively within such 30-day period, such Lender shall be deemed to have rejected the Borrower’s proposal to extend such Lender’s Revolving Commitment or Term Loans, as applicable, and only the Revolving Commitments and the Term Loans, as applicable, of those Lenders which have responded affirmatively shall be extended, subject to receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit I hereto (the “Extension Agreement”) duly completed and signed by the Borrower, the Administrative Agent and all of the Lenders that have responded affirmatively. No extension of Commitments or Term Loans pursuant to this Section 2.24 shall be legally binding on any party hereto unless and until such Extension Agreement is so executed and delivered by Lenders having or holding more than 50% of the Voting Power Determinants in respect of the applicable Class.

(b) If any Lender rejects, or is deemed to have rejected, the Borrower’s proposal to extend such Lender’s Revolving Commitment or Term Loans, as applicable, (A) subject to (B) below, this Agreement shall terminate on the Latest Maturity Date then in effect with respect to such Lender, and the Borrower shall pay to such Lender on such Latest Maturity Date any amounts due and payable to such Lender on such date and (B) the Borrower may, if it so elects, require any Lender that does not elect to extend its Revolving Commitment or Term Loans, as applicable, to assign its Revolving Commitment or Term Loans, as applicable, in its entirety to one or more Eligible Assignees pursuant to Section 10.06(d) which Eligible Assignees will agree to the extension of the Revolving Commitment Termination Date or Maturity Date, as applicable. On the date of termination of any Lender’s Revolving Commitment as contemplated by clause (A) of the first sentence of this subsection (b), the respective participations of the other Lenders in all outstanding Letters of Credit and Swing Line Loans shall be redetermined on the basis of their respective Revolving Commitments, as applicable, after giving effect to such termination and, if applicable, any assignment pursuant to clause (B) of the first sentence of this subsection (b), and the participation therein of the Lender whose Revolving Commitment is terminated shall terminate; provided that the Borrower shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit and Swing Line Loans within the limits of the Revolving Commitments which are not terminated, prepay on such date a portion of the outstanding Term Loans, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon its having done so.

(c) The Administrative Agent shall promptly notify the applicable Lenders of the effectiveness of each extension of the Revolving Commitments or Term Loans pursuant to this Section 2.24.

SECTION 3. CONDITIONS PRECEDENT

3.1. Signing Date. The effectiveness of this Agreement is subject to satisfaction of the following conditions on or before the Signing Date:

(a) Credit and Guaranty Agreement. Administrative Agent shall have received sufficient copies of this Agreement as Administrative Agent shall request, originally executed and delivered by Borrower.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of Borrower, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, certified as of the Signing Date by its secretary or an assistant secretary as being a true and complete copy and, to the extent applicable, certified as of the Signing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of Borrower that are executing this Agreement, in substantially the form of Exhibit M; (iii) resolutions of the sole member of Borrower approving and authorizing the execution, delivery and performance of this Agreement as of the Signing Date, certified as of the Signing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation, organization or formation, dated the Signing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent may reasonably request.

(c) PATRIOT Act. At least 10 days prior to the Signing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

3.2. Closing Date. The obligation of each Lender or Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to Section 10.25, and subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of (i) this Agreement and the Closing Date Joinder Agreement, (ii) a Note executed by Borrower in favor of each Lender requesting a Note (if any), (iii) the Pledge and Security Agreement, (iv) each Owner Pledge and Guarantee Agreement and (v) each other Credit Document to be signed on the Closing Date, in each case, as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party and Owner.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Credit Party and Owner, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party and Owner that are executing the Credit

Documents and the Funding Notice, in substantially the form of Exhibit M; (iii) resolutions of the members of the Partnership or its board of directors or similar governing body of such Credit Party or Owner approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s or Owner’s jurisdiction of incorporation, organization or formation, dated the Closing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of the Partnership and its Subsidiaries shall be as set forth on Schedule 3.2(c) (as such schedule may be amended by Borrower on or before the Closing Date).

(d) Qualifying Initial Public Offering. On or before the Closing Date, (i) an initial public offering and distribution of certain Equity Interests in the Partnership shall have been consummated pursuant to an effective registration statement under the Securities Act of 1933, as amended, which initial public offering results in at least 20% of the economic interests in Borrower, through the Partnership, being owned by public investors (the “Initial Public Offering”) and (ii) Borrower shall have delivered the certificate required by Section 2.13(d)(i) with respect to the fair market value of the Partnership and its Subsidiaries as described in such Section.

(e) Existing Indebtedness. On or prior to the Closing Date, the Partnership and its Subsidiaries shall have (i) repaid in full all outstanding Indebtedness and other obligations, and terminated all outstanding commitments to lend or make other extensions of credit, and terminated and released all Liens granted, under that certain Credit Agreement dated as of October 17, 2014 with Quinto Solar Project Owner, as borrower, and all related credit documents and (ii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing such Indebtedness or other obligations of the Partnership and its Subsidiaries thereunder.

(f) Governmental Authorizations and Consents. Each Credit Party and Owner shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents to be consummated on or prior to the Closing and each of the foregoing shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing contemplated hereby.

(g) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) proper financing statements in form appropriate for filing under the UCC of all jurisdictions required to perfect the Liens created under the Collateral Documents covering the Collateral;

(ii) all certificates representing Pledged Equity Interests, accompanied by undated stock or other transfer power executed in blank, as required pursuant to the Collateral Documents, and all other instruments and chattel paper as provided in the Collateral Documents, if any;

(iii) results of recent lien searches with respect to each Credit Party and Owner, and such searches shall reveal no Liens on the assets of the Credit Parties or Owners other than Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(iv) evidence that each Credit Party and Owner shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral.

(h) Financial Statements; Projections. Administrative Agent shall have received from Borrower (i) a pro forma, unaudited consolidated balance sheet of the Partnership and its Consolidated Subsidiaries reflecting the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date and the Initial Public Offering, which pro forma balance sheet shall be in form and substance reasonably satisfactory to Administrative Agent (the “Financial Statements”) and (ii) the Projections.

(i) Evidence of Insurance. Collateral Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained by Borrower pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent and Secured Parties as additional insureds to the extent required under Section 5.5.

(j) Opinions of Counsel to Credit Parties and Owners. Agents and Lenders and their respective counsel shall have received favorable written opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Credit Parties and Owners, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party and Owner hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(k) Fees; Transaction Costs. Borrower shall have paid to each Agent and Arranger the fees payable on or before the Closing Date referred to in Section 2.11(e) and (f), all upfront fees payable to the Lenders and all Transaction Costs and other expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.

(l) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Borrower in form, scope and substance reasonably satisfactory to Administrative Agent, and demonstrating that after giving effect to the consummation of the transactions contemplated by the Credit Documents and any rights of contribution and the Initial Public Offering, the Credit Parties are and will be, on a consolidated basis, Solvent.

(m) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(n) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(o) PATRIOT Act. At least 10 days prior to the Closing Date, to the extent not previously delivered on the Signing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(p) Signing Date; Changes to Schedules, Agreements, Etc. The Signing Date shall have occurred. Except as set forth on Schedule 3.2(p), all amendments to the schedules hereto made after the Signing Date but on or before the Closing Date shall be satisfactory to the Lenders, and all changes to the form of the Omnibus Agreement and the Organization Documents of the Credit Parties as of the Signing Date, if any, made on or prior to the Closing Date shall be satisfactory to the Lenders (to the extent such changes would have been subject to Required Lender approval pursuant to Section 6.13).

(q) Sponsor Contribution. Each Sponsor, as applicable, shall have caused its respective direct or indirect interests in the Initial Projects to be contributed to Borrower in accordance with the terms described in the Master Formation Agreement, and the Initial Project Owners shall have no outstanding Indebtedness (excluding Tax Equity Financings and other Indebtedness permitted by Section 6.1).

3.3. Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be, executed by an Authorized Officer in accordance with Section 2.1(d) or Section 2.4(b), as applicable.

(ii) Total Utilization of Revolving Commitments; Delayed Draw Term Loan Commitments. After making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and the outstanding Delayed Draw Term Loans shall not exceed the Delayed Draw Term Loan Commitments then in effect.

(iii) Accuracy of Representations and Warranties. As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(iv) No Event of Default or a Default. As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension and the transactions to be consummated on such Credit Date that would constitute an Event of Default or a Default.

(v) Letter of Credit. On or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit. In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the applicable Issuing Bank would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(vi) Fees. Borrower shall have paid to Agent, or instructed Agent to pay with the proceeds of such Credit Extension, the fees payable on or before such Credit Date referred to in Section 2.11(a) and all expenses payable pursuant to Section 10.2 which have accrued to such Credit Date and been invoiced to Borrower.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent, Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to the Administrative Agent, Lenders and Issuing Banks, on the Closing Date and, subject to the materiality qualifier set forth in Section 3.3(a)(iii), on each Credit Date, that the following statements are true and correct:

4.1. Organization; Requisite Power and Authority; Qualification. Each of the Partnership and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite power and authority (i) to own and operate its properties, (ii) to carry on its business as now conducted and as proposed to be conducted, and (iii) to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, except in the cases of clauses (i) and (ii), where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each of the Partnership and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2 (as such schedule may be amended by Borrower on or before the Closing Date), or as permitted by Sections 6.2(q) or 6.2(t), as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interest of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 (as such schedule may be amended by Borrower on or before the Closing Date) correctly sets forth the ownership interest of the Partnership and Borrower in each of their respective Subsidiaries as of the Closing Date.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Partnership or any other Credit Party or, to the extent such violation would reasonably be expected to have a Material Adverse Effect, any other Subsidiary of the Partnership, (ii) any of the Organizational Documents of the Partnership or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Partnership or any of its Subsidiaries except, in this clause (a)(iii), where such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Partnership or any of its Subsidiaries except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Partnership or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require (i) any approval of stockholders, members or partners or (ii) any approval or consent of any Person under any Contractual Obligation of the Partnership or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and are in full force and effect and except, solely with respect to the preceding clause (ii), for any such approvals or consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

4.5. Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except as have already been received and except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, and (ii) registrations, consents, approvals, notices or other actions necessary in connection with an exercise of remedies under the Credit Documents.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Financial Statements. The Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial condition, on a consolidated basis, of the Persons described in such financial statements as of the respective dates thereof, subject in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Partnership nor any of its Consolidated Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Partnership and such Subsidiaries taken as a whole.

4.8. Projections. On and as of the Closing Date, the consolidated projections of the Partnership and its Consolidated Subsidiaries for the period of Fiscal Year 2015 through and including Fiscal Year 2020, on a quarterly basis for Fiscal Year 2015 and Fiscal Year 2016 and a yearly basis thereafter (the “Projections”), are based on good faith estimates and assumptions believed to be reasonable at the time made; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9. No Material Adverse Effect. Since the Signing Date, there has been no event, circumstance or change that has had, or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

4.10. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.11. Payment of Taxes. Each of the Borrower, its Subsidiaries (other than any Non-Controlled Subsidiary) and the Partnership and, to the knowledge of Borrower, any Non-Controlled Subsidiary, has timely filed or caused to be filed all income and other material Tax returns and reports required to be filed, and all Taxes shown on such Tax returns to be due and payable and all material assessments, fees and other governmental charges made upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (other than Taxes, assessments, fees or other governmental charges being contested in good faith by appropriate proceedings). There is no proposed Tax deficiency, in writing, against the Partnership, the Borrower or any of its Subsidiaries (other than any Non-Controlled Subsidiary) or, to the knowledge of Borrower, any Non-Controlled Subsidiary, which is not being actively contested by the Partnership, the Borrower or any of its Subsidiaries, as the case may be, in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP, shall have been made or provided therefor. The Partnership is treated as a corporation for U.S. federal income tax purposes and Borrower is treated as a partnership for U.S. federal tax purposes.

4.12. Properties. Each of the Partnership and its Subsidiaries has (i) good and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets, in each case, except as would not reasonably be expected to have a Material Adverse Effect. Except as permitted (or not prohibited) by this Agreement, all such properties and assets are free and clear of Liens.

4.13. Environmental Matters. Neither the Partnership nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any currently applicable Environmental Law or pursuant to any Environmental Claim that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries is subject to any pending or, to their knowledge, threatened in writing, Environmental Claim, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Partnership and its Subsidiaries, there are and have been no events, conditions or occurrences that would reasonably be expected to form the basis of an Environmental Claim against the Partnership or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Partnership and its Subsidiaries, compliance with all currently applicable Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Partnership and its Subsidiaries, there are no activities, events, conditions or occurrences with respect to the Partnership or any of its Subsidiaries relating to their compliance with any Environmental Law or with respect to any Release of Hazardous Materials that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

4.14. No Defaults. No Default or Event of Default has occurred and is continuing.

4.15. Material Contracts. Schedule 4.15 (as such schedule may be amended on or before the Closing Date) contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and, to the Partnership’s or Borrower’s knowledge, (a) no material default exists under the Omnibus Agreement and (b) no defaults currently exist under any other Material Contract that would reasonably be expected to have a Material Adverse Effect.

4.16. Governmental Regulation. Neither the Partnership nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Partnership nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940.

4.17. Federal Reserve Regulations; Exchange Act. (a) None of the Partnership or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.18. Employee Matters. As of the Closing Date, neither the Partnership nor any of its Subsidiaries has nor, to the knowledge of the Partnership, since their respective inceptions has ever had, any employees. As of the Closing Date, the Partnership and its Subsidiaries are neither party to, nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization. There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting the Partnership or any of its Subsidiaries, in each case, that would reasonably be expected to have a Material Adverse Effect.

4.19. Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect (a) Borrower, each of the Guarantors and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan; (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service and nothing has occurred subsequent to the issuance of such determination letter or opinion letter which would cause such Employee Benefit Plan to lose its qualified status; (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of the Guarantors or any of their ERISA Affiliates; (d) no ERISA Event has occurred or is reasonably expected to occur; (e) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of the Guarantors; (f) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of the Guarantors or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, the Guarantors and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero; and (h) Borrower, each of the Guarantors and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.20. Solvency. The Credit Parties and their Consolidated Subsidiaries are, on a consolidated basis, Solvent.

4.21. Compliance with Statutes, Etc. Each of the Partnership and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Partnership or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.22. Disclosure. No statement or information contained in this Agreement, any other Credit Document or any other document, certificate or written statement furnished by or on behalf of any Credit Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated hereby (other than projections and pro forma financial information), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to the Partnership or Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the

Partnership or Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.23. Anti-Corruption Laws and Sanctions. Each Credit Party and each Subsidiary is in compliance, in all material respects, with Anti-Corruption Laws and Sanctions and are not engaged in any activity that would reasonably be expected to result in the Credit Parties being designated as a Sanctioned Person. Policies and procedures designed to ensure compliance by the Credit Parties, their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions have been implemented, and are maintained in effect, by the Credit Parties or otherwise on behalf of their Subsidiaries. None of (a) any Credit Party, any Subsidiary of a Credit Party or any of their respective directors, officers or employees (except any director, officer or employee of a Non-Controlled Subsidiary appointed by a Person that is not an Affiliate of any Credit Party), or (b) to the knowledge of any Credit Party, any director, officer or employee of any Non-Controlled Subsidiary (to the extent appointed by a Person that is not an Affiliate of any Credit Party), or any agent of such Credit Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds of other transaction contemplated by this Agreement will violate any Anti-Corruption Laws or applicable Sanctions.

4.24. Energy Regulatory Matters.

(a) Each of the electrical generating facilities owned by the Partnership or any of its Subsidiaries located in the United States is, or will be, beginning at the time of first generating electric energy, (i) a small power production facility that is a qualifying facility (“QF”) under the regulations of the Federal Energy Regulatory Commission (“FERC”) at 18 C.F.R. Part 292 (“PURPA Regulations”) under the Public Utility Regulatory Policies Act of 1978 (“PURPA”) (such status as a QF “QF Status”); or (ii) if not a QF, then an “Exempt Wholesale Generator” or “EWG” within the meaning of the Public Utility Holding Company Act of 2005 (“PUHCA”) (such status as an EWG, “EWG Status”). The QF Status of each such electrical generating facility that is a QF has been or will be, by the time such facility begins to generate electric energy, validly obtained through certification or self-certification pursuant to the PURPA Regulations, or certification or self-certification with respect to such QF Status is not required pursuant to 18 C.F.R. § 292.203(d). The EWG Status of each such electrical generating facility that is an EWG has been or will be, by the time such facility begins to generate electric energy, validly obtained through determination or self-certification pursuant to the FERC’s regulations at 18 C.F.R. Part 366 (“PUHCA Regulations”).

(b) Each Subsidiary of the Partnership that directly owns electrical generating facilities located outside of the United States is a foreign utility company (“FUCO”) under the PUHCA Regulations.

(c) The Partnership and any Subsidiaries of the Partnership are not subject to, or are exempt from, regulation under the federal access to books and records provisions of PUHCA (the “PUHCA Exemption”). Any of the Partnership and any Subsidiary of the Partnership that is a holding company as defined under PUHCA, are holding companies under PUHCA solely with respect to one or more QFs, FUCOs or EWGs and are entitled to the benefit of blanket authorization under Section 203(a)(2) of the Federal Power Act (“FPA”) pursuant to 18 C.F.R. § 33.1(c)(6) and (c)(8).

(d) If and to the extent that the Partnership or a Subsidiary of the Partnership is subject to regulation under Sections 204, 205 and 206 of the FPA it (i) makes all of its sales of electricity exclusively at wholesale, (ii) has authority to engage in wholesale sales of electricity at market-based rates, and to the extent permitted under its market-based rate authority, other products and services at market-based rates, and (iii) has such waivers and authorizations as are customarily granted to market-based rate sellers by FERC, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA. Any such market-based rate authorizations and waivers pursuant to the previous sentence are not subject to any pending challenge or investigation at FERC, and FERC has not issued any orders imposing a rate cap, mitigation measure, or other limitation on its authority to engage in sales at market-based rates, other than challenges, investigations, rate caps and mitigation measures generally applicable to wholesale sellers participating in the applicable electric market (such waivers and authorizations are the “Market-Based Rate Authorizations” and together with QF Status, EWG Status, and the PUHCA Exemption, and the other authorizations described in paragraph (c) above, are the “Federal Energy Regulatory Authorizations, Exemptions, and Waivers”).

(e) None of the Partnership or any Subsidiary of the Partnership will, as the result of the ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or the Partnership’s or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 CFR § 292.602(c)) (“State Electric Utility Regulations”), except as listed on Schedule 4.24 as such schedule may be amended by Borrower from time to time before or after the Closing Date.

(f) None of the Lenders or any of their “affiliates” (as defined under the PUHCA Regulations) of any of them will, solely as a result of each of the Partnership’s and its Subsidiaries’ respective ownership, leasing or operation of its electrical generating facility, the sale or transmission of electricity therefrom or the Partnership’s or any of its Subsidiaries’ entering into any Credit Documents, or any transaction contemplated hereby or thereby, be subject to regulation under the FPA, PUHCA, or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities (as described for purposes of the exemption provided under PURPA as defined in 18 CFR § 292.602(c)) except that the exercise by the Administrative Agent or the Lenders of certain foreclosure remedies allowed under the Credit Documents may subject the Administrative Agent, the Lenders and their “affiliates” (as that term is defined in PUHCA) to regulation under the FPA, PUHCA or state laws and regulations respecting the rates of, or the financial or organizational regulation of, electric utilities.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, from and after the Closing Date, and so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit (other than contingent or indemnification obligations for which no claim has been made, and other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) or as to which other arrangements satisfactory to Issuing Bank shall have been made), each Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Borrower will deliver to Administrative Agent:

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days (or such later day on which the filing of the Partnership’s financial statements with the SEC may be permitted by law or regulation, but in no event later than 60 days) after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheets of the Partnership and its Consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Partnership and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year (if applicable), all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b) Annual Financial Statements. As soon as available, and in any event within 90 days (or such later day on which the filing of the Partnership’s financial statements with the SEC may be permitted by law or regulation, but in no event later than 120 days) after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of the Partnership and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Partnership and its Consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Pricewaterhouse Coopers LLP or other independent certified public accountants of recognized national standing selected by the Partnership, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Partnership and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c) Compliance Certificate. Together with each delivery of financial statements of the Partnership and its Consolidated Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate and an updated organizational chart of Borrower in the form of Schedule 3.2(c);

(d) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the consolidated financial statements of the Partnership and its Consolidated Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b), such financial statements will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(e) Notice of Default. Promptly upon any officer of the Partnership or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Partnership or Borrower with respect thereto; (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or (iii) the occurrence of an event of default with respect to the Omnibus Agreement, any Non-Recourse Project Indebtedness, any Tax Equity Financing or any Major PPA, a certificate of an Authorized Officer of Borrower specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event of default, event or change, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f) Notice of Litigation. Promptly upon any officer of the Partnership or Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined, would reasonably be expected to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available on a non-confidential and non-privileged basis to the Partnership or Borrower to enable Lenders and their counsel to evaluate such matters;

(g) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of the Guarantors or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of the Guarantors or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (2) all notices received by Borrower, any of the Guarantors or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request.

(h) Financial Plan. As soon as practicable but in any event no later than the earlier of (i) twenty (20) Business Days following the occurrence of the annual investor earnings presentation of the Partnership and (ii) ninety (90) days following the beginning of each Fiscal Year commencing with the Fiscal Year 2016, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Partnership and its Consolidated Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of the Partnership and its Subsidiaries for each month of such Fiscal Year and each Fiscal Quarter of each other Fiscal Year;

(i) Insurance Certificate. If requested by the Administrative Agent, as soon as practicable, and in any event by the last day of each Fiscal year, a certificate of Borrower’s insurance broker(s) in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage as of the date of such certificate of the Partnership and its Subsidiaries.

(j) Notice Regarding Material Contracts; Etc. (i) Notice of any termination, material amendment, or other material modification of, or waiver of any material term or condition under, the Omnibus Agreement together with a draft copy of such amendment, waiver or modification at least five Business Days prior to the effectiveness thereof; (ii) promptly, and in any event within ten Business Days (or later in the case of any Material Contract to which any Non-Controlled Subsidiary is a party, provided such notice is given promptly upon any officer becoming aware thereof), notice of the termination or amendment, waiver or other modification of any other Material Contract which would reasonably be expected to result in a Material Adverse Effect; and (iii) no later than thirty (30) days following any acquisition of an Acceptable Project acquired with the proceeds of New Term Loans, Borrower will furnish to the Administrative Agent copies of the power purchase agreements entered into in respect of such Acceptable Project to the extent such disclosure is permitted pursuant to the terms of such power purchase agreements;

(k) Information Regarding Collateral. Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate form, (iii) in any Credit Party’s jurisdiction of organization, (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number or (v) in the direct ownership of the Equity Interests in Borrower, including of any new Person who becomes an Owner after the Closing Date. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents;

(l) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in the information regarding legal name or corporate form, jurisdiction of organization, Federal Taxpayer Identification Number or state organizational identification number, chief executive office, pledged securities, intellectual property, accounts or commercial tort claims of any Credit Party or Owner set forth in the Collateral Documents since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in the applicable Collateral Document) to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(m) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, proxy statements and material reports or notices sent or made available generally by any Credit Party to its equity holders acting in such capacity or, upon the reasonable request of the Administrative Agent, by any other Subsidiary of the Partnership to its equity holders acting in such capacity and (ii) all press releases and other statements made available generally by the Partnership or any of its Subsidiaries to the public concerning material developments in the business of the Partnership or any of its Subsidiaries, and (B) such other information and data with respect to the Partnership or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender, provided that any of the foregoing information which is filed with the Securities and Exchange Commission or otherwise made available to the public, and in each case posted on an Internet website to which each Lender and the Administrative Agent have access shall be deemed to have been delivered to Administrative Agent and Lenders; and

(n) Non-Recourse Indebtedness; Tax Equity Financing. Together with each delivery of financial statements of the Partnership and its Consolidated Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a report identifying the amounts, interest rates, amortization, maturities, parties, dividend distribution tests, percentage ownership interests, percentages of distributions among owners and flip dates (as applicable) of any Non-Recourse Project Indebtedness and Tax Equity Financings of all Non-Guarantor Subsidiaries, and upon the reasonable request of the Administrative Agent, copies of all material documentation entered into in connection with any such Non-Recourse Project Indebtedness or Tax Equity Financing in respect of any Initial Project or Acceptable Project acquired with the proceeds of any New Term Loans.

5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (a) its existence and (b) all rights and franchises, licenses and permits material to its business, except, in the case of clause (b), to the extent the failure to so preserve and keep in full force and effect would not reasonably be expected to have a Material Adverse Effect; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or that it is desirable to cease or change the business of such Person, and if the loss thereof is not disadvantageous in any material respect to Borrower or to Lenders.

5.3. Payment of Taxes. Each Credit Party will, and will cause each of its Subsidiaries to, file all income and other material Tax returns and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Partnership or any of its Subsidiaries).

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of the Partnership and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.5. Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such commercial general liability (e.g., public liability insurance) and property insurance (including business interruption insurance) with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Partnership and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, and in any event Borrower shall maintain for itself customary liability insurance. Each policy of insurance of Borrower shall name the Collateral Agent and the Secured Parties as additional insured as their interest may appear.

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that, so long as no Event of Default has occurred and is continuing, such inspections shall be limited to once per year.

5.7. Compliance with Laws. Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8. Environmental.

(a) Environmental Disclosure. The Partnership will deliver to Administrative Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Partnership or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to environmental matters at any Facility or with respect to any Environmental Claims that, in either case, would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(ii) as soon as practicable following the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (2) any remedial action taken by the Partnership or any other Person in connection with a violation of applicable Environmental Law or the Release of any Hazardous Materials, which in either event would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by the Partnership or any of its Subsidiaries, a copy of any and all material written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect and (2) any Release required to be reported to any Governmental Authority that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Partnership or any of its Subsidiaries that would reasonably be expected to (A) expose the Partnership or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of the Partnership or any of its Subsidiaries to maintain in full force and effect all Governmental Authorizations required under any Environmental Laws for their respective operations that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by the Partnership or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Partnership or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.8(a).

(b) Response to Environmental Claims and Violations of Environmental Laws. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Subsidiaries; Owners.

(a) In the event that any Person becomes a Domestic Subsidiary of the Partnership or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Domestic Subsidiary after the Closing Date (in each case, other than a Non-Guarantor Subsidiary), Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent in order for such Subsidiary to become a Guarantor and a Grantor. In the event that any Person becomes a Foreign Subsidiary of Borrower or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Foreign Subsidiary after the Closing Date (in each case, other than a Non-Guarantor Subsidiary), and the ownership interests of such Foreign Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof, Borrower shall, or shall cause such Domestic Subsidiary to, deliver all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.2(b), and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.2(g) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the outstanding voting stock and 100% of the outstanding non-voting stock of such Subsidiary, except that any such equity interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for purposes of this Section 5.9; provided that, in no event will any of the outstanding voting stock of a Controlled Foreign Corporation, in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote, be pledged. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or was converted into a Restricted Subsidiary, as applicable, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary herein, (A) in no event will any guaranty or pledge be required by this Section 5.9 to the extent such guaranty or pledge is prohibited by any Non-Recourse Project Indebtedness document or by any Tax Equity Document (except if such pledge is of the Equity Interests in a Project Holdco and except in the case of a pledge required pursuant to clause (i) of the proviso to the definition of “Tax Equity Financing”) and (B) neither the Partnership nor any of its Subsidiaries shall be required to grant a security interest in the Equity Interests of any Unrestricted Subsidiary.

(b) In the event that after the Closing Date, any Person becomes an Owner of direct Equity Interests in Borrower, Borrower shall cause such Person to enter into or become party to an Owner Pledge and Guarantee Agreement.

(c) In connection with any Permitted Acquisition Transaction, Borrower shall cause the applicable Project Owner to be owned, directly or indirectly, by a Project Holdco (other than any Project Holdco that owns, directly or indirectly, any Equity Interests in a Project Owner that owns an Initial Project), which may be formed in connection with such Permitted Acquisition Transaction.

5.10. Interest Rate Protection. No later than sixty (60) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the Term Loans then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

5.11. Further Assurances. At any time or from time to time upon the reasonable request of Administrative Agent or Collateral Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral (subject to limitations contained in the Credit Documents).

5.12. Designation of Subsidiaries. An Authorized Officer of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any subordinated Indebtedness of any Credit Party; (iv) Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of an Authorized Officer of Borrower, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (iii) of this Section 5.12 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary” and (v) at least ten days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

5.13. Energy Regulatory Status. Each Credit Party shall take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to maintain the Federal Energy Regulatory Authorizations, Exemptions, and Waivers, and as applicable to maintain exemption from or compliance with any State Electric Utility Regulations, in each case, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.14. Certain Non-Controlled Subsidiaries.

(a) In the case of any Non-Controlled Subsidiary that is (x) the direct or indirect owner of any Initial Project or (y) the direct or indirect owner of any Acceptable Project acquired with the proceeds of New Term Loans and deemed a Restricted Subsidiary in accordance with Section 2.23, any covenant or obligation under Sections 5.1(m)(B), 5.3, 5.5, 5.6 and 5.8(a)(v) shall be deemed fully performed or complied with by such Non-Controlled Subsidiary if each Credit Party will, and will cause each of its Subsidiaries to, in good faith, vote its Equity Interest in such Non-Controlled Subsidiaries and otherwise exercise all rights and powers available to it to cause such Non-Controlled Subsidiaries to comply with such covenants and obligations.

(b) With respect to any Non-Controlled Subsidiary that is not described in the preceding clause (a), any covenant or obligation under this Agreement shall be deemed fully performed or complied with by such Non-Controlled Subsidiary if, (i) in each case, where Borrower or any of its Subsidiaries (other than any Non-Controlled Subsidiaries) has the direct or indirect right to vote on such matter, Borrower and/or its Subsidiaries (other than any Non-Controlled Subsidiaries), as the case may be, votes its direct and indirect interests in such Non-Controlled Subsidiary to cause or not permit such Non-Controlled Subsidiary to take such action and cause such Non-Controlled Subsidiary to put such matters to a vote by the holders of such Equity Interests, as applicable or (ii) in each case, where Borrower or its Subsidiaries (other than any Non-Controlled Subsidiaries) do not have a direct or indirect right to vote on such matters, provides notice to such Non-Controlled Subsidiary of Borrower’s and/or its Subsidiaries’ obligation to cause or not permit such Non-Controlled Subsidiary to take such action, along with a request that such Person take or not take such action.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, from and after the Closing Date, and so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit (other than contingent or indemnification obligations for which no claim has been made, and other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) or as to which other arrangements satisfactory to Issuing Bank shall have been made), such Credit Party shall perform, and if applicable shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) (i) Non-Recourse Project Indebtedness of Non-Guarantor Subsidiaries (other than any Non-Guarantor Subsidiary that owns, directly or indirectly, an Initial Project) or (ii) Tax Equity Financing of a Non-Guarantor Subsidiary; provided that Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Indebtedness for which financial statements are available, after giving effect to the incurrence of such Indebtedness;

(c) (i) Indebtedness of a Subsidiary of Borrower owed to Borrower or a Subsidiary of Borrower in the nature of shareholder loans and (A) if owed to a Credit Party, evidenced by an Intercompany Note and subject to a First Lien pursuant to the Pledge and Security Agreement and (B) if such shareholder loan is Indebtedness of a Non-Guarantor Subsidiary, in compliance with Section 6.5(f) or (ii) Indebtedness of any Non-Controlled Subsidiary in the nature of (A) shareholder loans or (B) reimbursement obligations in respect of guarantees or other credit support, in each case owed to any member thereof that is not a Subsidiary;

(d) in connection with the consummation of any permitted Investment or permitted disposition of any business, assets or Subsidiary of the Partnership or any of its Subsidiaries, Indebtedness incurred by Borrower or any Subsidiary arising from (i) Permitted Deferred Acquisition Obligations or (ii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance by Borrower or any such Subsidiary pursuant to such agreements (other than Permitted Deferred Acquisition Obligations); provided that, each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary; and provided further that, in connection with any permitted disposition, the aggregate maximum liability associated with such provisions may not exceed the gross proceeds (including non-cash proceeds) of such dispositions;

(e) Indebtedness of Borrower or its Subsidiaries in the nature of Permitted Project Undertakings; provided that each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary;

(f) Indebtedness of Borrower or its Subsidiaries which may be deemed to exist pursuant to any guaranties or performance, surety, statutory or appeal bonds, workers’ compensation claims and self-insurance obligations, or similar obligations incurred in the ordinary course of business and not in connection with debt for borrowed money and not constituting Permitted Project Undertakings; provided that each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary;

(g) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(h) guaranties in the ordinary course of business of obligations to suppliers, customers, franchisees and licensees; provided that each Subsidiary may only incur such Indebtedness with respect to the Subsidiaries of the Project Holdco that is the direct or indirect parent of such Subsidiary;

(i) guaranties by the Partnership of Indebtedness of a Guarantor or Borrower or guaranties by Borrower or a Guarantor of Indebtedness of the Partnership or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(j) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly managing or mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person or such Person’s direct or indirect Subsidiary, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(k) letters of credit, as long as cash collateral has been provided or back-to-back Letters of Credit have been issued hereunder in respect of such letters of credit;

(l) Indebtedness represented by obligations in respect of capitalized leases or purchase money obligations, in each case, for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment used or useful in the business of such Person, in each case in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(m) the incurrence by the Partnership or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five (5) Business Days;

(n) other Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(o) other unsecured Indebtedness of Borrower; provided that (i) Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Indebtedness for which financial statements are available, after giving effect to the incurrence of such Indebtedness, (ii) no Default or Event of Default shall exist on the date of incurrence of such Indebtedness before or after giving effect to such Indebtedness, (iii) the stated maturity date of such Indebtedness shall be no earlier than the date that is 91 days following the Latest Maturity Date, (iv) if the principal amount of such Indebtedness exceeds $25,000,000 (the proceeds of any such excess Indebtedness, the “Excess Indebtedness Proceeds”), then Borrower may incur such excess Indebtedness (A) in an amount not to exceed the aggregate principal and committed amounts of then outstanding Term Loans, unused Delayed Draw Term Loan Commitments and available commitments under Section 2.23 for the incurrence of Incremental Facilities and (B) only to the extent Borrower does one or a combination of the following, in its discretion, as set forth in a certificate of an Authorized Officer of Borrower delivered to Administrative Agent: (x) prepay Term Loans, (y) reduce outstanding unused Delayed Draw Term Loan Commitments and/or (z) reduce the amount of commitments remaining available pursuant to Section 2.23 for Incremental Facilities, to the full extent of such Excess Indebtedness Proceeds, and (v) all Excess Indebtedness Proceeds shall be used to acquire Acceptable Projects or otherwise in accordance with clause (iv)(B)(x) of this clause (o);

(p) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(q) Indebtedness consisting of the financing, by the applicable insurer, of insurance premiums in the ordinary course of business.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Partnership or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for (i) Taxes that are not yet due and payable, and (ii) Taxes if obligations with respect to such Taxes that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA), in each case incurred in the ordinary course of business or pursuant to any Project Obligations (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are bonded or insured or are otherwise being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar or related obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, reservations of title and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Partnership or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease or sublease of real estate permitted hereunder (or with respect to any deposits or reserves posted thereunder);

(g) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Partnership or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Partnership or such Subsidiary;

(l) Liens securing Non-Recourse Project Indebtedness permitted by Section 6.1(b)(i); provided that such Liens do not at any time encumber any property other than the property of the Non-Guarantor Subsidiaries of the Project Holdco that is the direct or indirect parent of the Non-Guarantor Subsidiary owing such Indebtedness and the Equity Interests in such Non-Guarantor Subsidiary (excluding, for the avoidance of doubt, the Equity Interests in such Project Holdco);

(m) any security given to a public authority or other service provider or any other Governmental Authority by a Non-Guarantor Subsidiary when required by such public authority or other service provider or other Governmental Authority in connection with the operations of such person in the ordinary course of its business;

(n) any agreement to lease, option to lease, license, sub-lease or other right to occupancy assumed or entered by or on behalf of the Partnership or any Subsidiary in the ordinary course of its business;

(o) reservations, limitations, provisos and conditions, if any, expressed in any grants, permits, licenses or approvals from any Governmental Authority or any similar authority;

(p) Liens securing judgments not constituting an Event of Default under Section 8.1(h);

(q) Liens in the nature of restrictions on changes in the direct or indirect ownership or control of any Non-Guarantor Subsidiary or the Equity Interests of any Joint Venture;

(r) Liens securing Indebtedness permitted by Section 6.1(l); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover property other than the respective property so acquired or designed, constructed, installed, improved or leased;

(s) Liens on the assets of the Non-Guarantor Subsidiaries securing performance of obligations under power purchase agreements and agreements for the purchase and sale of energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes;

(t) Liens in the nature of rights of first refusal, rights of first offer, purchase options and similar rights in respect of the Equity Interests or assets of Non-Guarantor Subsidiaries included in documentation evidencing Project Obligations;

(u) Liens securing insurance premium financing arrangements permitted under Section 6.1(q) hereof and applicable only to the proceeds of the applicable insurance policy;

(v) with respect to acquisitions after the Closing Date (other than an acquisition of an Acceptable Project with the proceeds of New Term Loans), Liens existing on any property or asset prior to the acquisition thereof by Borrower or any Restricted Subsidiary or existing prior to the time such Person becomes a Restricted Subsidiary (or merges with a Subsidiary of Borrower in a transaction permitted pursuant to this Agreement) on any property or asset of any Person that becomes a Restricted Subsidiary (or merges with a Subsidiary of Borrower in a transaction permitted pursuant to this Agreement) after the date hereof, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or merging with a Subsidiary of Borrower), as the case may be, (B) such Lien shall not apply to any other property or asset of Borrower or any Subsidiary of Borrower and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or merges with a Subsidiary of Borrower), as the case may be, and extensions, renewals and replacements thereof so long as the principal amount secured does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon and fees, costs and expenses associated with such extensions, renewals and replacements); and

(w) other Liens on assets other than the Collateral securing Indebtedness permitted by Section 6.1 in an aggregate amount not to exceed $25,000,000 at any time outstanding.

6.3. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted sale, disposition or other transfer, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions as of the Closing Date identified on Schedule 6.3 (as such schedule may be amended by Borrower on or before the Closing Date), (d) restrictions on Non-Guarantor Subsidiaries and the Equity Interests of Non-Guarantor Subsidiaries in any Non-Recourse Project Indebtedness documentation, other Indebtedness documentation of Non-Guarantor Subsidiaries permitted under Section 6.1, or any Tax Equity Document, (e) restrictions on Non-Guarantor Subsidiaries in documentation evidencing Project Obligations, (f) restrictions on Non-Guarantor Subsidiaries described in Sections 6.2(q) or 6.2(t), and (g) restrictions with respect to Equity Interests of any Person set forth in the Organizational Documents thereof, no Credit Party or any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, without duplication:

(a) any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(b) Non-Guarantor Subsidiaries may declare and pay dividends or make other distributions to their equity holders ratably or otherwise in accordance with their organizational documents and Non-Recourse Project Indebtedness documents;

(c) Borrower may make Restricted Junior Payments to the Partnership and any other Owner, and the Partnership may make Restricted Junior Payments to its equity holders or the equity holders of any parent company of the Partnership; provided that immediately prior to any such Restricted Junior Payment, and after giving effect thereto, (1) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) Borrower shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.7;

(d) Borrower and the Partnership may make Permitted Tax Distributions; and

(e) Borrower and the Partnership may make Restricted Junior Payments consisting of the Closing Date Distribution.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Subsidiary of Borrower other than (i) restrictions on Non-Guarantor Subsidiaries in agreements evidencing Indebtedness permitted by Section 6.1(b) or any Tax Equity Documents, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) restrictions as of the Closing Date described on Schedule 6.5 (as such schedule may be amended by Borrower on or before the Closing Date), (v) customary restrictions on the transfer of non-Cash assets by Non-Guarantor Subsidiaries in power purchase agreements and similar agreements, (vi) restrictions contained in any Credit Document, or (vii) restrictions on Non-Guarantor Subsidiaries in documentation evidencing Project Obligations.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any Guarantor that is a wholly-owned Subsidiary of Borrower;

(c) Investments made by any Project HoldCo or any Non-Guarantor Subsidiary that is a Subsidiary of such Project HoldCo, in any Subsidiary of such Project Holdco;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Partnership and its Subsidiaries;

(e) Permitted Acquisition Transactions;

(f) shareholder loans to the extent permitted under Section 6.1(c) that would be permitted Investments pursuant to clause (k) below;

(g) Investments as of the Closing Date described in Schedule 6.6 (as such schedule may be amended by Borrower on or before the Closing Date);

(h) other Investments solely to the extent made with the proceeds of any cash capital contributions to the Partnership or Net Equity Proceeds from the sale or issuance of any common Equity Interests of the Partnership, in each case, contributed by the Partnership to and received by Borrower from and after the Closing Date;

(i) Swap Contracts permitted by Section 6.1(j);

(j) acquisitions of shelf entities in connection with internal corporate reorganizations, so long as such acquisitions are not adverse to the Lenders in any material respect;

(k) other Investments (other than any Permitted Acquisition Transaction or any other acquisition, directly or indirectly, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or a portion of the Equity Interests of, or a business line or unit or a division of, any Person) in energy and infrastructure projects and Persons (including, for the avoidance of doubt, Subsidiaries, Unrestricted Subsidiaries and Joint Ventures) engaged in designing, developing, constructing, operating and/or owning such projects, directly or indirectly; provided that Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter preceding the entry into definitive documentation in respect of such Investment for which financial statements are available;

(l) any Investments received in compromise or resolutions of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business or (ii) litigation, arbitration or other disputes;

(m) extensions of credit to (and guaranties to the benefit of) customers and suppliers in the ordinary course of business including advances to customers and suppliers that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Partnership and its Subsidiaries in the ordinary course of business; and

(n) Investments made to any Subsidiary, the proceeds of which are used for capital expenditures that are required by any applicable law, regulation or Governmental Authorization or undertaken for health and safety reasons or expressly required by the terms of any Project Obligations.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7. Financial Covenants.

(a) Debt Service Coverage Ratio. Borrower shall not permit the Debt Service Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending August 31, 2015, to be less than 1.75:1.00.

(b) Leverage Ratio. Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter set forth below, beginning with the Fiscal Quarter ending August 31, 2015, to exceed the amount set forth below:

Measurement Period Ending	Leverage Ratio
August 31, 2015	7.00:1.00
November 30, 2015	7.00:1.00
February 28, 2016	7.00:1.00
May 31, 2016	7.00:1.00
August 31, 2016	5.50:1.00
November 30, 2016	5.50:1.00
February 28, 2017	5.50:1.00
May 31, 2017	5.50:1.00
Thereafter	5.00:1.00

provided, that if Borrower or any of its Subsidiaries have consummated a Qualified Acquisition in a Fiscal Quarter, the maximum Leverage Ratio that is permitted for the immediately succeeding two Fiscal Quarters shall be increased by 0.50:1.00 (provided that the maximum Leverage Ratio that is permitted after giving effect to this increase shall not be greater than 5.50:1.00).

(c) Pro Forma Compliance. Notwithstanding anything herein to the contrary, pro forma compliance with the financial covenants set forth in this Section 6.7 for any period prior to the initial test period of such covenants shall be calculated assuming that the required Debt Service Coverage Ratio and Leverage Ratio are equal to the required Debt Service Coverage Ratio and Leverage Ratio for the Fiscal Quarter ending August 31, 2015.

6.8. Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation (other than in connection with an Investment permitted pursuant to Section 6.6), or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) into any other Person, or Dispose of, in one transaction or a series of transactions, all or any part of its Equity Interests in any of its Subsidiaries (other than to qualify directors if required by applicable law), business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed except:

(a) any Subsidiary of Borrower (other than a Non-Guarantor Subsidiary) may be merged with or into Borrower or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b) any Non-Guarantor Subsidiary may be merged with or into any other Non-Guarantor Subsidiary of the Project Holdco that is the direct or indirect parent of such Non-Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Non-Guarantor Subsidiary of the Project Holdco that is the direct or indirect parent of such Non-Guarantor Subsidiary;

(c) the sale of inventory (including energy and renewable energy credits, climate change levy exemption certificates, embedded benefits and other environmental attributes) sold, leased or licensed out in the ordinary course of business;

(d) the sale by the Partnership or any Subsidiary of property that is no longer useful or necessary to the conduct of the business of the Partnership or any Subsidiary in the ordinary course of business (excluding sales of one or more Non-Guarantor Subsidiaries);

(e) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(f) the granting of Liens permitted by Section 6.2;

(g) sale and leaseback transactions by Non-Guarantor Subsidiaries permitted by Section 6.9 and dispositions by Non-Guarantor Subsidiaries to tax equity investors in connection with Tax Equity Financings permitted pursuant to Section 6.1(b);

(h) Dispositions to, or any exchanges of property with, any Person for aggregate consideration of less than $10,000,000 with respect to any transaction or series of related transactions and less than $20,000,000 in the aggregate in any Fiscal Year (excluding sales of one or more Major Initial Projects or any Non-Guarantor Subsidiaries that own, directly or indirectly, Major Initial Projects);

(i) other Dispositions; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the manager of the Partnership), (2) no less than 75% thereof shall be paid in Cash, (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a); provided that in the case of any Disposition of one or more Major Initial Projects or any Non-Guarantor Subsidiaries that own, directly or indirectly, Major Initial Projects, such Net Asset Sale Proceeds shall be applied to prepayment as set forth in Section 2.14(b) and shall not be used for reinvestment; and (4) immediately prior to any such Disposition, and after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) Borrower shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.7;

(j) disposals of obsolete, worn out or surplus property;

(k) the lease, as lessor or sublessor, or license (other than any long-term exclusive license), as licensor or sublicensor, of real or personal property or Intellectual Property in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the business of the Partnership or any Subsidiary;

(l) internal corporate reorganizations of the Subsidiaries of any Project Holdco so long as any such reorganization does not involve any Person (including for the avoidance of doubt, any Credit Party) other than the Subsidiaries of such Project Holdco and is not adverse to the Lenders in any material respect;

(m) the issuance or sale by the Partnership of its Equity Interests;

(n) the issuance or sale by Borrower of Equity Interests to the Partnership or any Owner, or any issuance or sale by Borrower or its Subsidiaries of Equity Interests ratably to their respective equity holders;

(o) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and

(p) Dispositions to the Borrower or any Guarantor; and

(q) Dispositions of an Initial Project or an Acceptable Project that is subject to Section 2.2 of the Omnibus Agreement or similar agreement in accordance with this Agreement, to a Sponsor upon payment in full of Capacity Buy-Down Damages pursuant to Section 2.2(d) of the Omnibus Agreement (and application of such proceeds in accordance with Section 2.13(d)) where the Sponsor has elected to repurchase such project in accordance with the Omnibus Agreement.

6.9. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party or such Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Partnership or any Guarantor), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Partnership or any Guarantor) in connection with such lease; provided that Non-Guarantor Subsidiaries shall be permitted to enter into such transactions in connection with permitted Tax Equity Financings and permitted Non-Recourse Project Indebtedness, other than in respect of any Initial Project.

6.10. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Partnership on terms, considered together with the terms of all related and substantially concurrent transactions between such Credit Party and such Affiliate of the Partnership, that are less favorable to such Credit Party or Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate of the Partnership in an arms’ length transaction; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Partnership and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Partnership and its Subsidiaries entered into in the ordinary course of business; (d) any issuance of Equity Interests of the Partnership or any of its Subsidiaries; (e) Restricted Junior Payments that do not violate the provisions of Section 6.4; (f) transactions as of the Closing Date described in Schedule 6.10 (as such schedule may be amended by Borrower on or before the Closing Date) or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect; (g) Permitted Project Undertakings and Permitted Equity Commitments; and (h) Project Obligations and Permitted Acquisition Transactions entered into with any Affiliate of the Partnership, unless at the time entered into, only one Sponsor Controls the Partnership and Borrower.

6.11. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses (or those reasonably incidental thereto), including, for the avoidance of doubt, owning, developing, constructing, leasing, financing, selling and/or operating Solar Energy Projects (including entering into Hedge Agreements related to the same) and (ii) such other lines of business as may be consented to by Required Lenders.

6.12. Permitted Activities of the Partnership and Project Holdcos. Neither the Partnership nor any Project Holdco shall (a) incur any material Indebtedness other than (i) the Indebtedness and obligations under this Agreement and the other Credit Documents, (ii) pursuant to shareholder loan agreements permitted hereunder or Tax Equity Financings permitted hereunder and (iii) pursuant to Swap Contracts permitted hereunder; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) except as otherwise permitted by this Section 6.12, engage in any business or activity or own any material assets other than (i) holding Equity Interests of Borrower (in the case of the Partnership) or Non-Guarantor Subsidiaries and other Subsidiaries of Borrower (in the case of Project Holdcos), (ii) entering into and performing its obligations under the Credit Documents, (iii) entering into and performing its obligations under Swap Contracts and shareholder loan agreements permitted hereunder, (iv) in the case of any Project Holdco that is a direct member in a Non-Guarantor Subsidiary that is party to, or subject to, a Tax Equity Financing, entering into and performing its obligations under the Organizational Documents of such Non-Guarantor Subsidiary or such other Tax Equity Documents, (v) maintaining its corporate existence, (vi) in the case of the Partnership, participating in tax, accounting and other administrative activities as the parent of a consolidated group of companies, including Borrower, (vii) making Restricted Junior Payments as permitted pursuant to Section 6.4, and making Investments in Borrower (in the case of the Partnership) or, in the case of any Project HoldCo, in any Subsidiary thereof, as permitted pursuant to Section 6.6, (viii) in the case of the Partnership, (A) the execution and delivery of the Management Services Agreements and such other agreements as contemplated to be entered into by it pursuant to the Master Formation Agreement, and the performance of its obligations thereunder, and (B) other activities in connection with the Initial Public Offering and any subsequent issuance or sale by the Partnership of its Equity Interests, and (ix) activities incidental to the businesses or activities described in clauses (i) through (viii) of this clause (c); (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, except in the case of Project Holdcos, as permitted pursuant to Section 6.8; or (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries, except in the case of Project Holdcos, as permitted pursuant to Section 6.8.

6.13. Amendments or Waivers of Organizational Documents and Certain Material Contracts. No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree or consent to any material amendment, restatement, supplement or other modification to, or waiver of any material term of, or material consent under, (a) any of its Organizational Documents in any manner adverse to the interests of any Agent, any Lender or any Secured Party, (b) except as set forth in clause (d) of the definition of “Acceptable Project” herein, Section 2.2 or Article III of the Omnibus Agreement (including any definitions used therein); (c) any Material Contract (other than any Tax Equity Document), in a manner that would reasonably be expected to have a Material Adverse Effect or (d) at any time when only one Sponsor Controls the Partnership and Borrower, any Management Services Agreement in a manner that increases amounts payable thereunder by any Credit Party or its Subsidiaries, in each case, without obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver or consent. No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree or consent to any termination of (i) the Omnibus Agreement prior to the day the last Initial Project achieves its Commercial Operation Date or during any period when an Acceptable Project is subject to Section 2.2 thereof; (ii) the Quinto Power Purchase Agreement or (iii) any other Material Contract, in the case of this clause (iii), to the extent it would reasonably be expected to have a Material Adverse Effect. No Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of any material term of, any Tax Equity Documents, unless after giving effect to any such amendment, restatement, supplement, or other modification or waiver Borrower shall be in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.7.

6.14. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries (other than any Non-Controlled Subsidiary) to change its Fiscal Year end from November 30; provided that the foregoing will not prohibit any Credit Party from changing its Fiscal Year end to November 30 (to the extent such Person has a different Fiscal Year end).

6.15. Use of Proceeds. No Credit Party shall, nor shall it permit any of its Subsidiaries, or any of their respective directors officers, employees or agents, to, directly or indirectly, use the proceeds of the Loans or Letters of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.16. Accounts. No Credit Party shall have any demand, time, savings, passbook or other accounts other than Operating Accounts subject to the Lien of the Collateral Agent and the Secured Parties under the Collateral Documents and to the extent required pursuant to the definition of “Operating Accounts” herein, a Control Agreement.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) or valid release of a Guarantor in accordance with the Credit Documents. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or with the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Partnership or any of its Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any law, regulation, decree or order of any jurisdiction, or any other court, affecting any form of any Guaranteed Obligation or any Beneficiary’s rights with respect thereto; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by applicable law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, under the Hedge Agreements or under any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and the Delayed Draw Term Loan Commitments shall have terminated or expired and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) or as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made ), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and the Delayed Draw Term Loan Commitments shall have terminated or expired and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) or as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) shall have been paid in full and the Revolving Commitments shall have terminated and the Delayed Draw Term Loan Commitments shall have terminated or expired and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) or as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made). Each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions pursuant to this Agreement giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes, to the extent permitted by applicable law, any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding (other than contingent or indemnification obligations for which no claim has been made), no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty. If (A) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, (B) a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 5.12, (C) all or substantially all of the assets of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of in accordance with the terms and conditions hereof, or (D) any Guarantor or any of its successors in interest hereunder shall be dissolved in accordance with the terms and conditions hereof, then the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition.

7.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until all of the Guaranteed Obligations (other than contingent or indemnification obligations for which no claim has been made) have been paid in full and the Revolving Commitments shall have terminated and the Delayed Draw Term Loan Commitments shall have terminated or expired and all Letters of Credit shall have expired or been cancelled (other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) or as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made). Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder, in each case of this clause (ii) within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $25,000,000 or more (or, with respect to Non-Recourse Indebtedness, $50,000,000 or more), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, 5.2(a), 5.9(b) or 6 or (ii) failure for longer than ten Business Days of any Credit Party to perform or comply with any term or condition contained in Section 5.1(a), 5.1(b), 5.1(c), 5.1(e) or 5.10; or

(d) Breach of Representations, Etc. Any representation or warranty made by any Credit Party or Owner in any Credit Document or that is contained in any certificate or document furnished by it at any time under any Credit Document shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party or Owner shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries) under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries) shall make any assignment for the benefit of creditors; or (ii) the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the members of the Partnership or its board of directors (or similar governing body) of the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. At any time there shall exist money judgments, writs or warrants of attachment or similar process involving in the aggregate an amount in excess of $25,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) entered or filed against the Partnership or any of its Subsidiaries (other than Immaterial Subsidiaries) or any of their respective assets and such money judgments, writs or warrants of attachment or similar process remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Borrower, any of the Guarantors or any of their respective ERISA Affiliates in excess of $25,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a material Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property and rights to property belonging to the Borrower, any of the Guarantors or any of their respective ERISA Affiliates; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent and indemnification obligations for which no claim has been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral (for the avoidance of doubt, any pledge of Equity Interests shall constitute a material portion of the Collateral) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action it is required to take pursuant to the Collateral Documents and is within its control, or (iii) any Credit Party or Owner shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m) Termination of Omnibus Agreement and Quinto Power Purchase Agreement. (i) The Omnibus Agreement shall cease for any reason to be in full force and effect prior to the day the last Initial Project achieves its Commercial Operation Date or during any period when an Acceptable Project is subject to Section 2.2 thereof, or (ii) the Quinto Power Purchase Agreement shall cease to be in full force and effect for any reason prior to the Commercial Operation Date of the Quinto Solar Project,

provided, however, that such Event of Default shall not be deemed to have occurred if the Quinto Power Purchase Agreement has been replaced within ninety (90) days of the occurrence of a Default under this clause (m) by a replacement agreement in form and substance reasonably acceptable to the Required Lenders.

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments and Delayed Draw Term Loan Commitments, if any, of each Lender having such Revolving Commitments or Delayed Draw Term Loan Commitments, as applicable, and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for Borrower’s reimbursement obligations in respect of Letters of Credit then outstanding. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of Borrower hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations with respect to such Letters of Credit shall have been satisfied and all other obligations of Borrower hereunder and under the other Credit Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9. AGENTS

9.1. Appointment of Agents. Credit Agricole CIB is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Credit Agricole CIB to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents, Lenders and Lender Counterparties and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. None of the Arrangers, Bookrunners, Syndication Agents and Documentation Agents shall have any duties or responsibilities hereunder in their respective capacities as such.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent nor any of its officers, partners, directors, employees or agents shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders, or by or on behalf of any Credit Party to any Agent or any Lender or by any Lender to any Agent or any other Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including, for the avoidance of doubt, refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting

Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Partnership and its Subsidiaries), accountants, experts and other professional advisors selected by it; (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); and (iii) except as expressly set forth herein and in the other Credit Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Partnership or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Partnership and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Partnership and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Closing Date Term Loan, and/or Revolving Loans on the Closing Date or by the funding of any New Term Loans, New Revolving Loans or Delayed Draw Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loans and New Revolving Loans.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender.

(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Required Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Required Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required

Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Required Lenders nor Administrative Agent have appointed a successor Administrative Agent, Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Required Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Credit Agricole CIB or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Credit Agricole CIB or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Required Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Required Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five Business Days’ notice to Administrative Agent and with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Required Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c) Any resignation or removal of Credit Agricole CIB or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Credit Agricole CIB or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty (other than filing a proof of claim), it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(v) of this Agreement and Section 10 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than contingent or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) or as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made), upon request of Borrower, Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) Notwithstanding anything to the contrary contained herein or any other Credit Document, in connection with a sale or disposition of property permitted by this Agreement, upon request of Borrower, Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in such property.

(f) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.9. Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Bank and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3 allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or Issuing Banks may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Partnership or the Borrower referring to this Agreement, describing such

Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.3(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent, Lenders, Swing Line Lender and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender, Swing Line Lender or any applicable Issuing Bank pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender, Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated (and whether or not the Closing Date occurs), and including with respect to expenses incurred prior to the Closing Date, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the syndication, negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the actual and reasonable costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent or Arranger in connection with the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (h) after the occurrence of a Default or an Event of Default and during its continuance, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated (and whether or not the Closing Date occurs), each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Arranger, Bookrunner, Syndication Agent, Documentation Agent, Issuing Bank, Lender and their respective affiliates and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents and sub-agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee or from a material breach of the funding obligations of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Issuing Bank, each Agent, each Arranger, each Bookrunner, each Syndication Agent, each Documentation Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Partnership and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) Each Credit Party also agrees that no Lender, Agent, Arranger, Bookrunner, Syndication Agent, Documentation Agent or Issuing Bank nor any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or material breach of the funding obligations of such Lender, Agent, Arranger, Bookrunner, Syndication Agent or Documentation Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, Arranger, Bookrunner,

Syndication Agent or Documentation Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s, Arranger’s, Bookrunner’s, Syndication Agent’s or Documentation Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender and Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or such Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or such Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or such Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Hedge Obligations of such Guarantor, provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Sections 2.16 and 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Bank and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

10.5. Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Required Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document (i) to implement the New Revolving Loan Commitments and/or New Term Loan Commitments under Section 2.23, (ii) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent), and (iii) to reflect changes of a minor, technical or administrative nature (as reasonably determined by Administrative Agent), in each case so long as such amendment, modification or supplement does not adversely affect the rights of any Lender (or Issuing Bank, if applicable) and the

Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within ten Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayments);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest, fees or premium;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of Section 2.12(b)(ii), Section 10.5(a), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Required Lenders” or “Pro Rata Share” or change Section 9.2 of the Pledge and Security Agreement or Section 9.2 of any Owner Pledge and Guaranty Agreement in a manner that would alter the pro rata sharing of payments required thereby; provided, with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Required Lenders will be needed for such release); or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment or Delayed Draw Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment or Delayed Draw Term Loan Commitment, as applicable, of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Lenders holding more than 50% of the aggregate Closing Date Term Loan Exposure of all Lenders, Revolving Exposure of all Lenders, Delayed Draw Term Loan Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of each Issuing Bank;

(v) amend, modify or waive this Agreement, the Pledge and Security Agreement or any Owner Pledge and Guarantee Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Excluded Hedge Obligations,” “Lender Counterparty,” “Hedge Agreement,” “Obligations,” “Qualified ECP Guarantor,” “Secured Obligations” or “Swap Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(vi) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, as applicable;

(vii) amend Section 1.5(b) or the definition of “Alternative Currency” without the written consent of each Revolving Lender;

(viii) waive, reduce or postpone any payment due and owing under Sections 2.18, 2.19, 10.2 or 10.3 to any Lender without the written consent of such Lender; or

(ix) amend, modify or otherwise affect the rights or duties hereunder or under any other Credit Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent, (B) Issuing Bank, unless in writing executed by Issuing Banks and (C) the Swing Line Lender, unless in writing executed by the Swing Line Lender.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Refinancing Facility. Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower, the Issuing Banks, if applicable, and the Lenders providing the relevant refinancing facility to permit the refinancing, replacement or modification of outstanding Term Loans or outstanding Revolving Commitments (a “Refinanced Facility”), in whole or in part, with a replacement term loan tranche or revolving facility, as applicable, hereunder (a “Refinancing Facility”), provided that (a) the aggregate principal amount of such Refinancing Facility shall not exceed the aggregate principal amount of the applicable Refinanced Facility, (b) the Applicable Margin for such Refinancing Facility shall not be higher than the Applicable Margin for the applicable Refinanced Facility, (c) the weighted average life to maturity of such Refinancing Facility shall not be shorter than the weighted average life to maturity of the applicable Refinanced Facility at the time of such refinancing and (d) the other terms and conditions of such Refinancing Facility are either (i) consistent with the terms of this Agreement or (ii) otherwise reasonably acceptable to the Required Lenders, (e) after giving effect to the incurrence of Refinancing Facility (in the case of any Refinancing Facility in the form of a revolving credit facility, to the extent of any drawings to be made thereunder on the date of effectiveness of the related commitments) and the application of the net proceeds therefrom, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower shall be in pro forma compliance with Section 6.7, (f) there shall be no additional direct or contingent obligors with respect to such Refinancing Facility that are not, or will not become, Guarantors and (g) no Lender shall be obligated to provide any such Refinancing Facility.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Any Lender may assign to one or more assignees, other than a natural person, all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitments and the Loans or other Obligations at the time owing to it (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) with the prior written consent of (each, an “Eligible Assignee”):

(i) Borrower (such consent not to be unreasonably withheld or delayed) unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or a Related Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(ii) the Administrative Agent (such consent not to be unreasonably withheld or delayed) for assignments in respect of (x) any unfunded Delayed Draw Term Loan Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Related Fund with respect to such Lender or (y) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or a Related Fund; and

(iii) each Issuing Bank and of the Swing Line Lender (each such consent not to be unreasonably withheld or delayed) for any assignment in respect of the Revolving Commitments.

provided, that no Defaulting Lender, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee, and provided, further that each such assignment pursuant to this Section 10.6(c) shall be in an aggregate amount of not less than (w) $5,000,000, (x) such lesser amount as agreed to by Borrower and Administrative Agent (provided no such consent of the Borrower shall be required at any time a Default or an Event of Default shall have occurred and then be continuing), (y) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned or (z) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

(d) Mechanics.

(i) Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.19(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Credit Agricole CIB or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(ii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Bank, Swing Line Lender and each other Lender, hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Borrower or any Affiliate of Borrower.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment or Delayed Draw Term Loan Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments, Delayed Draw Term Loan Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Partnership, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Credit Parties, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless it complies with Section 2.19(c) as though it were a Lender (it being understood that any such form required by Section 2.19(c) shall be delivered to the applicable Lender and not the Borrower or Administrative Agent); provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.16 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including to any Federal Reserve Bank or other central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, that in no event shall the applicable Federal Reserve Bank, central bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT OR LENDERS IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER

DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender (which term shall for the purposes of this Section 10.17 include Issuing Bank) shall hold all non-public information regarding Borrower and its Subsidiaries, Affiliates and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent, each Agent and each Lender may disclose such information with the consent of the Borrower, each Agent and each Lender may disclose such information to any parties to this Agreement, and each Lender and each Agent may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other advisors, experts or agents who need to know such information and on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any potential or prospective assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures made pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law) and (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19. Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20. Entire Agreement. This Agreement and the other Credit Documents represent the entire agreement of the Guarantors, Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.21. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Arranger, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24. Judgment Currency. In respect of any judgment or order given or made for any amount due under this Agreement or any other Credit Document that is expressed and paid in a currency (the “Judgment Currency”) other than Dollars, the Credit Parties will indemnify Administrative Agent, Issuing Bank and any Lender against any loss incurred by them as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the rate of exchange, as quoted by Administrative Agent or by a known dealer in the Judgment Currency that is designated by Administrative Agent, at which Administrative Agent, Issuing Bank or such Lender is able to purchase Dollars with the amount of the Judgment Currency actually received by Administrative Agent, Issuing Bank or such Lender. The foregoing indemnity shall constitute a separate and independent obligation of the Credit Parties and shall survive any termination of this Agreement and the other Credit Documents, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into Dollars.

10.25. IPO Timing. Subject to the provisions herein, the Commitments hereunder shall terminate in the event that the Initial Public Offering does not occur on or before September 30, 2015.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

8POINT3 OPERATING COMPANY, LLC

By:	/s/ Natalie Jackson
Name:	Natalie Jackson
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND

INVESTMENT BANK,

as Administrative Agent, Collateral Agent, an

Arranger and a Lender

By:	/s/ Ghislain Descamps
Name:	Ghislain Descamps
Title:	Managing Director
Credit Agricole CIB

By:	/s/ Lucie Campos Caresmel
Name:	Lucie Campos Caresmel
Title:	Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK

BRANCH,

as a Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

DEUTSCHE BANK SECURITIES INC.,

as a Co-Syndication Agent and an Arranger

By:	/s/ Craig Molson
Name:	Craig Molson
Title:	Managing Director

By:	/s/ Scott Sartorious
Name:	Scott Sartorious
Title:	Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.

as a Co-Syndication Agent and a Lender

By:	/s/ Gregory T. Martin
Name:	Gregory T. Martin
Title:	Executive Director

J.P. MORGAN SECURITIES LLC,

as an Arranger

By:	/s/ Greg Spier
Name:	Greg Spier
Title:	Managing Director

[Signature Page to Credit Agreement]

CITIBANK, N.A.,

as a Co-Documentation Agent and a Lender

By:	/s/ Stuart J. Murray
Name:	Stuart J. Murray
Title:	Managing Director

CITIGROUP GLOBAL MARKETS INC.,

as an Arranger

By:	/s/ Stuart J. Murray
Name:	Stuart J. Murray
Title:	Managing Director

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,

as a Co-Documentation Agent, an Arranger

and a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,

as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A.,

as a Lender

By:	/s/ Maria Ferradas
Name:	Maria Ferradas
Title:	Vice President

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A.,

as a Lender

By:	/s/ Steven F. Larsen
Name:	Steven F. Larsen
Title:	Vice President

[Signature Page to Credit Agreement]

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Closing Date Term Loan Commitments

Lender	Closing Date Term Loan Commitment
Credit Agricole Corporate and Investment Bank	$48,571,428.56
Deutsche Bank AG New York Branch	$48,571,428.57
JPMorgan Chase Bank, N.A.	$48,571,428.57
Citibank, N.A.	$42,857,142.86
Goldman Sachs Bank USA	$42,857,142.86
HSBC Bank USA, N.A.	$22,857,142.86
Mizuho Bank, Ltd.	$22,857,142.86
MUFG Union Bank, N.A.	$22,857,142.86
Total	$300,000,000.00

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment
Credit Agricole Corporate and Investment Bank	$32,380,952.38
Deutsche Bank AG New York Branch	$32,380,952.38
JPMorgan Chase Bank, N.A.	$32,380,952.38
Citibank, N.A.	$28,571,428.57
Goldman Sachs Bank USA	$28,571,428.57
HSBC Bank USA, N.A.	$15,238,095.24
Mizuho Bank, Ltd.	$15,238,095.24
MUFG Union Bank, N.A.	$15,238,095.24
Total	$200,000,000.00

APPENDIX A-3

TO CREDIT AND GUARANTY AGREEMENT

Delayed Draw Term Loan Commitments

Lender	Delayed Draw Term Loan Commitment
Credit Agricole Corporate and Investment Bank	$4,047,619.06
Deutsche Bank AG New York Branch	$4,047,619.05
JPMorgan Chase Bank, N.A.	$4,047,619.05
Citibank, N.A.	$3,571,428.57
Goldman Sachs Bank USA	$3,571,428.57
HSBC Bank USA, N.A.	$1,904,761.90
Mizuho Bank, Ltd.	$1,904,761.90
MUFG Union Bank, N.A.	$1,904,761.90
Total	$25,000,000.00

APPENDIX A-4

TO CREDIT AND GUARANTY AGREEMENT

Issuing Bank Commitments

Issuing Bank	Letter of Credit Issuing Bank Commitment
Credit Agricole Corporate and Investment Bank	$200,000,000.00
JPMorgan Chase Bank, N.A.	$6,000,000.00
Deutsche Bank AG New York Branch	$745,000.00

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

8POINT3 OPERATING COMPANY, LLC

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Office: +1 (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

8POINT3 ENERGY PARTNERS LP*

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

APPENDIX B-1

with copies, which shall not constitute notice, to:

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Office: +1 (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Energy Partners LP

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

FSAM SG2 HOLDINGS, LLC*

FSAM SG2 Holdings, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Office: +1 (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

APPENDIX B-2

FSAM NS HOLDINGS, LLC*

FSAM NS Holdings, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Office: +1 (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

FSAM LOST HILLS BLACKWELL HOLDINGS, LLC*

FSAM Lost Hills Blackwell Holdings, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Office: +1 (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

APPENDIX B-3

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

SSCA XIII MANAGING MEMBER, LLC*

SSCA XIII Managing Member, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Office: +1 (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

SUNPOWER COMMERCIAL MANAGING MEMBER I, LLC*

SunPower Commercial Managing Member I, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

APPENDIX B-4

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Office: +1 (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

SSCA XXXI MANAGING MEMBER, LLC*

SSCA XXXI Managing Member, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention: Charles Boynton, Chief Executive Officer

with copies, which shall not constitute notice, to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Office: +1 (908) 809-4130

Email: jdymbort@firstsolar.com

Attention: Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel: (602) 414-9300

Email: mark.widmar@firstsolar.com

Attention: Mark Widmar, Chief Financial Officer

APPENDIX B-5

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

Administrative Agent’s Principal Office and as Collateral Agent, Swing Line Lender and Lender:

Credit Agricole CIB

1301 Avenue of the Americas

New York, NY 10019

USA

Attention: Marisol Ortiz

Tel: (212) 261-3710

Fax: (917) 849-5528

Email: Marisol.ortiz@ca-cib.com

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as an Issuing Bank:

Credit Agricole CIB Metro Park

194 Wood Avenue South

7th Floor

Iselin, NJ 08830

Attention: Cathy Wong

Tel: (732) 590-7628

Fax: (732) 590-7679

Email: catherine.wong@ca-cib.com

with a copy to:

Credit Agricole CIB Metro Park

194 Wood Avenue South

7th Floor

Iselin, NJ 08830

Attention: Tommaso Puglisi

Tel: (732) 590-7506

Fax: (732) 590-7679

Email: tomasso.puglisi@ca-cib.com

DEUTSCHE BANK AG NEW YORK BRANCH,

as a Lender

Deutsche Bank AG New York Branch

60 Wall Street (NYC60 – 0266)

New York, NY 10005-2836

Attention: Marcus M. Tarkington

Tel: (212) 250-6153

Fax: (212) 553-3080

Email: marcus.tarkington@db.com

JPMORGAN CHASE BANK, N.A.,

as a Co-Syndication Agent and a Lender

JPMorgan Chase Bank, N.A.

10 S. Dearborn

Chicago, Il, 60603

Attention: Non-Agent Servicing Team

Fax: (214) 307-6874

Email: Cb-Nast@TLS.LDSPROD.COM

APPENDIX B-6

CITIBANK, N.A.,

as a Co-Documentation Agent and a Lender

Citibank, N.A.

1615 Brett Rd. OPS III

New Castle, DE 19720

Attention: Kamaleshwar Rajaram

Tel: (201) 472-4414

Fax: (646) 274-5000

Email: GLOriginationOps@citi.com

GOLDMAN SACHS BANK USA,

as a Co-Documentation Agent and a Lender

Goldman Sachs Bank USA

30 Hudson Street

Jersey City, NJ 07302

Attention: Michelle Latzoni

Fax: (917) 977 3966

MIZUHO BANK, LTD.,

as a Lender

Mizuho Bank, Ltd.

1800 Plaza Ten

Harborside Financial Ctr.

Jersey City, NJ 07311

Attention: Sophia-White Larmond

Tel: (201) 626-9134

Fax: (201) 626-9941

Email: LAU_USCORP2@MIZUHOCBUS.COM

MUFG UNION BANK, N.A.,

as a Lender

MUFG Union Bank, N.A.

1980 Saturn Street

Monterey Park, CA 91754

Attention: Commercial Loan Operations Supervisor

Fax: (800) 446-9951

        (323) 724-6198

Email: #clo_synd@unionbank.com

APPENDIX B-7

HSBC BANK USA, N.A.,

as a Lender

HSBC Bank USA, N.A.

452 5th Avenue

New York, NY 10018

Attention: CTLA Loan Admin

Tel: (212) 525-1529

Fax: (847) 793-3415

Email: CTLANY.LoanAdmin@us.hsbc.com

*	Additional notice addresses relate to Credit Parties after giving effect to the Closing Date Joinder Agreement.

APPENDIX B-8

Schedule 1.1(A)

Closing Date Guarantors

1.	8point3 Energy Partners LP

2.	FSAM SG2 Holdings, LLC

3.	FSAM NS Holdings, LLC

4.	FSAM Lost Hills Blackwell Holdings, LLC

5.	SSCA XIII Managing Member, LLC

6.	SunPower Commercial Managing Member I, LLC

7.	SSCA XXXI Managing Member, LLC

Schedule 1.1(B)

Major PPAs

1.	Master Power Purchase and Sale Agreement between Lost Hills Solar, LLC and City of Roseville, dated July 17, 2013, as amended by letter agreement between Lost Hills Solar, LLC and City of Roseville dated as of January 8, 2014

2.	Confirmation Letter pursuant to and in accordance with the Master Power Purchase and Sale Agreement between Lost Hills Solar, LLC and City of Roseville, dated July 17, 2013

3.	Master Power Purchase and Sale Agreement between Blackwell Solar, LLC and City of Roseville, dated July 17, 2013, as amended by letter agreement between Blackwell Solar, LLC and City of Roseville dated as of January 8, 2014

4.	Confirmation Letter pursuant to and in accordance with the Master Power Purchase and Sale Agreement between Blackwell Solar, LLC and City of Roseville, dated July 17, 2013

5.	Power Purchase Agreement between Pacific Gas and Electric Company and Lost Hills Solar, LLC, dated August 13, 2012, as amended by the Amendment of Power Purchase Agreement, dated as of August 9, 2013, and as further amended by the letter agreement between PG&E and Lost Hills Solar, LLC, dated as of October 22, 2013

6.	Power Purchase Agreement between Pacific Gas and Electric Company and Blackwell Solar, LLC, dated August 20, 2012, as amended by the Amendment of Power Purchase Agreement, dated as of August 9, 2013, and as further amended by the letter agreement between PG&E and Blackwell Solar, LLC, dated as of October 14, 2013

7.	Power Purchase Agreement by and between Maryland Solar LLC and FirstEnergy Solutions Corp., dated as of October 14, 2011 and as amended by (i) the Waiver and First Amendment to the Power Purchase Agreement between Maryland Solar LLC and FirstEnergy Solutions Corp., dated as of November 14, 2012, (ii) the Second Amendment to the Power Purchase Agreement by and between Maryland Solar LLC and FirstEnergy Solutions Corp., dated as of July 9, 2013, and (iii) letter agreements between FirstEnergy Solutions Corp. and Maryland Solar LLC dated as of December 27, 2012, December 31, 2012, January 18, 2013 and March 7, 2013

8.	Power Purchase Agreement by and between North Star Solar, LLC and Pacific Gas & Electric Company, dated September 20, 2010 as amended by the Amendment to the Power Purchase Agreement by and between North Star Solar, LLC and Pacific Gas & Electric Company, dated as of July 26, 2011

9.

Power Purchase Agreement by and between Solar Gen 2 LLC and San Diego Gas & Electric Company, dated as of June 24, 2011, as amended by (i) the First Amendment to the Power Purchase Agreement by and between Solar Gen 2 LLC and San Diego Gas & Electric Company (“SDG&E”), dated as of August 16, 2011, (ii) the Second Amendment to the Power Purchase Agreement by and between Solar Gen 2 LLC and SDG&E, dated as of October 21, 2011, (iii) the Third Amendment to the Power Purchase Agreement by and between Solar Gen 2 LLC and SDG&E, dated as of February 9, 2012, (iv) the Fourth Amendment to the Power Purchase Agreement by and between Solar Gen 2 LLC and SDG&E, dated as of November 16, 2012, and (v) the Fifth Amendment to the Power Purchase Agreement by and between SG2 Imperial Valley, LLC and SDG&E, dated as of April 29, 2015, and as assigned to the Project Company pursuant to the Assignment and Assumption Agreement, dated March 28, 2013, by and among Solar Gen 2, LLC, SG2 Imperial Valley LLC and San Diego Gas & Electric Company and which is subject to that certain Arbitration Decision Letter, dated November 20, 2012, issued by Frank R. Lindh

10.	Renewable Energy Power Purchase and Sale Agreement, dated as of January 7, 2011, between Southern California Edison Company and Solar Star California XIII, LLC, as amended by that certain Amendment No. 1 to Renewable Power Purchase and Sale Agreement, dated as of February 15, 2011, that certain Amendment No. 2 to Renewable Power Purchase and Sale Agreement, dated as of September 4, 2014 and as updated by that certain letter from Solar Star California XIII, LLC to Southern California Edison Company dated as of June 18, 2013, acknowledged by Southern California Edison Company on June 28, 2013 and that certain Amendment No. 3 to Renewable Power Purchase and Sale Agreement, dated as of October 17, 2014

3

Schedule 1.1(C)

Non-Controlled Subsidiaries

1.	SG2 Holdings, LLC

2.	SG2 Imperial Valley LLC

3.	NS Solar Holdings, LLC

4.	North Star Solar, LLC

5.	Lost Hills Blackwell Holdings, LLC

6.	Lost Hills Solar Holdco, LLC

7.	Lost Hills Solar, LLC

8.	Blackwell Solar Holdings, LLC

9.	Blackwell Solar, LLC

4

Schedule 1.1(D)

Existing Letters of Credit; Additional Issuing Banks

A.	Existing Letters of Credit

1.	Irrevocable Direct Pay Letter of Credit No. 839BGC1400375, dated March 26, 2014, issued by Deutsche Bank AG New York Branch in favor of City of Riverside

2.	Irrevocable Standby Letter of Credit No. L5LS-421991, dated May 4, 2012, issued by JPMorgan Chase Bank, N.A. in favor of FirstEnergy Solution Corp.

B.	Additional Issuing Banks

1.	Deutsche Bank AG New York Branch

2.	JPMorgan Chase Bank, N.A.

5

Schedule 3.2(c)

Organizational and Capital Structure

First Solar 8point3 Holdings, LLC
SunPower YC Holdings, LLC
50% Voting and economic interest
8point3 Holding Company, LLC
50% Voting and economic interest
Maryland Solar Holdings, Inc.
Non-economic managing member interest
IDRs
8point3 General Partner, LLC
[●]% Voting interest
Non-economic GP interest
[●]% Voting interest
8point3 Energy Partners LP
Public Shareholders (Class A Shares)
100% Economic interest
[●]% Voting interest
[●]% Economic interest
[●]% Economic interest; managing member interest
[●]% Economic interest
[●]% Economic interest
8point3 Operating Company, LLC
First Solar Contributed Entities
SunPower Contributed Entities
FSAM SG2 Holdings, LLC
FSAM NS Holdings, LLC
Maryland Solar LLC (Maryland Solar (20MW))
FSAM Lost Hills Blackwell Holdings, LLC
SSCA XIII Managing Member, LLC
SunPower Residential I, LLC (Residential Portfolio (39MW))
SunPower Commercial Managing Member I, LLC
SSCA XXXI Managing Member, LLC
Class B interest (~49% economic)
Class B interest (~49% economic)
Class B interest (~49% economic)
Class B interest
Class B interest
Class B interest
SG2 Holdings, LLC
NS Solar Holdings, LLC
Lost Hills Blackwell Holdings, LLC
SSCA XIII Holding Company, LLC
SunPower Commercial Holding Company I, LLC
SSCA XXXI Holding Company, LLC
All 100% interest except as noted
SG2 Imperial Valley LLC (Solar Gen 2 (150 MW))
North Star Solar, LLC (North Star (60 MW))
Lost Hills Solar Holdco, LLC
Blackwell Solar Holding, LLC
Solar Star California XIII Parent, LLC
Solar Star California XXXII, LLC (UC Davis (7 MW))
Solar Star California XXXI, LLC (RPU (13 MW))
Lost Hills Solar, LLC (Lost Hills (20 MW))
Blackwell Solar, LLC (Blackwell (12 MW))
Solar Star California XIII, LLC (Quinto (108 MW))
Solar Star California XXX, LLC (Macy's NorCal (3 MW))
Solar Star California XXX (2), LLC (Macy's NorCal (3 MW))
Projects pre-mechanical completion
Each Macy's project assigned to this LLC upon mechanical completion

6

Schedule 3.2(p)

Certain Pre-Closing Amendments

1.	Amendments to Schedule 3.2(c) or Schedule 4.2 to reflect the allocation of ownership of Equity Interests of the Borrower among the Partnership and the Owners

2.	Amendments to Schedule 3.2(c) to reflect the allocation of ownership of Equity Interests of the Partnership among the Owners and 8point3 General Partner, LLC

7

Schedule 4.2

Equity Interests and Ownership

1.	Existing Options, Warrants, Calls, Right, Commitments, and other Agreements

a.	As set forth in the Amended and Restated Limited Liability Company Agreement of Borrower, to be entered into on or before the Closing Date in a form substantially similar to Exhibit A-4 of the Master Formation Agreement.

b.	As set forth in the Amended and Restated Agreement of Limited Partnership of the Partnership, to be entered into on or before the Closing Date in a form substantially similar to Exhibit A-3 of the Master Formation Agreement.

2.	Ownership Interests of the Partnership, the Borrower and their Subsidiaries

Company	Legal Organization	Jurisdiction of Formation	Owner
			Name	% Interest
8point3 Operating Company, LLC	Limited Liability Company	Delaware	8point3 Energy Partners LP	[●]
8point3 Operating Company, LLC	Limited Liability Company	Delaware	First Solar 8point3 Holdings, LLC	[●]
8point3 Operating Company, LLC	Limited Liability Company	Delaware	SunPower YC Holdings, LLC	[●]
8point3 Operating Company, LLC	Limited Liability Company	Delaware	Maryland Solar Holdings, Inc.	[●]

8

Company	Legal Organization	Jurisdiction of Formation	Owner
			Name	% Interest
FSAM SG2 Holdings, LLC	Limited Liability Company	Delaware	8point3 Operating Company, LLC	100%
SG2 Holdings, LLC	Limited Liability Company	Delaware	FSAM SG2 Holdings, LLC	100% of Class B Membership Interests
SG2 Imperial Valley LLC	Limited Liability Company	Delaware	SG2 Holdings, LLC	100%
FSAM NS Holdings, LLC	Limited Liability Company	Delaware	8point3 Operating Company, LLC	100%
NS Solar Holdings, LLC	Limited Liability Company	Delaware	FSAM NS Holdings, LLC	100% of Class B Membership Interests
North Star Solar, LLC	Limited Liability Company	Delaware	NS Solar Holdings, LLC	100%
Maryland Solar LLC	Limited Liability Company	Delaware	8point3 Operating Company, LLC	100%

9

Company	Legal Organization	Jurisdiction of Formation	Owner
			Name	% Interest
FSAM Lost Hills Blackwell Holdings, LLC	Limited Liability Company	Delaware	8point3 Operating Company, LLC	100%
Lost Hills Blackwell Holdings, LLC	Limited Liability Company	Delaware	FSAM Lost Hills Blackwell Holdings, LLC	100% of Class B Membership Interests
Lost Hills Solar Holdco, LLC	Limited Liability Company	Delaware	Lost Hills Blackwell Holdings, LLC	100%
Lost Hills Solar, LLC	Limited Liability Company	Delaware	Lost Hills Solar Holdco, LLC	100%
Blackwell Solar Holding, LLC	Limited Liability Company	Delaware	Lost Hills Blackwell Holdings, LLC	100%
Blackwell Solar, LLC	Limited Liability Company	Delaware	Blackwell Solar Holding, LLC	100%
SSCA XIII Managing Member, LLC	Limited Liability Company	Delaware	8point3 Operating Company, LLC	100%

10

Company	Legal Organization	Jurisdiction of Formation	Owner
			Name	% Interest
SSCA XIII Holding Company, LLC	Limited Liability Company	Delaware	SSCA XIII Managing Member, LLC	100% of Class B Membership Interests
Solar Star California XIII Parent, LLC	Limited Liability Company	Delaware	SSCA XIII Holding Company, LLC	100%
Solar Star California XIII, LLC	Limited Liability Company	Delaware	Solar Star California XIII Parent, LLC	100%
SunPower Residential I, LLC	Limited Liability Company	Delaware	8point3 Operating Company, LLC	100%
SunPower Commercial Managing Member I, LLC	Limited Liability Company	Delaware	8point3 Operating Company, LLC	100%
SunPower Commercial Holding Company I, LLC	Limited Liability Company	Delaware	SunPower Commercial Managing Member I, LLC	100% of Class B Membership Interests

11

Company	Legal Organization	Jurisdiction of Formation	Owner
			Name	% Interest
Solar Star California XXXII, LLC	Limited Liability Company	Delaware	SunPower Commercial Holding Company I, LLC	100%
Solar Star California XXX, LLC	Limited Liability Company	Delaware	SunPower Commercial Holding Company I, LLC	100%
Solar Star California XXX (2), LLC	Limited Liability Company	Delaware	SunPower Commercial Holding Company I, LLC	100%
SSCA XXXI Managing Member, LLC	Limited Liability Company	Delaware	8point3 Operating Company, LLC	100%
SSCA XXXI Holding Company, LLC	Limited Liability Company	Delaware	SSCA XXXI Managing Member, LLC	100% of Clsss B Membership Interests
Solar Star California XXXI, LLC	Limited Liability Company	Delaware	SSCA XXXI Holding Company, LLC	100%

12

Schedule 4.15

Material Contracts

Omnibus Agreement

1.	Omnibus Agreement

Major PPAs

1.	See Schedule 1.1(B)

Tax Equity Documents

Lost Hills/Blackwell

1.	Second Amended and Restated Limited Liability Company Agreement of Lost Hills Blackwell Holdings, LLC, dated as of April 15, 2015

2.	Services Agreement by and between Lost Hills Blackwell Holdings, LLC and Southern Power Company, dated as of April 15, 2015

North Star

1.	Amended and Restated Limited Liability Company Agreement of NS Solar Holdings, LLC, dated as of April 30, 2015, as amended by Amendment No. 1 thereto, dated as of June 2, 2015

2.	Services Agreement by and between NS Holdings and Southern Power Company, dated as of April 30, 2015

Solar Gen 2

1.	Amended and Restated Limited Liability Company Agreement of SG2 Holdings, LLC, dated as of November 26, 2014, as amended by Amendment No. 1 thereto, dated as of February 16, 2015

2.	Services Agreement between Southern Power Company and SG2 Holdings, LLC, dated as of November 26, 2014

Quinto

1.	Equity Capital Contribution Agreement among Firstar Development, LLC, USB RETC Fund 2015-3, LLC, SSCA XIII Managing Member, LLC and SSCA XIII Holding Company, LLC, dated as of May 26, 2015

2.	Amended and Restated Operating Agreement of SSCA XIII Holding Company, LLC dated as of May 26, 2015, between Firstar Development, LLC, USB RETC Fund 2015-3, LLC, SSCA XIII Managing Member, LLC and SunPower Capital Services, LLC

13

3.	Guaranty, dated as of May 26, 2015, by SunPower Corporation in favor of Firststar Development, LLC and USB RETC Fund 2015-3, LLC

4.	Purchase and Sale Agreement, dated as of May 26, 2015, between SunPower AssetCo, LLC and SSCA XIII Holding Company, LLC

Macy’s/UC Davis

1.	Master Development, EPC & Purchase Agreement, by and between SunPower Corporation, Systems and SunPower Commercial Holding Company I, LLC, to be entered into on or prior to the Closing Date

2.	Amended and Restated Limited Liability Company Agreement of SunPower Commercial Holding Company I, LLC, to be entered into on or prior to the Closing Date

3.	Contribution Commitment Agreement, by and among Wells Fargo Wind Holdings LLC, SunPower Corporation, Systems and SunPower Commercial Holding Company I, LLC, to be entered into on or prior to the Closing Date

RPU

1.	Equity Capital Contribution Agreement, among Firstar Development, LLC, SSCA XXXI Managing Member, LLC and SSCA XXXI Holding Company, LLC, to be entered into on or prior to the Closing Date

2.	Guaranty by SunPower Corporation in favor of Firstar Development, LLC, to be entered into on or prior to the Closing Date

3.	Purchase and Sale Agreement by and between SunPower Corporation, Systems, and SSCA XXXI Holding Company, LLC, to be entered into on or prior to the Closing Date

4.	Amended and Restated Operating Agreement of SSCA XXXI Holding Company, LLC, by and between Firstar Development, LLC, SSCA XXXI Managing Member, LLC and SunPower Capital Services, LLC, to be entered into on or prior to the Closing Date

14

Schedule 4.24

Entities Subject to State Electric Utility Regulations

None.

15

Schedule 6.3

Certain Negative Pledges

None.

16

Schedule 6.5

Certain Restrictions on Subsidiary Distributions

None

17

Schedule 6.6

Certain Investments

None.

18

Schedule 6.10

Certain Affiliate Transactions

1.	Management Services Agreements

2.	Omnibus Agreement

3.	Exchange Agreement, Registration Rights Agreement, Purchase Agreement, FS Contribution Agreement, FS ROFO Agreement and SP ROFO Agreement (each as defined in the Master Formation Agreement)

Lost Hills / Blackwell

1.	Operations and Maintenance Agreement between Blackwell Solar, LLC and First Solar Electric (California), Inc., dated as of April 15, 2015

2.	Vendor Parent Guaranty by First Solar, Inc. in favor of Blackwell Solar, LLC, dated as of April 15, 2015

3.	Operations and Maintenance Agreement between Lost Hills Solar, LLC and First Solar Electric (California), Inc., dated as of April 15, 2015

4.	Vendor Parent Guaranty by First Solar, Inc. in favor of Lost Hills Solar, LLC, dated as of April 15, 2015

5.	Management Services Agreement between First Solar Asset Management, LLC and the FSAM Lost Hills Blackwell Holdings, LLC, to be entered into on or prior to the Closing Date

6.	Agreement on the Sale and Purchase of Solar Modules by and between First Solar Malaysia Sdn. Bhd. and First Solar Electric (California), Inc., dated as of July 18, 2014

7.	Contribution and Assignment Agreement between First Solar Electric (California), Inc. and Blackwell Solar, LLC, dated as of July 18, 2014

8.	Contribution and Assignment Agreement between First Solar Electric (California), Inc. and Lost Hills Solar, LLC, dated as of July 18, 2014

9.	Tracker System Components Supply Agreement by and between First Solar Electric (California), Inc., Lost Hills Solar, LLC and Blackwell Solar, LLC, entered into as of July 18, 2014

10.	Acknowledgement and Consent by and between First Solar Electric (California), Inc. and Blackwell Solar, LLC, dated as of July 18, 2014

19

11.	Acknowledgement and Consent by and between First Solar Electric (California), Inc. and Lost Hills Solar, LLC, dated as of July 18, 2014

12.	Module Sale Agreement by and between Blackwell Solar, LLC and First Solar Electric (California), Inc., dated as of March 31, 2015

13.	Module Sale Agreement by and between Lost Hills Solar, LLC and First Solar Electric (California), Inc., dated as of March 31, 2015

14.	Promissory Note by and between FSAM Lost Hills Blackwell Holdings, LLC and First Solar Asset Management, LLC, dated as of April 15, 2015

15.	Membership Interest Purchase and Sale Agreement by and between NextLight Renewable Power, LLC and FSAM Lost Hills Blackwell Holdings, LLC, dated as of April 15, 2015

Maryland Solar

1.	Management Services Agreement between Maryland Solar LLC and First Solar Asset Management, LLC, to be entered into on or prior to the Closing Date

2.	Facility Lease Agreement by and between Maryland Solar LLC and Maryland Solar Holdings, Inc., dated as of May 21, 2015

3.	Facility Site Sublease by and between Maryland Solar LLC and Maryland Solar Holdings, Inc., dated as of May 21, 2015

4.	Partial Assignment and Assumption Agreement by and between Maryland Solar LLC and Maryland Solar Holdings, Inc., to be entered into promptly after the Closing Date

North Star

1.	Amended and Restated Engineering, Procurement and Construction Agreement by and between North Star Solar, LLC and First Solar Electric (California), Inc., dated as of April 30, 2015

2.	Parent Guaranty by First Solar, Inc. in favor of North Star Solar, LLC, dated as of April 30, 2015

3.	Operations and Maintenance Agreement between North Solar, LLC and First Solar Electric (California), Inc., dated as of April 30, 2015

20

4.	Vendor Parent Guaranty by First Solar, Inc. in favor of North Star Solar, LLC, dated as of April 30, 2015

5.	Limited Warranty Agreement by and between North Star Solar, LLC and First Solar, Inc., dated as of April 30, 2015

6.	Management Services Agreement by and between First Solar Asset Management, LLC and the FSAM NS Holdings, LLC, to be entered into on or prior to the Closing Date

7.	Amended and Restated Assignment and Assumption of Co-Tenancy Interests in Gen-Tie Easements by and among North Star Solar, LLC, Little Bear Solar 1, LLC, Little Bear Solar 2, LLC, First Solar Development, LLC, and to be executed, solely for the purposes of Sections 6 and 7.2, by HA Northstar LLC

8.	Amended and Restated Grant of Easements Agreement by and among Little Bear Solar 1, LLC, Little Bear Solar 2, LLC and North Star Solar, LLC, and to be executed by HA Northstar LLC

9.	Memorandum of Shared Gen-Tie Facilities Common Ownership Agreement by and among North Star Solar, LLC, Little Bear Solar 1, LLC, Little Bear Solar 2, LLC and First Solar Development, LLC, dated as of April 7, 2015

10.	Memorandum of Amended and Restated Shared Gen-Tie Facilities Common Ownership Agreement by and among North Star Solar, LLC, Little Bear Solar 1, LLC, Little Bear Solar 2, LLC and First Solar Development, LLC, dated as of April 30, 2015

11.	Amended and Restated Shared Gen-Tie Facilities Common Ownership Agreement by and among North Star Solar, LLC, Little Bear Solar 1, LLC, Little Bear 2, LLC and First Solar Development, LLC, dated as of April 30, 2015

12.	Amended and Restated Water Wells Access and Easement Agreement by and among North Star Solar, LLC, Little Bear Solar 1, LLC, Little Bear Solar 2, LLC and First Solar Development, LLC, and to be executed, solely for purposes of the joinder thereto, by HA Northstar LLC

13.	Agreement regarding Amended and Restated Agreements by and among North Star Solar, LLC, Little Bear Solar 1, LLC, Little Bear Solar 2, LLC and First Solar Development, LLC, dated as of April 30, 2015

14.	Membership Interest Purchase and Sale Agreement by and between First Solar Development, LLC and FSAM NS Holdings, LLC, dated as of April 30, 2015, as amended by that certain letter agreement dated June 2, 2015

15.	Contribution Agreement with Respect to Interests in North Star Solar, LLC, dated as of April 14, 2015, between NS Solar Holding, LLC and First Solar Development, LLC

21

Solar Gen 2

1.	Transition Services Agreement by and between SG2 Holdings, LLC and First Solar Asset Management, LLC, dated as of October 22, 2014

2.	Management Services Agreement between First Solar Asset Management, LLC and FSAM SG2 Holdings, LLC, to be entered into on or prior to the Closing Date

3.	Contribution, Assignment and Assumption Agreement by Solar Gen 2 LLC to SG2 Imperial Valley LLC, dated as of December 29, 2011

4.	Engineering, Procurement and Construction Agreement by and between SG2 Imperial Valley LLC and First Solar Electric (California), Inc., dated as of October 22, 2014

5.	Contractor Parent Guaranty of First Solar Inc. for the benefit of SG2 Imperial Valley LLC, effective as of October 22, 2014

6.	Operating and Maintenance Agreement by and between SG2 Imperial Valley LLC and First Solar Electric (California), Inc., dated as of October 22, 2014

7.	Vendor Parent Guaranty of First Solar Inc. for the benefit of SG2 Imperial Valley LLC, effective as of October 22, 2014

8.	Limited Warranty Agreement by and between SG2 Imperial Valley LLC and First Solar, Inc., dated as of October 22, 2014

9.	Contribution, Assignment and Assumption Agreement dated December 29, 2011 by Solar Gen 2 LLC to SG2 Imperial Valley LLC regarding the transfer and assignment of certain assets

10.	Subscription Agreement and Terms of Service dated December 2, 2013 by Thira Solutions, Inc. and First Solar Electric (California), LLC as assigned to SG2 Imperial Valley LLC pursuant to the Assignment of Contract, dated as of September 25, 2014, by and between First Solar Electric (California), LLC and SG2 Imperial Valley LLC

Quinto

1.	Purchase and Sale Agreement, dated as of May 26, 2015, by and between SunPower AssetCo, LLC and SSCA XIII Holding Company, LLC

2.	Engineering, Procurement & Construction Agreement, dated as of October 6, 2014 by and between SunPower Corporation, Systems and Solar Star California XIII, LLC, to be amended by amendment no. 1 thereto on or prior to the Closing Date

22

3.	Operation and Maintenance Agreement, dated as of October 6, 2014, between SunPower Corporation, Systems and Solar Star California XIII, LLC, to be amended by amendment no. 1 thereto on or prior to the Closing Date

4.	Performance Guaranty Agreement, dated as of October 6, 2014, between SunPower Corporation, Systems and Solar Star California XIII, LLC

5.	Guaranty (EPC Agreement), dated as of October 6, 2014 by SunPower Corporation in favor of Solar Star California XIII, LLC, which may be amended and restated on or prior to the Closing Date

6.	Guaranty (O&M and Performance Guaranty Agreements), dated as of October 6, 2014 by SunPower Corporation in favor Solar Star California XIII, LLC, which may be amended and restated on or prior to the Closing Date

7.	Management Agreement, dated as of October 6, 2014, between SunPower Capital Services, LLC and Solar Star California XIII, LLC, to be amended and restated on or prior to the Closing Date

RPU

1.	Purchase and Sale Agreement by and between SunPower Corporation, Systems, and SSCA XXXI Holding Company, LLC, to be entered into on or prior to the Closing Date

2.	Engineering, Procurement and Construction Agreement, dated as of May 8, 2015, by and between Solar Star California XXXI, LLC and SunPower Corporation, Systems, to be amended by amendment no. 1 thereto on or prior to the Closing Date

3.	Operation and Maintenance Agreement to be entered into between SunPower Corporation, Systems and Solar Star California XXXI, LLC on or prior to the Closing Date

4.	Performance Guaranty Agreement to be entered into between SunPower Corporation, Systems and Solar Star California XXXI, LLC on or prior to the Closing Date

5.	Guaranty (EPC Agreement) by SunPower Corporation in favor of Solar Star California XXXI, LLC, to be delivered on or prior to the Closing Date

6.	Guaranty (O&M and Performance Guaranty Agreements) by SunPower Corporation in favor of Solar Star California XXXI, LLC, to be delivered on or prior to the Closing Date

7.	Asset Management Agreement to be entered into between SunPower Capital Services, LLC and Solar Star California XXXI, LLC on or prior to the Closing Date

23

UC Davis

1.	Master Development, EPC & Purchase Agreement, by and between SunPower Corporation, Systems and SunPower Commercial Holding Company I, LLC, to be entered into on or prior to the Closing Date

2.	Engineering, Procurement and Construction Agreement, dated as of May 7, 2015, by and between Solar Star California XXXII, LLC and SunPower Corporation, Systems, to be amended by amendment no. 1 thereto on or prior to the Closing Date

3.	Operation and Maintenance Agreement to be entered into between SunPower Corporation, Systems and Solar Star California XXXII, LLC on or prior to the Closing Date

4.	Performance Guaranty Agreement to be entered into between SunPower Corporation, Systems and Solar Star California XXXII, LLC on or prior to the Closing Date

5.	Guaranty (EPC Agreement) by SunPower Corporation in favor of Solar Star California XXXII, LLC, to be delivered on or prior to the Closing Date

6.	Guaranty (O&M and Performance Guaranty Agreements) by SunPower Corporation in favor of Solar Star California XXXII, LLC, to be delivered on or prior to the Closing Date

7.	Asset Management Agreement to be entered into between SunPower Capital Services, LLC and Solar Star California XXXII, LLC on or prior to the Closing Date

Macy’s

1.	Master Development, EPC & Purchase Agreement, by and between SunPower Corporation, Systems and SunPower Commercial Holding Company I, LLC, to be entered into on or prior to the Closing Date

2.	Engineering, Procurement and Construction Agreement, dated as August 8, 2014, between Solar Star California XXX, LLC and SunPower Corporation, Systems, to be amended by amendment no. 1 thereto on or prior to the Closing Date

3.	Operation and Maintenance Agreement to be entered into between SunPower Corporation, Systems and Solar Star California XXX, LLC on or prior to the Closing Date

4.	Performance Guaranty Agreement to be entered into between SunPower Corporation, Systems and Solar Star California XXX, LLC on or prior to the Closing Date

24

5.	Guaranty (EPC Agreement) by SunPower Corporation in favor of Solar Star California XXX, LLC, to be delivered on or prior to the Closing Date

6.	Guaranty (O&M and Performance Guaranty Agreements) by SunPower Corporation in favor of Solar Star California XXX, LLC, to be delivered on or prior to the Closing Date

7.	Asset Management Agreement to be entered into between SunPower Capital Services, LLC and Solar Star California XXX, LLC on or prior to the Closing Date

Residential Portfolio

1.	Maintenance Services Agreement, dated as of May 4, 2015, by and between SunPower Corporation, Systems and SunPower Residential I, LLC, to be amended and restated on or prior to the Closing Date

2.	Lease Servicing Agreement, dated as of May 4, 2015, between SunPower Capital Services, LLC and SunPower Residential I, LLC, to be amended and restated on or prior to the Closing Date

3.	Performance Based Incentives Remittance Agreement to be entered into between SunPower Capital Services, LLC and SunPower Residential I, LLC on or prior to the Closing Date

4.	Guaranty Agreement of SunPower Corporation, Systems and SunPower Corporation for the benefit of SunPower Residential I, LLC, to be delivered on or prior to the Closing Date

5.	License Agreement to be entered into between SunPower Corporation and SunPower Residential I, LLC on or prior to the Closing Date

25

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Pursuant to Section [2.1][2.2][2.3] of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

Closing Date Term Loans
☐	Base Rate Loans:	$[ , , ]
☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]
Delayed Draw Term Loans
☐	Base Rate Loans:	$[ , , ]
☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]
Revolving Loans
☐	Base Rate Loans:	$[ , , ]
☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]
Swing Line Loans:		$[ , , ]

Borrower hereby certifies that:

(i) (x) in the case of Revolving Loans requested pursuant to this Funding Notice, after making the Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, and (y) in the case of Delayed Draw Term Loans requested pursuant to this Funding Notice, the outstanding Delayed Draw Term Loans shall not exceed the Delayed Draw Term Loan Commitments then in effect;

(ii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby and the transactions to be consummated on the Credit Date that would constitute an Event of Default or a Default.

(iv) Borrower has paid to Administrative Agent the fees payable on or before the Credit Date referred to in Section 2.11(a) of the Credit Agreement and all expenses payable pursuant to Section 10.2 which have accrued to the Credit Date and been invoiced to Borrower.

EXHIBIT A-1-1

The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to the Borrower is as follows:

Bank Name:

Bank Address:

ABA Number:

Account Number:

Attention:

Reference:

Date: [mm/dd/yy]	8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

EXHIBIT A-1-2

ACKNOWLEDGED BY:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent

By:
Authorized Signatory

EXHIBIT A-1-3

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Pursuant to Section 2.9 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/20yy]:

1. Term Loans:

$        ,         ,              Eurodollar Rate Loans to be continued with Interest Period of      month(s)

$        ,         ,              Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$        ,         ,              Eurodollar Rate Loans to be converted to Base Rate Loans

2. Revolving Loans:

$        ,         ,              Eurodollar Rate Loans to be continued with Interest Period of      month(s)

$        ,         ,              Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of      month(s)

$        ,         ,              Eurodollar Rate Loans to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT A-3 TO

CREDIT AND GUARANTY AGREEMENT

ISSUANCE NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders and Issuing Banks party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Pursuant to Section 2.4 of the Credit Agreement, Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/20yy]1 (the “Credit Date”) in an aggregate face amount of $[            ,            ,            ].

Please check if any such Letter of Credit is a Performance Letter of Credit:

☐ Performance Letter of Credit: [LIST APPLICABLE LETTERS OF CREDIT]

Attached hereto for each such Letter of Credit are the following:

(a) the requested Issuing Bank of such Letter of Credit;

(b) the stated amount and currency of such Letter of Credit;

(c) the name and address of the beneficiary;

(d) the expiration date;2 and

(e) either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the applicable Issuing Bank to make payment under such Letter of Credit.

Borrower hereby certifies that:

(i) after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(ii) after issuing such Letter of Credit requested on the Credit Date, the Letter of Credit Usage shall not exceed the Letter of Credit Sublimit then in effect;

[1]	Unless the Issuing Bank otherwise agrees, such notice, to be effective, must be received by the relevant Issuing Bank not later than 12:00 p.m. (New York time) on the third Business Day prior to the Credit Date.
[2]	The expiration date must be a Business Day.

EXHIBIT A-3-1

(iii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(iv) as of such Credit Date, no event has occurred and is continuing or would result from the consummation of the issuance contemplated hereby that would constitute an Event of Default or a Default.

(v) Borrower has paid to Administrative Agent the fees payable on or before the Credit Date referred to in Section 2.11(a) of the Credit Agreement and all expenses payable pursuant to Section 10.2 in connection with this Issuance Notice which have accrued to the Credit Date and been invoiced to Borrower.

Date: [mm/dd/yy]	8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

EXHIBIT A-3-2

EXHIBIT B-1 TO

CREDIT AND GUARANTY AGREEMENT

REVOLVING LOAN NOTE

$[            ]

[ , ]	New York, New York

FOR VALUE RECEIVED, 8POINT3 OPERATING COMPANY, LLC, a Delaware limited liability company (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [MM/DD/YY], the lesser of (a) [             DOLLARS] ($[            ]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among BORROWER, 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

This Note is one of the “Revolving Loan Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

EXHIBIT B-1-1

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-1-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

EXHIBIT B-1-3

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-1-4

EXHIBIT B-2 TO

CREDIT AND GUARANTY AGREEMENT

SWING LINE NOTE

$[            ]

[ , ]	New York, New York

FOR VALUE RECEIVED, 8POINT3 OPERATING COMPANY, LLC, a Delaware limited liability company (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”), on or before [MM/DD/YY], the lesser of (a) [             [DOLLARS] ($ [            ]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Swing Line Loans under the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among BORROWER, 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

This Note is the “Swing Line Note” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Swing Line Lender or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

EXHIBIT B-2-1

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

EXHIBIT B-2-3

TRANSACTIONS ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2-4

EXHIBIT B-3 TO

CREDIT AND GUARANTY AGREEMENT

TERM LOAN NOTE

$[            ]

[ , ]	New York, New York

FOR VALUE RECEIVED, 8POINT3 OPERATING COMPANY, LLC, a Delaware limited liability company (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before [MM/DD/YY], [the principal amount of [              DOLLARS] ($[            ])]3 [the sum of (a) [              DOLLARS] ($[            ]) and (b) the lesser of (i) [              DOLLARS] ($[            ]) and (ii) the unpaid principal amount of all Delayed Draw Term Loans made by Payee to Borrower under the Credit Agreement referred to below]4 in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among BORROWER, 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

This Note is one of the “Term Loan Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

[3]	To be included for a Lender without a Delayed Draw Term Loan Commitment or Delayed Draw Term Loans outstanding.
[4]	To be included for a Lender with a Delayed Draw Term Loan Commitment or Delayed Draw Term Loans outstanding.

EXHIBIT B-3-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as and to the extent provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-3-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

EXHIBIT B-3-3

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of 8POINT3 GENERAL PARTNER, LLC, general partner of 8POINT3 ENERGY PARTNERS LP (“Partnership”), managing member of 8POINT3 OPERATING COMPANY, LLC (“Borrower”).

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among Borrower, Partnership, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on                      pursuant to Section 5.1(c) of the Credit Agreement.

Attached as Annex B is an updated organizational chart of Borrower and its Subsidiaries in the form of Schedule 3.2(c). Attached as Annex C is a list of Non-Controlled Subsidiaries to which Section 5.14(b) would be applicable.

8POINT3 ENERGY PARTNERS LP 8POINT3 OPERATING COMPANY, LLC

by: 8point3 General Partner, LLC, general partner of 8point3 Energy Partners LP, managing member of 8point3 Operating Company, LLC

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1. Borrower Operating Cash Flow: (i) - (ii) =	$[ , , ]

(i) Project CAFD[1]: (a) + (b) + (c) + (d) =	$[ , , ]

(a) the amount of (I) + (II) =	$[ , , ]

(I) dividends actually paid in cash to Borrower by its Subsidiaries (to the extent not funded directly with the proceeds of an Investment by the Partnership or Borrower):	$[ , , ]

(II) without duplication, cash generated from the operations of any Restricted Subsidiary (whether domestic or foreign) that is permitted to be distributed and available for distribution to Borrower (and without counting any such cash actually received by Borrower in any subsequent period), net of all withholding taxes and other applicable taxes that would be payable (at then-applicable rates) if such amounts were distributed to Borrower, but only to the extent (A) such cash, if such cash had been actually distributed to Borrower, could have immediately thereafter been made as an Investment in the Restricted Subsidiary generating such cash in accordance with Section 6.6(k) of the Credit Agreement and (B) not funded directly with the proceeds of an Investment by the Partnership or Borrower:

$[ , , ]

(b) the amount of payments received in cash by Borrower in repayment of good faith loans made by Borrower to its Subsidiaries:	$[ , , ]

[1]	Project CAFD shall exclude (i) such net cash proceeds received from the proceeds of any extraordinary receipts (including cash payments or proceeds received (x) from any Disposition by Borrower or any of its Subsidiaries, including the sale of any Non-Guarantor Subsidiary by Borrower or any Subsidiary, (y) under any casualty insurance policy in respect of a covered loss thereunder or (z) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking), (ii) any cash that is derived from (A) cash grants and similar items to Borrower and its Subsidiaries, (B) any incurrence of Indebtedness by Borrower or any of its Subsidiaries (including for the avoidance of doubt any Tax Equity Financing), (C) any issuance of Equity Interests by any Subsidiary or (D) any capital contribution to any Subsidiary and (iii) any cash payments or proceeds received from or generated by an Unrestricted Subsidiary.

EXHIBIT C-2

(c) the amount of payments received in cash by Borrower arising out of the settlement of Hedge Agreements (less any cash losses incurred by Borrower relating to the settlement of Hedge Agreements):	$[ , , ]

(d) the amount of payments received in cash by Borrower from other Investments (to the extent not funded directly with the proceeds of an Investment by Borrower or the Partnership) and good faith Contractual Obligations permitted by the Agreement:

$[ , , ]

(ii)    the sum, without duplication, of the following expenses, in each case to the extent paid in cash by Borrower during this period and regardless of whether any such amount was accrued during this period: (a) + (b) =

$[ , , ]

(a) income tax expense and Permitted Tax Distributions of Borrower and its Subsidiaries:	$[ , , ]

(b) corporate overhead expense of Borrower (including payments required to be made pursuant to the Management Services Agreements):	$[ , , ]

2. Debt Service Expense:[2] (i) + (ii) =	$[ , , ]

(i) Interest Expense:	$[ , , ]

(ii) scheduled payments of principal on Total Consolidated Debt:	$[ , , ]

3. Debt Service Coverage Ratio:[3] (i) / (ii) =	$[ , , ]

(i) Borrower Operating Cash Flow for the most recent four-Fiscal Quarter period:	$[ , , ]

(ii) Debt Service Expense for the most recent four-Fiscal Quarter period:	$[ , , ]

Actual: . :1.00

[2]	Borrower Debt Service Expense (x) for the Fiscal Quarter ended August, 2015 shall be deemed to be $2,556,175, (y) for the Fiscal Quarter ended November 30, 2015 shall be deemed to be $3,436,513, and (z) for the Fiscal Quarter ended February 28, 2016 shall be deemed to be $3,700,176.
[3]	Debt Service Coverage Ratio (a) for the initial four Fiscal Quarters after the Closing Date, commencing with the Fiscal Quarter ending August 31, 2015 shall be calculated by giving pro forma effect to the Initial Projects by deeming historical financial performance of each such Initial Project for the first four Fiscal Quarters (whether or not (x) such Initial Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Initial Project is operating any distributions are actually made), as set forth in the tables included within the definition of “Debt Service Coverage Ratio” set forth in the Credit Agreement.

EXHIBIT C-3

4. Leverage Ratio:[4] (i) / (ii) =

(i) Total Consolidated Debt as of the last day of the Fiscal [Quarter][Year] ending [mm/dd/yy]:	$[ , , ]

(ii) Borrower Operating Cash Flow for the most recent four-Fiscal Quarter period:	$[ , , ]

Actual: . :1.00

Required: . :1.00

[4]	Leverage Ratio (a) for the initial four Fiscal Quarters after the Closing Date, commencing with the Fiscal Quarter ending August 31, 2015 shall be calculated by giving pro forma effect to the Initial Projects by deeming historical financial performance of each such Initial Project for the first four Fiscal Quarters (whether or not (x) such Initial Project has achieved commercial operations or (y) for any Fiscal Quarter during which such Initial Project is operating, any distributions are actually made), as set forth in the tables included within the definition of “Leverage Ratio” set forth in the Credit Agreement.

EXHIBIT C-4

ANNEX B TO

COMPLIANCE CERTIFICATE

[Organizational Chart]

EXHIBIT C-1

ANNEX C TO

COMPLIANCE CERTIFICATE

[Non-Controlled Subsidiaries]

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	[and is [not] a Defaulting Lender]

2.	Assignee:	[and is a Lender] [and is an Affiliate/Related Fund[1] of [identify Lender]] [and is a Person under common management with [identify Lender]] [Assignee is not a Defaulting Lender]

3.	Borrower:	8POINT3 OPERATING COMPANY, LLC

4.	Administrative Agent:	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit and Guaranty Agreement dated as of [●], 2015 by and among 8POINT3 OPERATING COMPANY, LLC, 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto

[1]	Select as applicable

EXHIBIT D-1

6.	Assigned Interest[s]:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Term Loan Commitment,” “Delayed Draw Term Loan Commitment,” “Revolving Commitment,” etc.).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][4] Accepted:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as

  Administrative Agent

By:
Title:

[Consented to:][5]
8POINT3 OPERATING COMPANY, LLC

By:
Title:

[Consented to:][6]
[ISSUING BANK’S NAME]

By:
Title:

[Consented to:][7]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as

  Swing Line Lender

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of each Issuing Bank is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.

EXHIBIT D-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

EXHIBIT D-4

2.	Payments. All payments with respect to the Assigned Interests shall be made as follows:

2.1	From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT D-5

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto. Pursuant to Section 2.19(c) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F-1 TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. I am the [●] of 8POINT3 GENERAL PARTNER, LLC, general partner of 8POINT3 ENERGY PARTNERS LP (“Partnership”), managing member of 8POINT3 OPERATING COMPANY, LLC (“Borrower”).

2. I have reviewed the terms of Section 3.2 of the Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among Borrower, 8POINT3 ENERGY PARTNERS LP (“Partnership”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto, and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of Borrower and not in my individual capacity, that as of the date hereof:

(i) the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(ii) no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default;

(iii) (a) each Credit Party and Owner has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents to be consummated on or prior to the Closing and each of the foregoing is in full force and effect; and (b) all applicable waiting periods have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing contemplated thereby;

(iv) the Initial Public Offering has been consummated;

(v) there does not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect; and

EXHIBIT F-1-1

(vi) (a) each Sponsor, as applicable, has caused its respective direct or indirect interests in the Initial Projects to be contributed to Borrower in accordance with the terms described in the Master Formation Agreement, and (b) the Initial Project Owners have no outstanding Indebtedness (excluding Tax Equity Financings and other Indebtedness permitted by Section 6.1 of the Credit Agreement).

4. Each Credit Party has requested that Skadden, Arps, Slate, Meagher & Flom LLP deliver to Agents and Lenders on the Closing Date favorable written opinions, as to such matters as Administrative Agent may reasonably request.

5. Attached hereto as Annex A are true, complete and correct copies of (a) a pro forma unaudited consolidated balance sheet of Partnership and its Consolidated Subsidiaries reflecting the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date and the Initial Public Offering and (b) the Projections.

6. Attached hereto as Annex B are true, complete and correct copies of (a) Schedule(s) [    ] of the Credit Agreement, as amended as of the Closing Date, and (b) the form of Omnibus Agreement, to be entered into by the parties thereto as of the Closing Date.

The foregoing certifications are made and delivered as of .

8POINT3 OPERATING COMPANY, LLC

by: 8point3 General Partner, LLC, general partner of 8point3 Energy Partners LP, managing member of 8point3 Operating Company, LLC

Name:
Title:

EXHIBIT F-1-2

EXHIBIT F-2 TO

CREDIT AND GUARANTY AGREEMENT

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of 8POINT3 GENERAL PARTNER, LLC, a Delaware limited liability company, general partner of 8POINT3 ENERGY PARTNERS LP (the “Partnership”), managing member of 8POINT3 OPERATING COMPANY, LLC (“Borrower”).

2. Reference is made to that certain Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among Borrower, 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

3. I have reviewed the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify (solely in my capacity as chief financial officer of 8point3 General Partner, LLC and not in my individual capacity) that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Documents and any rights of contribution and the Initial Public Offering, the Credit Parties are and will be, on a consolidated basis, Solvent.

The foregoing certifications are made and delivered as of .

Name:
Title: Chief Financial Officer of 8point3 General Partner, LLC, general partner of 8point3 Energy Partners LP, managing member of 8point3 Operating Company, LLC

EXHIBIT F-2-1

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated                      (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto. As used herein, “Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of [●], 2015, by Borrower,                      and                     , as it may have been and may be amended, restated, supplemented or otherwise modified from time to time.

Section 1. Pursuant to Section 5.9 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof and assumes all obligations of a Guarantor contained in the Credit Agreement and the other Credit Documents;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(c) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement;

(d) (i) agrees that this counterpart may be attached to the Pledge and Security Agreement, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement as if it were an original signatory thereto, (iii) in order to secure the Secured Obligations (as defined in the Pledge and Security Agreement), grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement; and

(e) hereby authorizes the Collateral Agent to file a Record or Records (as defined in the Pledge and Security Agreement), including, financing or continuation statements and amendments and

EXHIBIT G-1

supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS COUNTERPART AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier:

with a copy to:

Attention:
Telecopier:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT G-3

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

EXTENSION AGREEMENT

Credit Agricole Corporate and

Investment Bank, as Administrative

Agent under the Credit Agreement referred to below

1301 Avenue of the Americas

New York, NY 10019

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective                     ,                     , its [Revolving Commitment and the Revolving Commitment Termination Date]1 [and] [Term Loans and applicable Maturity Date]2 under the Credit and Guaranty Agreement dated as of May [●], 2015 by and among 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto (the “Credit Agreement”) for one year to [date to which the Revolving Commitment Termination Date and/or Maturity Date, as applicable, is extended] pursuant to Section 2.24 of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York. This Extension Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signature pages to this Extension Agreement may be delivered by facsimile transmission or by e-mail with a pdf copy or other replicating image attached, and any printed or copied version of any signature page so delivered will have the same force and effect as an originally signed paged.

[NAME OF BANK]

By:
Title:

[1]	To be used for an extension of Revolving Commitments
[2]	To be used for an extension of Term Loans

EXHIBIT I-1

Agreed and Accepted:

8POINT3 OPERATING COMPANY, LLC

By:
Title:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent

By:
Title:

EXHIBIT I-2

EXHIBIT K TO

CREDIT AND GUARANTY AGREEMENT

INTERCOMPANY NOTE

Note Number:	Dated: [ ], 2015

FOR VALUE RECEIVED, each of 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP (“Partnership”) and each Subsidiary of Borrower (collectively, the “Group Members” and each, a “Group Member”) which is a party to this subordinated intercompany note (this “Promissory Note”) as a borrower (in such capacity each, a “Payor”) promises to pay to the order of such other Group Member as a lender (in such capacity each, a “Payee”) as it makes loans to such Payor, on demand, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit and Guaranty Agreement dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent (the “Collateral Agent”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Unless otherwise agreed by the relevant Payor and Payee, interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Credit Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Credit Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default (as defined in the Credit Agreement), the Collateral Agent and the other Secured Parties may exercise all the rights of each Payee that is a Credit Party under this Promissory Note, in accordance with the terms and conditions of the Pledge and Security Agreement, and will not be subject to any abatement, reduction, recoupment, defense (other than indefeasible payment in full in cash), setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee arising under the Promissory Note against any Payor that is a Credit Party or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations (as defined in the Pledge and Security Agreement) until all of the Secured Obligations (other than contingent

EXHIBIT K-1

or indemnification obligations for which no claim has been made and obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired and no Letter of Credit shall be outstanding (other than Letters of Credit that have been Cash Collateralized or supported by backstop letters of credit in accordance with Section 2.4(i)(ii) or as to which other arrangements satisfactory to the applicable Issuing Bank shall have been made) (“Discharge of Obligations”); provided, that each Payor that is a Credit Party may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing and, upon waiver, remedy or cure of each such Event of Default, so long as no other Event of Default shall have occurred and be continuing, such payments shall be permitted, including any payment to bring any missed payments during the period of Event of Default current so long as such payment is permitted by the terms of the Credit Agreement; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Credit Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee under this Promissory Note, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets. The Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations and other obligations not due and payable which expressly survive termination) and all commitments to extend credit under any Credit Document have expired or been terminated.

After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Credit Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to any of the Secured Obligations, due or to become due, until the Discharge of Obligations. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own names or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Credit Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Agent. After the occurrence of and during the continuation of an Event of Default, the Collateral Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Credit Party upon or with respect to Payor Indebtedness owing to such Payee prior to the Discharge of Obligations, such Payee that is a Credit Party shall receive and hold the same for the benefit of the

EXHIBIT K-2

Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Secured Obligations in accordance with the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee that is a Credit Party agrees that until the Discharge of Obligations, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than any other Credit Party (if such assignment or transfer or agreement to assign or transfer is in accordance with the terms of the Credit Agreement) or in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge and Security Agreement or as otherwise permitted pursuant to the Credit Documents) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fail to enforce any provision of this Promissory Note except to the extent otherwise permitted pursuant to the Credit Documents.

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Credit Document or in any such promissory note or other instrument, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member (except any amendments or amendments and restatements of this Promissory Note made in accordance with the terms of the Credit Agreement, or any supplements to Schedule A hereto made hereby in accordance with the terms hereof).

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Group Member”). Upon delivery of such counterpart signature page to the Agents and Borrower, notice of which is hereby waived by the other Group Members, each Additional Group Member shall be a Group Member and shall be as fully a party hereto as if such Additional Group Member were an original signatory hereof. Each Group Member expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Group Member hereunder. This Promissory Note shall be fully effective as to any Group Member that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Group Member hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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EXHIBIT K-3

IN WITNESS WHEREOF, each Group Member has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

8POINT3 ENERGY PARTNERS LP

By:
Name:
Title:

[ ][1]

By:
Name:
Title:

[OTHER]

By:
Name:
Title:

[1]	At least Credit Parties and Subsidiaries which are parties to intercompany loans with Credit Parties are required to sign this Intercompany Note. Borrower to complete signature pages accordingly.

EXHIBIT K-4

Schedule A

TRANSACTIONS UNDER PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

EXHIBIT K A-1

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to all of its right, title and interest in and to the Intercompany Note, dated [            ], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Promissory Note”), made by 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP and certain Subsidiaries of the Borrower or any other Person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Group Members may become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Agents and Borrower, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

8POINT3 ENERGY PARTNERS LP

By:
Name:
Title:

[ ]

By:
Name:
Title:

EXHIBIT K A-2

EXHIBIT L TO

CREDIT AND GUARANTY AGREEMENT

JOINDER AGREEMENT

(Incremental Facility)

THIS JOINDER AGREEMENT, dated as of [             , 20     ] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), 8POINT3 OPERATING COMPANY, LLC, a Delaware limited liability company (“Borrower”), 8POINT3 ENERGY PARTNERS LP, a Delaware limited partnership (“Partnership”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“Credit Agricole CIB”), as Administrative Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among Borrower, the Partnership, certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Borrower may increase the existing Revolving Commitments and/or receive New Term Loan Commitments by entering into one or more Joinder Agreements with the New Term Loan Lenders and/or New Revolving Loan Lenders, as applicable.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement (this “Agreement”) and it is sophisticated with respect to decisions to make loans similar to those contemplated to be made hereunder and it is experienced in making loans of such type; (ii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent and appoints and authorizes Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to Administrative Agent and Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXHIBIT L-1

Each Lender hereby agrees to make its Commitment on the following terms and conditions1:

1.	Applicable Margin. The Applicable Margin for each Series [ ] New Term Loan shall mean, as of any date of determination, [ ] % per annum.

2.	Principal Payments. Borrower shall make principal payments on the Series [ ] New Term Loans in installments on the dates and in the amounts set forth below:

(A) Payment Date	(B) Scheduled Repayment of Series [ ] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
TOTAL	$

3.	Maturity Date. The Maturity Date for the Series [ ] New Term Loan shall be [ ].

4.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [ ] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [ ] New Term Loans in accordance with Sections 2.12 and 2.13 of the Credit Agreement, respectively.

5.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow [Series [ ] New Term Loans] from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: ,

b.	Amount of Proposed Borrowing: $

c.	Interest rate option: ☐ a. Base Rate Loan(s)

                                                               ☐ b. Eurodollar Rate Loans with an initial Interest

Period of month(s)

[1]	Insert completed items 1-5 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.23 of the Credit Agreement (or agreed to by the Required Lenders).

EXHIBIT L-2

6.	Other Fees. Borrower agrees to pay each [New Term Loan Lender] [New Revolving Loan Lender] its Pro Rata Share of an aggregate fee equal to [ , ] on [ , ].

7.	[New Lenders. Each [New Term Loan Lender] [New Revolving Loan Lender] acknowledges and agrees that upon its execution of this Agreement [and the making of Series [ ] New Term Loans] that such [New Term Loan Lender] [New Revolving Loan Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][2]

8.	Credit Agreement Governs. Except as set forth in this Agreement, [New Revolving Loans] [New Revolving Loan Commitments] [Series [ ] New Term Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer and Borrower hereby certify that:

i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing, if any, contemplated hereby that would constitute a Default or an Event of Default; and

iii.	Borrower has paid to Administrative Agent the fees payable on or before the date hereof referred to in Section 2.11(a) of the Credit Agreement and all expenses payable pursuant to Section 10.2 which have accrued to the date hereof and been invoiced to Borrower.

iv.	(a) The Commercial Operation Date for the Quinto Project has occurred on or prior to the date hereof or (b) SunPower has paid Capacity Buy-Down Damages in respect of the Quinto Project and such payment has been applied in accordance with Section 2.13(d) of the Credit Agreement.

v.	The Delayed Draw Term Loan Commitments have been (a) utilized in full or (b) terminated.

vi.	Borrower is in pro forma compliance with the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter after giving effect to such [New Revolving Loan Commitments] [New Term Loan Commitments], and any acquisition of an Acceptable Project, as applicable.

[2]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT L-3

vii.	[The project which the proceeds of the Proposed Borrowing will be used to acquire is an Acceptable Project acquired pursuant to a Permitted Acquisition Transaction and either (i) (x) the Project Owner of the Acceptable Project is not a subsidiary of the Borrower and a Restricted Subsidiary under the Credit Agreement and (y) the aggregate principal amount of New Term Loans used by Project Owners of the type described in clause (x) to acquire Acceptable Projects, after giving effect to the Permitted Acquisition Transaction contemplated hereunder, does not exceed $75,000,000 or (ii) Borrower has designated such Project Owner (and each Non-Guarantor Subsidiary that owns, directly or indirectly, the Equity Interests in such Project Owner) as a “Restricted Subsidiary” under the Credit Agreement.][3]

11.	Borrower Covenants. By its execution of this Agreement, Borrower hereby covenants that:

i.	Borrower shall make any payments required pursuant to Section 2.17(c) of the Credit Agreement in connection with the [New Revolving Loan Commitments] [New Term Loan].

ii.	Borrower shall deliver or cause to be delivered the following legal opinions and documents: [ ], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement.

12.	Eligible Assignee. By its execution of this Agreement, each [New Term Loan Lender] [New Revolving Loan Lender] represents and warrants that it is an Eligible Assignee and the consents of each of the Administrative Agent, Issuing Banks, Swing Line Lender and Borrower have been obtained, as necessary.

13.	Notice. For purposes of the Credit Agreement, the initial notice address of each [New Term Loan Lender] [New Revolving Loan Lender] shall be as set forth below its signature below.

14.	Non-US Lenders. For each [New Revolving Loan Lender] [New Term Loan Lender] that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [New Revolving Loan Lender] [New Term Loan Lender] may be required to deliver to Administrative Agent pursuant to Section 2.19(c) of the Credit Agreement.

15.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the [Series [ ] New Term Loans] [New Revolving Loans] made by [New Term Loan Lenders] [New Revolving Loan Lenders] in the Register.

16.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

17.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

[3]	Insert bracketed language for New Term Loans.

EXHIBIT L-4

18.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

19.	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER.

20.	Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

21.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

22.	Credit Document. This Agreement shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents (it being understood that for the avoidance of doubt this Agreement may be amended or waived solely by the parties hereto as set forth in Section 16 above).

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EXHIBIT L-5

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                     ,                     ] .

[NAME OF LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

8POINT3 OPERATING COMPANY, LLC

By:
Name:
Title:

8POINT3 ENERGY PARTNERS LP

By:
Name:
Title:

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Consented to by:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent

By:
Authorized Signatory

EXHIBIT L-6

SCHEDULE A

TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	[New Term Loan Commitment]	$
[New Revolving Loan Commitment]
Total		$

EXHIBIT L-7

EXHIBIT M TO

CREDIT AND GUARANTY AGREEMENT

INCUMBENCY CERTIFICATE

OF[                    ]

Reference is made to the Credit and Guaranty Agreement, dated as of [●], 2015; terms not defined herein shall have the meanings as therein defined), by and among 8POINT3 OPERATING COMPANY, LLC (“Borrower”), 8POINT3 ENERGY PARTNERS LP (“Partnership”), certain Subsidiaries of Borrower, as Guarantors, the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

The following persons are now duly elected and qualified officers of [                    ], each holding the respective office or offices indicated next to his or her name below, and the signature set forth opposite his or her name below is the true and genuine signature of such officer, and such officer is duly authorized to execute and deliver, on behalf of [                    ], the Credit Documents to which it is a party and any certificate or other document to be delivered it pursuant to the Credit Documents:

Name	Office	Signature

[Remainder of page intentionally left blank]

EXHIBIT M-1

IN WITNESS WHEREOF, I have caused this Certificate to be duly executed and delivered as of the date and at the place first written above.

By:
Name:
Title:	Secretary

I, [                     ], the [Chief Financial Officer] of [Borrower] [Partnership], hereby certify that [Name of Secretary] is the duly elected, qualified and acting Secretary of [Borrower] [Partnership] and that the signature appearing above is [his/her] true and genuine signature.

By:
Name:
Title:	[Chief Financial Officer]

EXHIBIT M-2

EXHIBIT N TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE JOINDER AGREEMENT

This CLOSING DATE JOINDER AGREEMENT, dated                      (this “Joinder Agreement”) is delivered by the undersigned (each a “Closing Date Guarantor’) pursuant to that certain Credit and Guaranty Agreement, dated as of [●], 2015 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not defined herein shall have the meanings as therein defined), by and among 8POINT3 OPERATING COMPANY, LLC (“Borrower”), the Lenders party thereto from time to time, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent, and the other Persons party thereto.

Section 1. Pursuant to Section 3.2(a) of the Credit Agreement, each Closing Date Guarantor hereby:

(a) agrees that this Joinder Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, such Closing Date Guarantor becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof and assumes all obligations of a Guarantor contained in the Credit Agreement and the other Credit Documents;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to such Closing Date Guarantor is true and correct in all material respects both before and after giving effect to this Joinder Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(c) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement.

Section 2. Each Closing Date Guarantor agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Joinder Agreement. Neither this Joinder Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Joinder Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement. In case any provision in or obligation under this Joinder Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

EXHIBIT N-1

THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT N-2

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF CLOSING DATE GUARANTOR]

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT N-3